                                                                      EXHIBIT 99

                         INDEX TO FINANCIAL INFORMATION


                                                                                Page
                                                                                ----

(a) HISTORICAL FINANCIAL INFORMATION

REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........................     F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995 (Restated)...     F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1996, 1995 and 1994 (Restated).............................     F-6
  Notes to Consolidated Financial Statements (Restated).....................     F-7
  Supplemental Consolidated Balance Sheets as of March 31, 1997
    (Unaudited) and December 31, 1996 and 1995..............................    F-28
  Supplemental Consolidated Statements of Operations for the Three Months
    Ended March 31, 1997 and 1996 (Unaudited) and for the Years Ended
    December 31, 1996, 1995 and 1994........................................    F-29
  Supplemental Consolidated Statements of Shareholders' Equity for the
    Years Ended December 31, 1996, 1995 and 1994............................    F-30
  Supplemental Consolidated Statements of Cash Flows for the Three Months
    Ended March 31, 1997 and 1996 (Unaudited) and for the Years Ended
    December 31, 1996, 1995 and 1994........................................    F-31
  Notes to Supplemental Consolidated Financial Statements...................    F-32

AUTONATION INCORPORATED AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........................    F-53
  Consolidated Balance Sheets as of December 29, 1996 and
    December 31, 1995.......................................................    F-54
  Consolidated Statements of Operations for the 52-Week Period Ended
    December 29, 1996 and for the Period from Inception (September 12,
    1995) to December 31, 1995..............................................    F-55
  Consolidated Statements of Stockholders' (Deficit) Equity for the 52-Week
    Period Ended December 29, 1996 and for the Period from Inception
    (September 12, 1995) to December 31, 1995...............................    F-56
  Consolidated Statements of Cash Flows for the 52-Week Period Ended
    December 29, 1996 and for the Period from Inception (September 12, 1995)
    to December 31, 1995....................................................    F-57
  Notes to Consolidated Financial Statements................................    F-58

GRUBB AUTOMOTIVE
  Report of Independent Auditors............................................    F-66
  Combined Balance Sheets as of December 31, 1996 and 1995..................    F-67
  Combined Statements of Income for the Years Ended December 31, 1996
    and 1995................................................................    F-68
  Combined Statements of Shareholders' Equity for the Years Ended
    December 31, 1996 and 1995..............................................    F-69
  Combined Statements of Cash Flows for the Years Ended
    December 31, 1996 and 1995..............................................    F-70
  Notes to Combined Financial Statements....................................    F-71

SHAD MANAGEMENT COMPANY AND CONSOLIDATED INVESTEES
  Independent Auditors' Report..............................................    F-85
  Consolidated Balance Sheets as of March 31, 1997 (Unaudited) and
    December 31, 1996.......................................................    F-86
  Consolidated Statements of Operations and Retained Earnings for the
    Period from January 1, to March 31, 1997 and 1996 (Unaudited) and for
    the Period from April 1, 1996 to December 31, 1996......................    F-88
  Consolidated Statements of Cash Flows for the Period from January 1, to
    March 31, 1997 and 1996 (Unaudited) and for the Period from April 1,
    1996 to December 31, 1996...............................................    F-89
  Notes to Consolidated Financial Statements................................    F-91

BLEDSOE DODGE, INC.
  Report of Independent Accountants.........................................    F-97
  Balance Sheets as of March 31, 1997 (Unaudited) and
    December 31, 1996 and 1995..............................................    F-98
  Statements of Operations for the Three Months Ended March 31, 1997
    and 1996 (Unaudited) and for the Years Ended December 31, 1996
    and 1995................................................................    F-99
  Statements of Shareholders' Equity for the Years Ended December 31, 1996
    and 1995................................................................   F-100
  Statements of Cash Flows for the Three Months Ended March 31, 1997
    and 1996 (Unaudited) and for the Years Ended December 31, 1996
    and 1995................................................................   F-101
  Notes to Financial Statements.............................................   F-102

SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY
  Independent Auditors' Report..............................................   F-108
  Consolidated Balance Sheets as of March 31, 1997 (Unaudited)
    and December 31, 1996 and 1995..........................................   F-109
  Consolidated Statements of Income for the Three Months Ended March 31,
    1997 and 1996 (Unaudited) and for the Years Ended December 31, 1996
    and 1995................................................................   F-110
  Consolidated Statements of Shareholders' Equity for the Three Months Ended
    March 31, 1997 (Unaudited) and for the Years Ended December 31, 1996
    and 1995................................................................   F-111
  Consolidated Statements of Cash Flows for the Three Months Ended
    March 31, 1997 and 1996 (Unaudited) and for the Years Ended
    December 31, 1996 and 1995..............................................   F-112
  Notes to the Consolidated Financial Statements............................   F-113

CHESROWN AUTOMOTIVE GROUP
  Independent Auditors' Report..............................................   F-118
  Balance Sheets as of December 31, 1996 and March 31, 1997 (Unaudited).....   F-119
  Statements of Income and Accumulated Deficit for the Year Ended
    December 31, 1996 and for the Three Months Ended March 31, 1997
    and 1996 (Unaudited)....................................................   F-120
  Statements of Cash Flows for the Year Ended December 31, 1996 and for the
    Three Months Ended March 31, 1997 and 1996 (Unaudited)..................   F-121
  Notes to Financial Statements.............................................   F-122

BANKSTON AUTOMOTIVE GROUP
  Report of Independent Auditors............................................   F-129
  Combined Balance Sheet as of March 31, 1997...............................   F-130
  Combined Statement of Operations for the Year Ended March 31, 1997........   F-132
  Combined Statement of Owners' Deficit for the Year Ended March 31, 1997...   F-133
  Combined Statement of Cash Flows for the Year Ended March 31, 1997........   F-134
  Notes to Combined Financial Statements....................................   F-135

DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC. AND RELATED ENTITIES
  Report of Independent Public Accountants..................................   F-141
  Combined Balance Sheets as of March 31, 1997 (Unaudited) and
    December 31, 1996.......................................................   F-142
  Combined Statements of Income for the Three Months Ended March 31, 1997
    and 1996 (Unaudited) and for the Year Ended December 31, 1996...........   F-143
  Combined Statements of Changes In Owners' Equity for the Three Months
    Ended March 31, 1997 (Unaudited) and the Year Ended
    December 31, 1996.......................................................   F-144
  Combined Statement of Cash Flows for the Three Months Ended March 31, 1997
    and 1996 (Unaudited) and the Year Ended December 31, 1996...............   F-145
  Notes to Combined Financial Statements....................................   F-146

JOHN LANCE COMPANY
  Independent Auditors' Report..............................................   F-156
  Combined Balance Sheets as of March 31, 1997 (Unaudited) and
    December 31, 1996.......................................................   F-157
  Combined Statements of Operations for the Three Month Periods Ended
    March 31, 1997  and 1996 (Unaudited) and for the Year Ended
    December 31, 1996.......................................................   F-159
  Combined Statement of Stockholders' and Members' Equity for the Three
    Month Period Ended March 31, 1997 (Unaudited) and for the Year Ended
    December 31, 1996........................................................  F-160
  Combined Statements of Cash Flows for the Three Month Periods Ended
    March 31, 1997 and 1996 (Unaudited) and for the Year Ended
    December 31, 1996.......................................................   F-161
  Notes to Combined Financial Statements....................................   F-163

(b) PRO FORMA FINANCIAL INFORMATION

REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, ED MULLINAX, INC., GRUBB
AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP, AAA DISPOSAL SERVICE, INC., YORK WASTE
DISPOSAL, INC., SHAD MANAGEMENT COMPANY, BANKSTON AUTOMOTIVE GROUP AND
JOHN LANCE COMPANY
  Unaudited Condensed Consolidated Pro Forma Financial Statements...........   F-169
  Unaudited Condensed Consolidated Pro Forma Balance Sheet as of
    March 31, 1997..........................................................   F-170
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for
    the Three Months Ended March 31, 1997...................................   F-171
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for
    the Year Ended December 31, 1996........................................   F-172
  Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements..   F-173

(c) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (RESTATED)....................................   F-174

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets (restated) of Republic Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     We have also made similar audits of the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. The supplemental consolidated statements give retroactive effect to the mergers with Flemington Car and Truck Country and certain related dealerships on May 29, 1997, Spirit Rent-A-Car, Inc. and subsidiary on May 9, 1997, Chesrown Automotive Group on May 12, 1997 and Bledsoe Dodge, Inc. on May 8, 1997, which have been accounted for under the pooling of interests method of accounting as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, after giving retroactive effect to the mergers with Flemington Car and Truck Country and certain related dealerships, Spirit Rent-A-Car, Inc. and subsidiary, Chesrown Automotive Group and Bledsoe Dodge, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 10, 1997.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (RESTATED)
                               AS OF DECEMBER 31,
                       (IN MILLIONS, EXCEPT SHARE DATA)

                                                                 1996          1995
                                                              ----------    ----------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  299.5      $  345.6
  Receivables, net..........................................     535.7         428.7
  Revenue earning vehicles, net.............................   3,495.2       2,922.8
  Advances to affiliate.....................................     247.5            --
  Inventory.................................................     185.4         178.7
  Other current assets......................................     149.8         145.8
                                                              --------      --------
          Total Current Assets..............................   4,913.1       4,021.6
PROPERTY AND EQUIPMENT, NET.................................   1,065.0         790.0
INTANGIBLE ASSETS, NET......................................     260.1         156.9
INVESTMENT IN SUBSCRIBER ACCOUNTS, NET......................      92.4          42.2
OTHER ASSETS................................................      39.7          30.1
                                                              --------      --------
                                                              $6,370.3      $5,040.8
                                                              ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  270.7      $  221.2
  Accrued liabilities.......................................     200.0         158.4
  Estimated liability insurance claims......................     222.2         119.2
  Revenue earning vehicle debt..............................   2,688.8       3,040.7
  Notes payable and current maturities of long-term debt....     184.1         197.7
  Other current liabilities.................................      94.2          81.5
                                                              --------      --------
          Total Current Liabilities.........................   3,660.0       3,818.7
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................     348.0         293.7
LONG-TERM REVENUE EARNING VEHICLE DEBT......................     799.6            --
OTHER LIABILITIES...........................................     210.7         210.6
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued.........................        --            --
  Common stock, par value $.01 per share; 500,000,000 and
     350,000,000 shares authorized, respectively;
     296,829,054 and 248,013,006 shares issued and
     outstanding, respectively..............................       3.0           2.5
  Additional paid-in capital................................   1,343.0         629.1
  Retained earnings.........................................       6.0          86.2
                                                              --------      --------
          Total Shareholders' Equity........................   1,352.0         717.8
                                                              --------      --------
                                                              $6,370.3      $5,040.8
                                                              ========      ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)
                        FOR THE YEARS ENDED DECEMBER 31,
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                1996         1995         1994
                                                             --------     --------     --------
REVENUE:
  Automotive rentals.......................................  $2,567.1     $1,886.4     $1,222.3
  Automotive sales.........................................   1,410.5      1,000.3        858.3
  Solid waste services.....................................     701.2        450.4        317.9
  Electronic security services.............................      85.3         49.8         41.9
                                                             --------     --------     --------
                                                              4,764.1      3,386.9      2,440.4
EXPENSES:
  Automotive rental operating expenses.....................   2,061.4      1,517.0        910.3
  Cost of automotive sales.................................   1,269.9        872.3        743.7
  Cost of solid waste services.............................     512.4        307.5        213.6
  Cost of electronic security services.....................      37.3         20.6         20.6
  Selling, general and administrative......................     795.2        602.8        467.4
  Restructuring and merger expenses........................      38.3          3.3           --
                                                             --------     --------     --------
OPERATING INCOME ..........................................      49.6         63.4         84.8
INTEREST INCOME............................................      30.8         21.0          6.4
INTEREST EXPENSE...........................................     (43.9)       (33.5)       (20.2)
OTHER INCOME (EXPENSE), NET................................       5.5          5.1         (2.6)
                                                             --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND EXTRAORDINARY CHARGE...........................      42.0         56.0         68.4
PROVISION FOR INCOME TAXES.................................      43.0         31.3         29.8
                                                             --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY CHARGE.....................................      (1.0)        24.7         38.6
EXTRAORDINARY CHARGE RELATED TO EARLY EXTINGUISHMENT OF
  DEBT, NET OF BENEFIT FOR INCOME TAXES OF $15.0...........     (31.6)          --           --
                                                             --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................     (32.6)        24.7         38.6
                                                             --------     --------     --------
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations, net of income
     taxes.................................................        --          5.4         (2.8)
  Loss on disposal of segment, net of income tax benefit...        --        (30.5)          --
                                                             --------     --------     --------
  Loss from discontinued operations........................        --        (25.1)        (2.8)
                                                             --------     --------     --------
NET INCOME (LOSS)..........................................  $  (32.6)    $    (.4)    $   35.8
                                                             ========     ========     ========
FULLY DILUTED INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE:
  Income (loss) from continuing operations before
     extraordinary charge..................................  $     --     $    .11     $    .25
  Extraordinary charge.....................................      (.12)          --           --
  Discontinued operations..................................        --         (.12)        (.02)
                                                             --------     --------     --------
  Net income (loss)........................................  $   (.12)    $     --     $    .23
                                                             ========     ========     ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (RESTATED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN MILLIONS)

                                                              COMMON     ADDITIONAL      RETAINED
                                                              STOCK    PAID-IN CAPITAL   EARNINGS
                                                              ------   ---------------   ---------
BALANCE AT DECEMBER 31, 1993................................   $1.5       $  230.3         $103.6
  Sales of common stock.....................................     .1           16.5             --
  Distributions to former owners of pooled companies........     --             --          (25.7)
  Other.....................................................     --           21.1            1.2
  Net income................................................     --             --           35.8
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1994................................    1.6          267.9          114.9
  Sales of common stock and warrants........................     .4          262.0             --
  Stock issued in acquisitions..............................     .2           83.9             --
  Exercise of stock options and warrants....................     --           15.7             --
  Reclassification of additional paid-in capital to effect
     the spin-off...........................................     --          (36.3)          36.3
  Spin-off of Republic Environmental Systems, Inc...........     --             --          (23.6)
  Contributions to capital from former owners
     of pooled companies....................................     --           29.8             --
  Distributions to former owners of pooled companies........     --             --          (41.0)
  Other.....................................................     .3            6.1             --
  Net loss..................................................     --             --            (.4)
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1995................................    2.5          629.1           86.2
  Sales of common stock.....................................     .2          550.7             --
  Stock issued in acquisitions..............................     .2          101.2             --
  Exercise of stock options and warrants....................     .1           43.7             --
  Contributions to capital from former owners of pooled
     companies..............................................     --           21.9             --
  Distributions to former owners of pooled companies........     --             --          (48.2)
  Other.....................................................     --           (3.6)            .6
  Net loss..................................................     --             --          (32.6)
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1996................................   $3.0       $1,343.0         $  6.0
                                                               ====       ========         ======

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (IN MILLIONS)

                                                             1996          1995          1994
                                                          ---------     ---------     ---------
CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations..............  $   (32.6)    $    24.7     $    38.6
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Restructuring, merger and other non-recurring
       expenses.........................................       95.5           3.3            --
     Loss on extinguishment of debt, net of income
       taxes............................................       31.6            --            --
     Depreciation and amortization......................      847.6         629.7         415.2
     Changes in assets and liabilities, net of effects
       from business acquisitions:
       Receivables......................................     (102.3)        (29.3)        (37.2)
       Inventory........................................       (1.4)        (41.5)        (12.0)
       Other assets.....................................      (47.9)          3.0           9.7
       Accounts payable and accrued liabilities.........       68.9          84.4           6.0
       Other liabilities................................      128.7          22.8           8.8
                                                          ---------     ---------     ---------
                                                              988.1         697.1         429.1
                                                          ---------     ---------     ---------
CASH PROVIDED BY DISCONTINUED OPERATIONS................         --           6.1          12.2
                                                          ---------     ---------     ---------
CASH USED IN INVESTING ACTIVITIES:
  Purchases of revenue earning vehicles from third party
     suppliers..........................................   (3,999.1)     (2,806.0)     (2,762.6)
  Purchases of revenue earning vehicles from related
     party suppliers....................................     (631.3)       (351.7)       (551.2)
  Sales of revenue earning vehicles.....................    3,356.4       2,841.6       2,673.7
  Purchases of property and equipment...................     (251.7)       (221.9)       (153.4)
  Advances to affiliate.................................     (243.4)           --            --
  Investment in subscriber accounts.....................      (41.4)        (16.0)        (17.5)
  Cash used in business acquisitions....................      (47.0)     (1,331.7)        (11.8)
  Other.................................................       46.5          90.7         147.1
                                                          ---------     ---------     ---------
                                                           (1,811.0)     (1,795.0)       (675.7)
                                                          ---------     ---------     ---------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.........  (17,414.3)     (9,972.4)     (3,071.3)
  Proceeds from revenue earning vehicle financing.......   17,732.5      11,094.3       3,348.8
  Payments of long-term debt and notes payable..........     (563.7)       (211.4)       (200.2)
  Proceeds from long-term debt and notes payable........      512.1         188.2         129.0
  Sales of common stock.................................      550.9         262.4          16.5
  Other.................................................      (40.7)         31.0          11.9
                                                          ---------     ---------     ---------
                                                              776.8       1,392.1         234.7
                                                          ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (46.1)        300.3            .3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........      345.6          45.3          45.0
                                                          ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $   299.5     $   345.6     $    45.3
                                                          =========     =========     =========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
               (ALL TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Consolidated Financial Statements include the accounts of Republic Industries, Inc. and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in
Note 11, Discontinued Operations, these segments have been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying Consolidated Financial Statements include the financial position and results of operations of National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina"), which the Company acquired in February 1997, and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Consolidated Financial Statements have been restated as if the Company and National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception. See
Note 2, Business Combinations, for further discussion of these transactions.

     All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996, as more fully described in Note 6, Shareholders' Equity.

RECEIVABLES

     Receivables include trade accounts receivable from the Company's various operating business segments which consist of amounts due from retail and service customers and travel agents and tour operators. Receivables also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase and incentive programs and from vehicle renters for damages incurred on revenue earning vehicles.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of receivables, net of allowance for doubtful accounts at December 31 are as follows:

                                                                1996       1995
                                                              --------   --------
Trade.......................................................   $286.3     $219.7
Vehicle.....................................................    226.6      185.2
Contracts in transit........................................     19.3       16.9
Other.......................................................     19.5       16.9
                                                               ------     ------
                                                                551.7      438.7
Less: allowance for doubtful accounts.......................    (16.0)     (10.0)
                                                               ------     ------
                                                               $535.7     $428.7
                                                               ======     ======

INVESTMENTS

     Investments have a maturity of one year or less, are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximate market value. Investments are included in other current assets in the accompanying Consolidated Balance Sheets.

     Investments at December 31 are as follows:

                                                               1996       1995
                                                              -------    -------
Eurodollar deposits.........................................   $  --      $26.7
Repurchase agreements.......................................    20.2       24.0
Certificates of deposit.....................................     1.0       13.5
Other.......................................................     1.7        3.8
                                                               -----      -----
                                                               $22.9      $68.0
                                                               =====      =====

     Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from four to twenty months in the United States and from four to nine months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged vehicles, and gains and losses on revenue earning vehicle sales in the ordinary course of business. Depreciation expense related to revenue earning vehicles was $732.3 million, $545.7 million, and $352.5 million for the years ended December 31, 1996, 1995 and 1994, respectively, and is included as a component of vehicle rental operating expenses in the accompanying Consolidated Statements of Operations.

     A summary of revenue earning vehicles at December 31 is as follows:

                                                                 1996          1995
                                                              ----------    ----------
Revenue earning vehicles....................................   $3,906.4      $3,245.2
Less: accumulated depreciation..............................     (411.2)       (322.4)
                                                               --------      --------
                                                               $3,495.2      $2,922.8
                                                               ========      ========

     Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to twenty-four months. The agreements contain varying mileage and damage limitations.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to twelve months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges were $1.8 million, $13.2 million and $2.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

INVENTORY

     Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses, including reconditioning and transportation costs. Parts and accessories are valued at the lower of cost or market, using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Interest costs are capitalized in connection with the construction of automotive rental facilities and landfill sites. Interest capitalized was $2.4 million, $3.3 million, and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Depreciation, amortization and depletion expense related to property and equipment was $93.2 million, $71.4 million and $54.6 million in 1996, 1995 and 1994, respectively.

     A summary of property and equipment at December 31 is as follows:

                                                                 1996         1995
                                                              ----------    ---------
Land, landfills and improvements............................   $  451.5    $  376.0
Furniture, fixtures, trucks and equipment...................      657.1       408.3
Buildings and improvements..................................      355.1       287.2
                                                               --------    --------
                                                                1,463.7     1,071.5
Less: accumulated depreciation, amortization and
  depletion.................................................     (398.7)     (281.5)
                                                               --------    --------
                                                               $1,065.0    $  790.0
                                                               ========    ========

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $12.8 million, $8.2 million and $4.7 million, in 1996, 1995 and 1994, respectively. Accumulated amortization of intangible assets was $47.6 million and $30.4 million at December 31, 1996 and 1995, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

INVESTMENT IN SUBSCRIBER ACCOUNTS

     Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over ten years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $9.3 million, $4.4 million and $3.4 million in 1996, 1995 and 1994, respectively. Accumulated amortization of investment in subscriber accounts was $20.7 million and $11.4 million at December 31, 1996 and 1995, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at December 31, 1996, approximately $53.7 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's vehicle rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     As discussed in Note 8, Commitments and Contingencies, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

LIABILITY INSURANCE

     The Company retains up to $1.0 million of risk per claim under its various liability insurance programs for property damage and bodily injury claims. Costs in excess of $1.0 million per claim are insured under various contracts with insurance carriers. The costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures. In 1996, the Company changed its method of accounting for estimated auto rental liability insurance claims by no longer discounting such liability. The effect of this change was not material to the Company's consolidated financial position or results of operations.

REVENUE RECOGNITION

     Revenue from the Company's automotive rental operations consists primarily of fees from rentals and the sale of related rental products from the leisure and business travel segments. Revenue from the Company's automotive retailing operations consists of sales of new and used vehicles, parts and service. Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue over the period vehicles are rented, services are provided or products are sold.

FINANCIAL INSTRUMENTS

     The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the Consolidated Balance Sheets and were not material at December 31, 1996 or 1995.

ADVERTISING

     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1996 or 1995. Advertising expense was $138.6 million, $108.4 million and $78.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the Statements of Cash Flows.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996. This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies,"

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company early adopted SOP 96-1 in 1996 without material impact on its consolidated results of operations or financial position.

2.  BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company will issue Common Stock valued at approximately $45.0 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In April 1997, the Company signed a definitive agreement to acquire De La Cruz Auto Group ("De La Cruz"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In March 1997, the Company signed a definitive agreement to acquire Tempe Toyota and related entities ("Tempe"), which operate one franchised automotive dealership and two used automotive dealerships. The Company will issue Common Stock valued at approximately $48.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $129.8 million in such transactions which will be accounted for under the purchase method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals.

COMPLETED ACQUISITIONS

     Significant businesses acquired through March 31, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Supplemental Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1996 and accounted for under the purchase method of accounting are included in the Supplemental Consolidated Financial Statements from the date of acquisition.

     In May 1997, the Company acquired Flemington Car and Truck Country and certain related dealerships ("Flemington"), which own and operate twelve franchised automotive dealerships. The Company issued approximately 2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit Rent-A-Car, Inc. ("Spirit"), which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown Automotive Group ("Chesrown"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe Dodge, Inc. ("Bledsoe"), which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

The Company's unaudited pro forma consolidated results of operations assuming the acquisitions of Flemington, Spirit, Chesrown and Bledsoe had been consummated as of December 31, 1996 are as follows:


                                        Years Ended December 31,
                                    --------------------------------
                                      1996       1995       1994
                                    --------   --------   --------
    Revenue .................       $5,644.1   $4,088.1   $3,039.3
                                    ========   ========   ========

    Net income (loss) .......       $  (29.5)  $    6.4   $   38.8
                                    ========   ========   ========
    Net income (loss) per
       common and common
       equivalent share......       $   (.10)  $    .03   $    .23
                                    ========   ========   ========

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retail, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 3.0 million shares of Common Stock and paid approximately $40.4 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 8.9 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the Company and National, Maroone, Wallace, Taormina and Carlisle (collectively, the "Pooled Entities") for the periods before the pooling of interests combinations were consummated are as follows for the years ended December 31:

                                                    1996          1995          1994
                                                 ----------    ----------    ----------
Revenue:
  The Company..................................   $2,365.5      $1,791.4      $1,595.8
  Pooled Entities..............................    2,398.6       1,595.5         844.6
                                                  --------      --------      --------
                                                  $4,764.1      $3,386.9      $2,440.4
                                                  ========      ========      ========
Net income (loss):
  The Company..................................   $  (59.5)     $  (26.6)     $   27.2
  Pooled Entities..............................       26.9          26.2           8.6
                                                  --------      --------      --------
                                                  $  (32.6)     $    (.4)     $   35.8
                                                  ========      ========      ========

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operates used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this acquisition which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired The Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting. The pro forma effect of this acquisition is not material to the Company's Consolidated Results of Operations.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting. The Company's unaudited pro forma consolidated results of operations for the years ended December 31, assuming the acquisition of Old National had occurred on January 1, 1994 are as follows:

                                                    1995             1994
                                                 ----------       ----------
Revenue........................................   $3,732.4         $3,187.8
                                                  ========         ========

Income from continuing operations..............   $   23.9         $   54.8
                                                  ========         ========

Fully diluted income from continuing
  operations per common and common equivalent
  share........................................   $    .10         $    .31
                                                  ========         ========

     The unaudited pro forma consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what results of operations would have been had the Company owned and operated Old National as of January 1, 1994.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) for the years ended December 31 were as follows:

                                                          1996        1995          1994
                                                        -------     --------      ------
Revenue earning vehicles..............................  $  79.3     $1,455.2      $   --
Property and equipment................................    114.2         99.3        45.3
Investment in subscriber accounts.....................     18.1           --          --
Intangible assets.....................................    105.0        100.1        18.8
Working capital (deficiency), net of cash acquired....    (19.1)        16.8       (10.5)
Long-term debt assumed................................   (127.5)      (124.3)      (15.5)
Other liabilities, net................................    (21.6)      (131.3)      (17.9)
Common stock issued...................................   (101.4)       (84.1)       (8.4)
                                                        -------     --------      ------
Cash used in acquisitions.............................  $  47.0     $1,331.7      $ 11.8
                                                        =======     ========      ======

3.   REVENUE EARNING VEHICLE DEBT

     Revenue earning vehicle debt at December 31 consists of the following:

                                                                 1996         1995
                                                              ---------    ---------
Amounts under $1.4 billion loan agreement with termination
  date of March 1998; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based
  on market dictated commercial paper rates.................  $ 1,396.9     $  579.0
Senior secured notes payable with interest at fixed rates
  ranging from 5.58% to 7.08% with various maturity dates
  secured by eligible vehicle collateral and vehicle
  receivable balances; repaid in 1996.......................         --        445.5
Amounts under $1.1 billion ($1.5 billion at December 31,
  1995) commercial paper program terminating May 1998;
  secured by eligible vehicle collateral and vehicle
  receivable balances; weighted average interest rate
  was 5.47% and 5.81% in 1996 and 1995, respectively........      856.3      1,429.2
Medium term notes payable, interest payable monthly at
  floating or fixed rates (average fixed rate at December
  31, 1996 was 7.12% and floating rate based on 3 month
  LIBOR plus .5% was 5.97% at December 31, 1996), due in
  July 2001.................................................      799.6           --
Amounts under $250.0 million loan agreement with termination date of September 19, 1997; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based on market dictated commercial paper rates; repaid in
  1996......................................................         --        236.4
Amounts under various uncommitted revolving lease facilities with financing institutions in United Kingdom; secured by
  eligible vehicle collateral; interest based on an as
  quoted basis dictated by market competition; no stated
  expiration dates, reviewed annually.......................      143.5        157.1
Other, including amounts to be financed after period end,
  under various revolving credit agreements and lease
  facilities................................................      292.1        193.5
                                                              ---------     --------
                                                                3,488.4      3,040.7
Less: long-term portion.....................................     (799.6)          --
                                                              ---------     --------
                                                              $ 2,688.8     $3,040.7
                                                              =========     ========

     In November 1996, the Company refinanced a substantial portion of Alamo's notes payable and lines of credit secured by revenue earning vehicles through an increase in its commercial paper loan agreement from $580.0 million to $1.4 billion. Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.66%, 6.78% and 6.02% at December 31, 1996, 1995 and 1994, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1996 and 1995, the Company effectively converted interest rates on the following notional principal amounts:

                                                                              LATEST
                                                        1996       1995      MATURITY
                                                      --------   --------   -----------
Variable-rate (capped) into fixed-rate
  obligations.......................................   $150.0      $175.0   August 1998
Variable-rate into fixed-rate obligations...........    651.9       350.0   December 2006
                                                       ------      ------
Aggregate notional principal........................   $801.9      $525.0
                                                       ======      ======

4.  LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable at December 31 is as follows:

                                                                           1996        1995
                                                                         --------    --------
$250.0 million revolving credit facility; interest payable
  monthly using either a competitive bid feature or LIBOR
  based rate; matures December 1998; unsecured........................   $ 150.0     $    --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.19% or 1% above prime; payable in monthly
  installments;  secured by real property; repaid in 1997.............      25.2       110.5
Revolving credit facility, secured by the stock of certain
  of the Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 0% to 2.75%, repaid in 1996....................        --        16.4
Amounts under United Kingdom $17.1 million revolving credit
  commitment due on demand with 90-day notice; interest
  based on Sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment
  and leaseholds......................................................       6.0        11.4
Bonds payable under loan agreements with California Pollution
  Control Financing Authority; interest varies weekly as
  determined by remarketing agent (3.15% at December 31,
  1996)...............................................................      44.0        29.7
Note payable to Ford Motor Credit Company; interest at
  2.75%-3.00% above commercial paper rate or 1.25% above
  prime; secured by assets of certain of the Company's subsidiaries;
  due 2000-2004.......................................................      26.6        28.2
Amounts due under line of credit with Ford Motor Credit
  Company; interest at 1%-1.75% above prime or commercial
  paper rate; collateralized by the assets of certain of the Company's
  subsidiaries........................................................      19.7         4.0
Mortgages payable to Ford Motor Credit Company; interest at
  .75% above prime or 3.0% above commercial paper rate;
  secured by assets of certain of the Company's subsidiaries; maturing
  through 2011........................................................       8.5         3.8
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 4.8% to 14.0%, maturing through 2015...........................      99.0        99.6
Vehicle inventory credit facilities secured by the Company's vehicle inventory, interest at LIBOR plus 2.75% or 1%
  above prime.........................................................     114.3       130.7
Note payable to bank with interest based on LIBOR or prime
  paid quarterly; secured by a building; repaid in 1996...............        --         8.7
Other notes, secured by equipment and other assets, interest
  ranging from 0% to 21%, maturing through 2010.......................      38.8        48.4
                                                                         -------     -------
                                                                           532.1       491.4
Less: current portion.................................................    (184.1)     (197.7)
                                                                         -------     -------
                                                                         $ 348.0     $ 293.7
                                                                         =======     =======

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250.0 million for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1996, $150.0 million was outstanding and the Company was in compliance with all covenants under the Credit Agreement.

     At December 31, 1996, aggregate maturities of long-term debt were as follows:

1997........................................................  $184.1
1998........................................................   180.1
1999........................................................    20.3
2000........................................................    28.7
2001........................................................    14.7
Thereafter..................................................   104.2
                                                              ------
                                                              $532.1
                                                              ======

     The Company made interest payments on revenue earning vehicle financing and notes payable and long-term debt of approximately $274.2 million, $204.4 million, and $129.0 million in 1996, 1995 and 1994, respectively.

     In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility") with certain banks for a term of five years. Outstanding advances, if any, are payable at the expiration of the five year term. The Credit Facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is determined using either a competitive bid feature or a LIBOR based rate.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds from this facility were used to acquire 15.0 million common shares of ADT Limited ("ADT") as discussed in Note 12. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

5.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of the provision (benefit) for income taxes related to continuing operations for the years ended December 31 are as follows:

                                                               1996       1995       1994
                                                              ------      -----      -----
Current:
  Federal...................................................  $ 41.8      $11.2      $12.3
  State.....................................................     4.0        2.5        2.9
Federal and state deferred..................................   (11.9)      15.7       17.2
Foreign deferred............................................    (8.9)      (1.4)      (2.6)
Change in valuation allowance...............................    18.0        3.3         --
                                                              ------      -----      -----
Provision for income taxes..................................  $ 43.0      $31.3      $29.8
                                                              ======      =====      =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                              1996     1995     1994
                                                              -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%    35.0%
Amortization of intangible assets...........................    3.0      1.3       .4
Non-deductible expenses.....................................   14.6      1.9      1.3
State income taxes, net of federal benefit..................    6.0      4.4      4.7
Change in valuation allowance...............................   42.8      5.9       --
Foreign income tax benefit at other than U.S. rates.........   (3.0)     (.1)      --
Other, net..................................................    4.0      7.5      2.2
                                                              -----    -----    -----
  Effective tax rate........................................  102.4%    55.9%    43.6%
                                                              =====    =====    =====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Consolidated Balance Sheets at December 31 are as follows:

                                                                1996        1995
                                                              -------     -------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $ 260.8      $213.7
  Deferred costs............................................     15.9        17.8
Deferred income tax assets:
  Net operating losses......................................   (102.1)      (43.6)
  Deferred revenue..........................................    (14.4)      (14.9)
  Accruals not currently deductible.........................    (91.1)      (89.6)
Valuation allowance.........................................     62.1        41.9
                                                              -------      ------
Net deferred income tax liability...........................  $ 131.2      $125.3
                                                              =======      ======

     At December 31, 1996, the Company had available domestic net operating loss carryforwards of approximately $253.9 million which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $47.9 million, the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The foreign component of income (loss) from continuing operations before income taxes and extraordinary charge for the years ended December 31, 1996, 1995 and 1994 was $(22.0) million, $(20.8) million and $.8 million, respectively.

     The Company made income tax payments of approximately $13.5 million, $11.6 million and $2.6 million in 1996, 1995 and 1994, respectively.

6.  SHAREHOLDERS' EQUITY

     In May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million shares to 1.5 billion shares.

     In January 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million.

     In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

     In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

     In September 1995, the Company sold 10.0 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $99.0 million.

     In August 1995, the Company sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37.5 million. Mr. Huizenga is the Chairman of the Board and Co-Chief Executive Officer of the Company; Mr. DeGroote is a Director of the Company and Mr. Hudson is Vice Chairman of the Board of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million.

     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     A summary of stock option and warrant transactions for the years ended December 31 is as follows:

                                      1996                      1995                      1994
                             -----------------------   -----------------------   -----------------------
                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                         AVERAGE                   AVERAGE                   AVERAGE
                             SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                             ------   --------------   ------   --------------   ------   --------------
Options and warrants
  outstanding at beginning
  of year..................   49.6        $ 4.87        8.1         $4.54         7.2         $ 4.45
Granted....................    8.7         21.86       45.1          4.92         1.3           4.96
Exercised..................   (5.6)         4.03       (2.9)         4.14          --             --
Canceled...................    (.2)         9.44        (.7)         7.49         (.4)          4.07
                              ----                     ----                       ---
Options and warrants
  outstanding at end of
  year.....................   52.5          7.63       49.6          4.87         8.1           4.54
                              ====                     ====                       ===
Options and warrants
  exercisable at
  year-end.................   38.5          4.12       39.9          3.50         4.3           4.33
Options available for
  future grants............    7.9                      4.3                       5.7

     The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1996:

                                           OUTSTANDING                           EXERCISABLE
                           --------------------------------------------   -------------------------
                                    WEIGHTED-AVERAGE
                                       REMAINING       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES   SHARES   CONTRACTUAL LIFE    EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------   ------   ----------------   ----------------   ------   ----------------
$ 1.05 - $ 2.75..........   24.1          1.22              $ 2.37         23.3         $ 2.40
  2.95 -  12.38..........   17.8          5.15                7.28         14.1           6.10
 12.88 -  33.75..........   10.6          9.38               20.21          1.1          15.76
                            ----                                           ----
  1.05 -  33.75..........   52.5          4.20                7.63         38.5           4.12
                            ====                                           ====

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net loss and pro forma net loss per share would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's pro forma net loss, pro forma net loss per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                           1996             1995
                                                       -------------    -------------
Pro forma net loss...................................    $(50.4)          $ (8.4)
Pro forma net loss per share.........................      (.18)            (.04)
Pro forma weighted average fair value of options
  granted............................................      9.80             5.28
Risk free interest rates.............................  5.98% - 6.17%    5.98% - 6.17%
Expected lives.......................................    5-7 years        5-7 years
Expected volatility..................................       40%              40%

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses incurred by the Company associated with the resolution of this matter. This suit was settled in November 1996 without material impact on the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused AutoNation of infringing CarMax's trademark rights by using the marks AutoNation USA and "The Better Way to Buy a Car." AutoNation denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that AutoNation's use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation seeking unspecified damages and an order enjoining AutoNation from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." In February 1997, AutoNation filed a motion for partial summary judgment on CarMax's dilution claim under Florida law. A trial has been set for June 1998. Although it is impossible to predict the outcome of this litigation, the Company believes that AutoNation has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for businesses of its kind. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage or claims which are ultimately not covered by insurance.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

                                                          1996       1995       1994
                                                         ------     ------     ------
Real property..........................................  $ 45.6     $ 36.1     $ 25.6
Equipment and software.................................    23.8       24.9       22.9
Airport concession and permit fees:
  Minimum fixed obligations............................    89.6       68.0       36.3
  Additional amounts, based on revenue from vehicle
     rentals...........................................    94.5       60.1       27.6
                                                         ------     ------     ------
          Total........................................  $253.5     $189.1     $112.4
                                                         ======     ======     ======

     Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 1996 are as follows:

Year Ending December 31:
     1997...................................................  $ 99.6
     1998...................................................    80.5
     1999...................................................    53.7
     2000...................................................    33.7
     2001...................................................    20.6
     Thereafter.............................................   117.6
                                                              ------
                                                              $405.7
                                                              ======

     In August 1995, the Company entered into a ten-year lease agreement for Alamo's Fort Lauderdale, Florida corporate headquarters facility. In December 1996, the Company acquired the headquarters facility for approximately $23.5 million, including the assumption of debt totaling approximately $22.7 million which was repaid by the Company in January 1997.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1996, letters of credit and surety bonds totaling $283.3 million expire through October 1999.

9.  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Income (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income per common and common equivalent share from continuing operations before extraordinary charge, the Company has utilized the treasury stock method.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted income per share from continuing operations before extraordinary charge, which is substantially the same as the computation used to calculate primary income per share from continuing operations before extraordinary charge, for the years ended December 31 is as follows:

                                                             1996      1995      1994
                                                            -------   -------   -------
Common shares outstanding.................................   296.8     248.0     157.8
Common equivalent shares..................................    58.1      53.8       1.2
Weighted average treasury shares purchased................   (15.2)     (7.6)       .3
Effect of using weighted average common and common
  equivalent shares outstanding...........................   (25.8)    (74.1)     (3.3)
                                                             -----     -----     -----
                                                             313.9     220.1     156.0
                                                             =====     =====     =====

     For the years ended December 31, 1996 and 1995, the weighted-average effect of common stock equivalents of approximately 37.1 million and
17.4 million shares, respectively, has been excluded from the computations of the extraordinary charge per share and net loss per share in 1996 and the net loss from discontinued operations per share in 1995 since they are anti-dilutive.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which establishes standards for computing and presenting earnings per share ("EPS"). This Statement replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted EPS is computed similar to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company's pro forma basic and diluted EPS computed under SFAS No. 128 are as follows for the years ended December 31:

                                                    1996      1995       1994
                                                  -------   -------    -------
Basic:
  Income (loss) from continuing operations .....  $(.12)     $.12      $.25
  Net income (loss).............................   (.12)       --       .23

Diluted:
  Income (loss) from continuing operations......  $(.12)     $.11      $.25
  Net income (loss).............................   (.12)       --       .23


10.  RESTRUCTURING, MERGER AND OTHER NON-RECURRING EXPENSES

     During the year ended December 31, 1996, the Company recorded one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington and Continental. Approximately $38.3 million of such expenses appear as restructuring and merger expenses with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses in the Company's Consolidated Statements of Operations for the year ended December 31, 1996. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

     In 1995, the Company recorded a $3.3 million pre-tax charge related to the closing of a subsidiary's headquarters office in Indianapolis, Indiana. The major components of the charge include severance costs, future contractual payments required under pre-existing contracts and other costs related to the write-off of equipment and other obligations related to the physical closure of the office.

11.  DISCONTINUED OPERATIONS

     In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30.5 million (net of income tax benefits of approximately $10.0 million) which represents the estimated loss on the disposal of such operations and a provision of approximately $2.0 million for expected operating losses through the final disposition of such operations. See Note 14, Related Party Transactions, for discussion of the disposition of the Company's mining and citrus operations.

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic shareholders (the "Distribution"). In connection with the Distribution, the Company contributed the intercompany balance to RESI's equity and contributed approximately $2.5 million to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.6 million.

     The Company has sold or spun-off all of its subsidiaries included in discontinued operations, hence fully disposing of all mining and citrus and hazardous waste operations. Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment. The recorded transactions reflect the disposal of all of the Company's hazardous waste and mining and citrus segments and,

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable and accrued liabilities (nonderivatives) approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1996 and 1995 was a net payable position of $.7 million and $9.7 million, respectively.

     The estimated fair value of mortgages payable at December 31, 1996 and 1995 was approximately $34.0 million and $114.0 million, respectively which approximates the carrying value. The estimated fair values were derived by discounting expected cash flows at the rates then offered to the Company for debt of similar terms and remaining maturities. The fair value of the Company's medium-term notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the medium-term notes payable was $792.8 million as of December 31, 1996. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT, which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant (the "ADT Warrant") to purchase 15.0 million common shares of ADT at a purchase price $20 per share (which approximated fair market value). The Company estimated the fair value of the ADT Warrant at December 31, 1996 to be approximately $5.7 million based upon an option pricing model calculation, which approximated the carrying value. In March 1997, the Company exercised the ADT Warrant resulting in the purchase of 15.0 million common shares of ADT at $20 per share. In May 1997, the Company sold the ADT common shares to certain institutional investors for $27.50 per share resulting in a gain of approximately $100.0 million, net of fees and expenses.

13.  BUSINESS AND CREDIT CONCENTRATIONS

AUTOMOTIVE RENTAL INDUSTRY

     At December 31, 1996 the Company had 406 corporate owned vehicle rental facilities throughout the United States. The Company also had 31 corporate owned vehicle rental facilities in the United Kingdom, 25 in Germany, 4 in Switzerland, 82 in Canada, 1 in Belgium and 2 in The Netherlands. In addition to its corporate owned locations, the Company's licensee network operates 284 locations throughout Europe, Latin America, the Caribbean, and the Pacific. The automotive rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1996 and 1995 include $68.3 million and $59.3 million, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $25.4 million

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and $25.6 million at December 31, 1996 and 1995, respectively, are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1996 and 1995, the Company had vehicle receivables from manufacturers of $125.4 million and $65.0 million, respectively. Of the receivable balances from manufacturers, $16.9 million and $12.7 million are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1996, the Company purchased 71% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

AUTOMOTIVE RETAIL, SOLID WASTE SERVICES AND ELECTRONIC SECURITY SERVICES INDUSTRIES

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retail, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1996, the Company does not consider itself to have any significant concentrations of credit risk in the solid waste services, electronic security services and automotive retailing segments.

14.  RELATED PARTY TRANSACTIONS

     As of December 31, 1996, approximately $247.5 million was due from AutoNation pursuant to a loan agreement whereby the Company agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements. Interest income recognized on such advances was approximately $5.6 million for the year ended December 31, 1996. In addition, on behalf of AutoNation, the Company has guaranteed certain lease obligations and the residual value related to a portfolio of properties leased by AutoNation under a $150.0 million operating lease facility. At December 31, 1996, annual lease obligations were approximately $2.6 million through the year 2001 and the residual value guaranty was approximately $37.6 million. In April 1997, the operating lease facility was increased to $500.0 million.

     The Company purchased approximately $631.3 million, $351.7 million and $551.2 million of revenue earning vehicles from a group of automotive dealerships owned primarily by a former director of Alamo during the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to an automobile purchase agreement, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these automotive dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased.

     In September 1995, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by certain former shareholders of Addington; collectively, the "Addington Brothers") whereby the Company would receive $30.0 million, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This transaction closed in November 1995, at which time the proceeds received were used by the Company to pay down certain borrowings under a revolving line of credit.

     Included in the transaction described above and pursuant to an option agreement, in August 1995 the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12.5 million.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In September 1995, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to the Addington Brothers in exchange for .9 million shares of Common Stock of the Company owned by such shareholders. This transaction was consummated in November 1995, at which time the Company acquired and retired the
 .9 million shares valued at $13.6 million. The Company retained no obligations in connection with the sales and has fully divested its investment in its citrus operations.

15.  OPERATIONS BY INDUSTRY SEGMENT

     The Company is a diversified holding company with major business operations in the automotive rental, automotive retail, solid waste services and electronic security services industries. The Company operates primarily in the United States.

     The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                        1996         1995         1994
                                                     --------     --------     --------
Revenue:
  Automotive rental................................  $2,567.1     $1,886.4     $1,222.3
  Automotive retail................................   1,410.5      1,000.3        858.3
  Solid waste services.............................     701.2        450.4        317.9
  Electronic security services.....................      85.3         49.8         41.9
                                                     --------     --------     --------
                                                     $4,764.1     $3,386.9     $2,440.4
                                                     ========     ========     ========
Operating income (loss):
  Automotive rental................................  $  (30.7)    $  (19.3)    $   30.2
  Automotive retail................................       3.9         15.3         12.4
  Solid waste services.............................      93.7         63.1         42.7
  Electronic security services.....................      14.5          8.6          2.4
  Corporate........................................     (31.8)        (4.3)        (2.9)
                                                     --------     --------     --------
                                                     $   49.6     $   63.4     $   84.8
                                                     ========     ========     ========
Depreciation and amortization:
  Automotive rental................................  $  772.9     $  576.2     $  372.6
  Automotive retail................................       4.9          4.0          3.5
  Solid waste services.............................      59.0         44.6         35.0
  Electronic security services.....................      10.8          4.9          4.1
                                                     --------     --------     --------
                                                     $  847.6     $  629.7     $  415.2
                                                     ========     ========     ========
Capital expenditures, purchases of revenue earning
  vehicles and investment in subscriber accounts:
  Automotive rental................................  $4,691.3     $3,197.3     $3,347.9
  Automotive retail................................      38.0         34.8          5.8
  Solid waste services.............................     141.2        146.0        112.7
  Electronic security services.....................      53.0         17.5         18.3
                                                     --------     --------     --------
                                                     $4,923.5     $3,395.6     $3,484.7
                                                     ========     ========     ========
Assets:
  Automotive rental................................  $4,625.4     $3,838.2     $2,310.4
  Automotive retail................................     392.1        318.6        230.3
  Solid waste services.............................   1,309.2        840.2        466.1
  Electronic security services.....................      43.6         43.8         34.5
  Net assets of discontinued operations............        --           --         86.2
                                                     --------     --------     --------
                                                     $6,370.3     $5,040.8     $3,127.5
                                                     ========     ========     ========

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter which includes the peak summer travel months has historically been the strongest quarter of the year. During the peak season the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first quarter for the Company's automotive rental operations is generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The third and fourth quarters of 1996 included one-time pre-tax charges of approximately $7.6 million and $87.9 million, respectively, as described in Note 10, Restructuring, Merger and Other Non-Recurring Expenses. The fourth quarter of 1996 also included an extraordinary charge of approximately $31.6 million, net of income tax benefit, related to the early extinguishment of debt as described in Note 4, Long-Term Debt and Notes Payable.

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1996 and 1995. Quarterly amounts have been restated from amounts previously reported in Form 10-Q for significant business combinations accounted for under the pooling of interests method of accounting.

                                                  FIRST      SECOND       THIRD       FOURTH
                                                 QUARTER    QUARTER      QUARTER      QUARTER
                                                 -------    --------     -------     ---------
Revenue.................................  1996  $1,016.0    $1,210.3     $1,254.7    $ 1,283.1
                                          1995     618.1       745.3      1,010.0      1,013.5
Operating income (loss).................  1996  $   25.8    $   46.3     $   70.3    $   (92.8)
                                          1995      (7.9)       11.2         69.1         (9.0)
Income (loss) from continuing operations
  before extraordinary charge...........  1996  $   12.4    $   23.7     $   37.4    $   (74.5)
                                          1995      (8.1)        3.1         37.1         (7.4)
Income (loss) per share from
  continuing operations before
  extraordinary charge..................  1996  $    .04    $    .08     $    .12    $    (.26)
                                          1995      (.05)        .02          .16         (.03)
Net income (loss).......................  1996  $   12.4    $   23.7     $   37.4    $  (106.1)
                                          1995      (6.6)        5.4          9.3         (8.5)

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN MILLIONS, EXCEPT SHARE DATA)

                                                                                   December 31,
                                                                March 31,    -----------------------
                                                                  1997           1996          1995
                                                               -----------   ----------    ----------
                                                               (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $  222.7     $  321.4      $  361.8
  Marketable securities.....................................        375.0           --            --
  Receivables, net..........................................        543.5        558.5         448.4
  Revenue earning vehicles, net.............................      4,018.2      3,583.3       2,977.7
  Advances to affiliate.....................................          --         247.5            --
  Inventory.................................................        607.4        298.6         276.0
  Other current assets......................................        151.5        151.3         146.8
                                                                 --------     --------      --------
          Total Current Assets..............................      5,918.3      5,160.6       4,210.7
PROPERTY AND EQUIPMENT, NET.................................      1,542.5      1,106.1         813.5
INTANGIBLE ASSETS, NET......................................        736.7        262.0         158.8
INVESTMENT IN SUBSCRIBER ACCOUNTS, NET......................        108.6         92.4          42.2
OTHER ASSETS................................................         30.9         42.4          32.4
                                                                 --------     --------      --------
                                                                 $8,337.0     $6,663.5      $5,257.6
                                                                 ========     ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................     $  279.2     $  277.1      $  228.1
  Accrued liabilities.......................................        309.8        217.5         165.8
  Estimated liability insurance claims......................        222.5        222.2         119.3
  Revenue earning vehicle debt..............................      2,834.2      2,732.0       3,070.0
  Notes payable and current maturities of long-term debt....        686.6        294.7         290.6
  Other current liabilities.................................         81.3         96.5          84.1
                                                                 --------     --------      --------
          Total Current Liabilities.........................      4,413.6      3,840.0       3,957.9
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................        344.3        367.2         304.3
LONG-TERM REVENUE EARNING VEHICLE DEBT......................        860.1        844.8          26.6
OTHER LIABILITIES...........................................        231.0        237.4         226.8
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued.........................           --           --            --
  Common stock, par value $.01 per share; 500,000,000,
     500,000,000 and 350,000,000 shares authorized,
     respectively; 358,747,632, 306,336,304 and
     257,520,256 shares issued and outstanding,
     respectively...........................................          3.6          3.1           2.6
  Additional paid-in capital................................      2,412.4      1,361.3         643.8
  Unrealized gain on marketable securities..................         43.7           --            --
  Retained earnings.........................................         28.3          9.7          95.6
                                                                 --------     --------      --------
          Total Shareholders' Equity........................      2,488.0      1,374.1         742.0
                                                                 --------     --------      --------
                                                                 $8,337.0     $6,663.5      $5,257.6
                                                                 ========     ========      ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                                                             ----------------------------   ----------------------------------
                                                                  1997         1996           1996         1995         1994
                                                                --------     --------       --------     --------     --------
                                                                     (UNAUDITED)
REVENUE:
  Automotive rentals.......................................     $  649.9     $  565.9       $2,618.4     $1,919.5     $1,245.2
  Automotive sales.........................................        865.2        500.1        2,239.2      1,668.4      1,434.3
  Solid waste services.....................................        175.4        136.9          701.2        450.4        317.9
  Electronic security services.............................         26.6         15.5           85.3         49.8         41.9
                                                                --------     --------       --------     --------     --------
                                                                 1,717.1      1,218.4        5,644.1      4,088.1      3,039.3
EXPENSES:
  Automotive rental operating expenses.....................        495.4        443.7        2,092.2      1,517.0        924.0
  Cost of automotive sales.................................        764.7        437.5        2,001.3      1,482.6      1,253.9
  Cost of solid waste services.............................        148.1         97.4          512.4        307.5        213.6
  Cost of electronic security services.....................         11.6          6.1           37.3         20.6         20.7
  Selling, general and administrative......................        251.6        199.7          892.8        677.5        527.9
  Restructuring and merger expenses........................           --           --           38.3          3.3           --
                                                                --------     --------       --------     --------     --------
OPERATING INCOME ..........................................         45.7         34.0           69.8         79.6         99.2
INTEREST INCOME............................................          7.3          5.1           30.9         21.1          6.4
INTEREST EXPENSE...........................................         (4.9)        (9.5)         (49.3)       (37.0)       (22.4)
OTHER INCOME (EXPENSE), NET................................          2.4          2.9            4.4          8.3         (1.9)
                                                                --------     --------       --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND EXTRAORDINARY CHARGE...........................         50.5         32.5           55.8         72.0         81.3
PROVISION FOR INCOME TAXES.................................         18.6         15.8           53.7         40.5         39.7
                                                                --------     --------       --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY CHARGE.....................................         31.9         16.7            2.1         31.5         41.6
EXTRAORDINARY CHARGE RELATED TO EARLY EXTINGUISHMENT OF
  DEBT, NET OF BENEFIT FOR INCOME TAXES OF $15.0...........           --          --           (31.6)          --           --
                                                                --------     --------       --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................         31.9         16.7          (29.5)        31.5         41.6
                                                                --------     --------       --------     --------     --------
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations, net of income
     taxes.................................................           --           --             --          5.4         (2.8)
  Loss on disposal of segment, net of income tax benefit...           --           --             --        (30.5)          --
                                                                --------     --------       --------     --------     --------
  Loss from discontinued operations........................           --           --             --        (25.1)        (2.8)
                                                                --------     --------       --------     --------     --------
NET INCOME (LOSS)..........................................     $   31.9     $   16.7       $  (29.5)    $    6.4     $   38.8
                                                                ========     ========       ========     ========     ========
FULLY DILUTED INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE:
  Income from continuing operations before
     extraordinary charge..................................     $    .08     $    .06       $    .01     $    .14     $    .25
  Extraordinary charge.....................................           --           --           (.11)          --           --
  Discontinued operations..................................           --           --             --         (.12)        (.02)
                                                                --------     --------       --------     --------     --------
  Net income (loss)........................................     $    .08     $    .06       $   (.10)    $    .03     $    .23
                                                                ========     ========       ========     ========     ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN MILLIONS)

                                                              COMMON     ADDITIONAL      RETAINED
                                                              STOCK    PAID-IN CAPITAL   EARNINGS
                                                              ------   ---------------   ---------
BALANCE AT DECEMBER 31, 1993................................   $1.6       $  235.8         $116.0
  Sales of common stock.....................................     .1           16.5             --
  Distributions to former owners of pooled companies........     --             --          (29.7)
  Other.....................................................     --           24.2            1.1
  Net income................................................     --             --           38.8
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1994................................    1.7          276.5          126.2
  Sales of common stock and warrants........................     .4          262.0             --
  Stock issued in acquisitions..............................     .2           83.9             --
  Exercise of stock options and warrants....................     --           15.7             --
  Reclassification of additional paid-in capital to effect
     the spin-off...........................................     --          (36.3)          36.3
  Spin-off of Republic Environmental Systems, Inc...........     --             --          (23.6)
  Contributions to capital from former owners
     of pooled companies....................................     --           29.8             --
  Distributions to former owners of pooled companies........     --             --          (49.7)
  Other.....................................................     .3           12.2             --
  Net income................................................     --             --            6.4
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1995................................    2.6          643.8           95.6
  Sales of common stock.....................................     .2          550.7             --
  Stock issued in acquisitions..............................     .2          101.2             --
  Exercise of stock options and warrants....................     .1           43.7             --
  Contributions to capital from former owners of pooled
     companies..............................................     --           21.9             --
  Distributions to former owners of pooled companies........     --             --          (57.7)
  Other.....................................................     --             --            1.3
  Net loss..................................................     --             --          (29.5)
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1996................................   $3.1       $1,361.3         $  9.7
                                                               ====       ========         ======

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                             Three Months Ended
                                                                  March 31,                   Years Ended December 31,
                                                          -------------------------   ---------------------------------------
                                                             1997           1996         1996          1995          1994
                                                          -----------   -----------   -----------   -----------   -----------
                                                                 (UNAUDITED)
CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations..............   $    31.9    $    16.7     $   (29.5)    $    31.5     $    41.6
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Restructuring, merger and other non-recurring
       expenses.........................................          --           --          95.5           3.3            --
     Loss on extinguishment of debt, net of income
       taxes............................................          --           --          31.6            --            --
     Depreciation and amortization......................       209.0        174.0         866.1         641.7         423.5
     Changes in assets and liabilities, net of effects
       from business acquisitions:
       Receivables......................................        83.4        (19.3)       (107.3)        (36.2)        (40.5)
       Inventory........................................       (33.0)        22.8          (9.7)        (38.1)        (21.3)
       Other assets.....................................        33.0        (14.1)        (50.4)          1.2           8.5
       Accounts payable and accrued liabilities.........       (89.3)        55.1          78.7          88.4           8.1
       Other liabilities................................        16.6         23.9         141.3          30.4          18.2
                                                           ---------    ---------     ---------     ---------     ---------
                                                               251.6        259.1       1,016.3         722.2         438.1
                                                           ---------    ---------     ---------     ---------     ---------
CASH PROVIDED BY DISCONTINUED OPERATIONS................          --           --            --           6.1          12.2
                                                           ---------    ---------     ---------     ---------     ---------

CASH USED IN INVESTING ACTIVITIES:
  Purchases of revenue earning vehicles from third party
     suppliers..........................................    (1,465.4)    (1,271.4)     (4,064.0)     (2,843.7)     (2,790.8)
  Purchases of revenue earning vehicles from related
     party suppliers....................................          --       (200.0)       (631.3)       (351.8)       (551.2)
  Sales of revenue earning vehicles.....................       844.0        864.6       3,356.4       2,841.6       2,673.7
  Purchases of property and equipment...................      (115.0)       (44.5)       (240.8)       (214.9)       (143.6)
  Purchases of marketable securities....................      (300.0)          --            --            --            --
  Advances to affiliate.................................       (50.0)          --        (243.4)           --            --
  Investment in subscriber accounts.....................       (13.1)          --         (41.4)        (16.0)        (17.5)
  Cash used in business acquisitions....................       (40.4)        (2.2)        (47.0)     (1,333.7)        (11.8)
  Other.................................................         1.2          1.4          34.8          81.6         143.3
                                                           ---------    ---------     ---------     ---------     ---------
                                                            (1,138.7)      (652.1)     (1,876.7)     (1,836.9)       (697.9)
                                                           ---------    ---------     ---------     ---------     ---------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.........    (3,033.8)    (3,449.0)    (17,452.0)     (9,990.9)     (3,087.1)
  Proceeds from revenue earning vehicle financing.......     3,160.4      3,774.9      17,802.7      11,134.4       3,379.4
  Payments of long-term debt and notes payable..........      (770.2)       (77.1)       (568.0)       (225.3)       (204.5)
  Proceeds from long-term debt and notes payable........       874.4        125.2         536.1         200.6         140.8
  Sales of common stock.................................       552.7           --         550.9         262.4          16.6
  Other.................................................         4.9           .3         (49.7)         31.5           8.5
                                                           ---------    ---------     ---------     ---------     ---------
                                                               788.4        374.3         820.0       1,412.7         253.7
                                                           ---------    ---------     ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (98.7)       (18.7)        (40.4)        304.1           6.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........       321.4        361.8         361.8          57.7          51.6
                                                           ---------    ---------     ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............   $   222.7    $   343.1     $   321.4     $   361.8     $    57.7
                                                           =========    =========     =========     =========     =========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
               (ALL TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Supplemental Consolidated Financial Statements include the accounts of Republic Industries, Inc. and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in
Note 11, Discontinued Operations, these segments have been accounted for as discontinued operations and the accompanying Supplemental Consolidated
Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the Unaudited Supplemental Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company at March 31, 1997, and the supplemental consolidated results of its operations and cash flows for the three months ended March 31, 1997 and 1996. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Supplemental Consolidated Financial Statements include the financial position and results of operations of National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina") which the Company acquired in February 1997, and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements have been previously restated as if the Company and National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception. See Note 2, Business Combinations, for further discussion of these transactions.

     All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996, as more fully described in Note 6, Shareholders' Equity.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisitions of Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown") and Bledsoe Dodge, Inc. ("Bledsoe") all of which the Company acquired in May 1997. The acquisitions of Flemington, Spirit, Chesrown and Bledsoe have been accounted for under the pooling of interests method of accounting. See Note 2, Business Combinations, for further discussion of these transactions.

RECEIVABLES

     Receivables include trade accounts receivable from the Company's various operating business segments which consist of amounts due from retail and service customers and travel agents and tour operators. Receivables also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase and incentive programs and from vehicle renters for damages incurred on revenue earning vehicles.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of receivables, net of allowance for doubtful accounts are as follows:

                                                                                     December 31,
                                                                March 31,       -----------------------
                                                                  1997            1996           1995
                                                               -----------      --------       --------
                                                               (Unaudited)
Trade.......................................................     $272.5          $294.9         $226.7
Vehicle.....................................................      174.2           226.6          185.2
Contracts in transit........................................       53.7            27.8           23.7
Other.......................................................       63.5            26.5           23.7
                                                                 ------          ------         ------
                                                                  563.9           575.8          459.3
Less: allowance for doubtful accounts.......................      (20.4)          (17.3)         (10.9)
                                                                 ------          ------         ------
                                                                 $543.5          $558.5         $448.4
                                                                 ======          ======         ======

MARKETABLE SECURITIES

     Marketable securities at March 31, 1997 consist of 15.0 million common shares of ADT Limited ("ADT") which were acquired in March 1997 upon exercise of a warrant (the "ADT Warrant") to purchase such shares at a purchase price of $20 per share. The ADT Warrant, which was received in July 1996 upon execution of a definitive agreement to acquire ADT, became exercisable upon termination of such agreement in September 1996. The ADT shares are classified as available-for-sale and are stated at fair value with unrealized gains, net of tax, reported as a separate component of shareholders' equity. As of March 31, 1997, the cost, unrealized gain and market value of the ADT common shares were $305.7 million, $69.3 million and $375.0 million, respectively.

     In May 1997, the Company sold the ADT common shares to certain institutional investors for $27.50 per share resulting in a gain of approximately $100.0 million, net of fees and expenses.

INVESTMENTS

     Investments have a maturity of one year or less, are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximate market value. Investments are included in other current assets in the accompanying Supplemental Consolidated Balance Sheets.

     Investments at December 31 are as follows:

                                                               1996       1995
                                                              -----      -----
Eurodollar deposits.........................................  $  --      $26.7
Repurchase agreements.......................................   20.2       24.0
Certificates of deposit.....................................    1.0       13.5
Other.......................................................    1.7        3.8
                                                              -----      -----
                                                              $22.9      $68.0
                                                              =====      =====

     Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from four to twenty months in the United States and from four to nine months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged vehicles, and gains and losses on revenue earning vehicle sales in the ordinary course of business. Depreciation expense related to revenue earning vehicles was $747.8 million, $555.0 million and $358.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, and is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     A summary of revenue earning vehicles is as follows:

                                                                                      December 31,
                                                                March 31,         --------------------
                                                                  1997              1996       1995
                                                               -----------        ---------  ---------
                                                               (Unaudited)
Revenue earning vehicles....................................   $ 4,446.2          $ 4,011.5  $ 3,311.2
Less: accumulated depreciation..............................      (428.0)            (428.2)    (333.5)
                                                               ---------          ---------  ---------
                                                               $ 4,018.2          $ 3,583.3  $ 2,977.7
                                                               =========          =========  =========

     Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to twenty-four months. The agreements contain varying mileage and damage limitations.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to twelve months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges were $1.8 million, $13.2 million and $2.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

INVENTORY

     Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses, including reconditioning and transportation costs. Parts and accessories are valued at the lower of cost or market, using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Supplemental Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Interest costs are capitalized in connection with the construction of automotive rental facilities and landfill sites. Interest capitalized was $2.6 million, $3.3 million and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Depreciation, amortization and depletion expense related to property and equipment was $96.2 million, $74.0 million and $56.8 million in 1996, 1995 and 1994, respectively.

     A summary of property and equipment is as follows:

                                                                                      December 31,
                                                                March 31,         --------------------
                                                                  1997              1996       1995
                                                               -----------        ---------  ---------
                                                               (Unaudited)
Land, landfills and improvements............................   $   633.8          $   464.5  $   383.5
Furniture, fixtures, trucks and equipment...................       780.6              675.5      422.2
Buildings and improvements..................................       565.4              377.7      300.9
                                                               ---------          ---------  ---------
                                                                 1,979.8            1,517.7    1,106.6
Less: accumulated depreciation, amortization and
  depletion.................................................      (437.3)            (411.6)    (293.1)
                                                               ---------          ---------  ---------
                                                               $ 1,542.5          $ 1,106.1  $   813.5
                                                               =========          =========  =========


                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $12.8 million, $8.3 million and $4.7 million, in 1996, 1995 and 1994, respectively. Accumulated amortization of intangible assets was $47.6 million and $30.5 million at December 31, 1996 and 1995, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

INVESTMENT IN SUBSCRIBER ACCOUNTS

     Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over ten years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $9.3 million, $4.4 million and $3.4 million in 1996, 1995 and 1994, respectively. Accumulated amortization of investment in subscriber accounts was $20.7 million and $11.4 million at December 31, 1996 and 1995, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at December 31, 1996, approximately $53.7 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's vehicle rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     As discussed in Note 8, Commitments and Contingencies, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

LIABILITY INSURANCE

     The Company retains up to $1.0 million of risk per claim under its various liability insurance programs for property damage and bodily injury claims. Costs in excess of $1.0 million per claim are insured under various contracts with insurance carriers. The costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures. In 1996, the Company changed its method of accounting for estimated auto rental liability insurance claims by no longer discounting such liability. The effect of this change was not material to the Company's supplemental consolidated financial position or results of operations.

REVENUE RECOGNITION

     Revenue from the Company's automotive rental operations consists primarily of fees from rentals and the sale of related rental products from the leisure and business travel segments. Revenue from the Company's automotive retailing operations consists of sales of new and used vehicles, parts and service. Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue over the period vehicles are rented, services are provided or products are sold.

FINANCIAL INSTRUMENTS

     The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the Supplemental Consolidated Balance Sheets and were not material at December 31, 1996 or 1995.

ADVERTISING

     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1996 or 1995. Advertising expense was $149.0 million, $116.6 million and $85.3 million for the years ended December 31, 1996, 1995 and 1994, respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the Statements of Cash Flows.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996. This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies,"

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company early adopted SOP 96-1 in 1996 without material impact on its supplemental consolidated results of operations or financial position.

2.  BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company will issue Common Stock valued at approximately $45.0 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In April 1997, the Company signed a definitive agreement to acquire De La Cruz Auto Group ("De La Cruz"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In March 1997, the Company signed a definitive agreement to acquire Tempe Toyota and related entities ("Tempe"), which operate one franchised automotive dealership and two used automotive dealerships. The Company will issue Common Stock valued at approximately $48.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $129.8 million in such transactions which will be accounted for under the purchase method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Supplemental Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through March 31, 1997 and accounted for under the purchase method of accounting are included in the Supplemental Consolidated Financial Statements from the date of acquisition.

     In May 1997, the Company acquired Flemington, which owns and operates twelve franchised automotive dealerships. The Company issued approximately
2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit, which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown, which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe, which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retailing, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 3.0 million shares of Common Stock and paid approximately $40.4 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 8.9 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the Company and Flemington, Spirit, Chesrown, Bledsoe, National, Maroone, Wallace, Taormina and Carlisle (collectively, the "Pooled Entities") for the periods before the pooling of interests combinations were consummated are as follows:

                                                    Three Months Ended
                                                        March 31,                  Years Ended December 31,
                                                 ----------------------      ------------------------------------
                                                   1997          1996          1996          1995          1994
                                                 --------      --------      --------      --------      --------
                                                        (Unaudited)
Revenue:
  The Company..................................  $  908.1      $  446.1      $2,365.5      $1,791.4      $1,595.9
  Pooled Entities..............................     809.0         772.3       3,278.6       2,296.7       1,443.4
                                                 --------      --------      --------      --------      --------
                                                 $1,717.1      $1,218.4      $5,644.1      $4,088.1      $3,039.3
                                                 ========      ========      ========      ========      ========
Net income (loss):
  The Company..................................  $   15.7      $    3.5      $  (59.5)     $  (26.6)     $   27.2
  Pooled Entities..............................      16.2          13.2          30.0          33.0          11.6
                                                 --------      --------      --------      --------      --------
                                                 $   31.9      $   16.7      $  (29.5)     $    6.4      $   38.8
                                                 ========      ========      ========      ========      ========

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operates used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired the Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Supplemental Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting. The pro forma effect of this acquisition is not material to the Company's Supplemental Consolidated Results of Operations.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting. The Company's unaudited pro forma supplemental consolidated results of operations for the years ended December 31, assuming the acquisition of Old National had occurred on January 1, 1994 are as follows:

                                                   1995             1994
                                                 --------         --------
Revenue........................................  $4,433.6         $3,786.6
                                                 ========         ========

Income from continuing operations..............  $   30.8         $   57.7
                                                 ========         ========

Fully diluted income from continuing
  operations per common and common equivalent
  share........................................  $    .13         $    .31
                                                 ========         ========

     The unaudited pro forma supplemental consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what results of operations would have been had the Company owned and operated Old National as of January 1, 1994.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:

                                                           Three Months Ended
                                                              March 31,                     Years Ended December 31,
                                                        ---------------------          ----------------------------------
                                                           1997         1996            1996           1995           1994
                                                           ----         ----           -------       --------         ----
                                                              (Unaudited)
Revenue earning vehicles..............................    $    --       $  --          $  79.4       $1,455.2      $   --
Property and equipment................................      350.7        22.5            114.2           99.3        45.3
Investment in subscriber accounts.....................        6.9         3.3             18.0             --          --
Intangible assets.....................................      480.2        49.5            105.0          101.3        18.8
Working capital deficiency, net of cash acquired......      (18.9)       (7.9)           (19.1)          16.8       (10.5)
Long-term debt assumed................................     (284.2)      (11.7)          (127.5)        (123.5)      (15.5)
Other liabilities, net................................      (14.6)        (.7)           (21.6)        (131.3)      (17.9)
Common stock issued...................................     (479.7)      (52.8)          (101.4)         (84.1)       (8.4)
                                                          -------       -----          -------       --------      ------
Cash used in acquisitions.............................    $  40.4       $ 2.2          $  47.0       $1,333.7      $ 11.8
                                                          =======       =====          =======       ========      ======

     The Company's unaudited pro forma supplemental consolidated results of operations assuming the acquisitions of Kendall, AutoNation, Grubb and Mullinax, all of which have been accounted for under the purchase method of accounting, had occurred on January 1, 1996 are as follows:

                                                                   Three Months Ended
                                                                      March 31,                 Year Ended
                                                                ---------------------           December 31,
                                                                   1997         1996               1996
                                                                   ----         ----            ------------
Revenue .................................................       $1,842.9     $1,586.9            $7,180.4
                                                                ========     ========            ========

Net income (loss) .......................................       $   25.5     $   17.0            $  (23.4)
                                                                ========     ========            ========

Fully diluted net income (loss) per common
    and common equivalent share .........................       $    .07     $    .05            $   (.06)
                                                                ========     ========            ========


     The unaudited pro forma supplemental results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1996.

3.  REVENUE EARNING VEHICLE DEBT

     Revenue earning vehicle debt consists of the following:

                                                                                           December 31,
                                                                   March 31,         --------------------------
                                                                      1997              1996            1995
                                                                  -----------        ----------      ----------
                                                                  (Unaudited)
Amounts under $1.4 billion loan agreement with termination
  date of March 1998; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based
  on market dictated commercial paper rates.................      $ 1,397.0           $ 1,396.9       $   579.0
Senior secured notes payable with interest at fixed rates
  ranging from 5.58% to 7.08% with various maturity dates
  secured by eligible vehicle collateral and vehicle
  receivable balances; repaid in 1996.......................            --                  --            445.5
Amounts under $1.1 billion ($1.5 billion at December 31,
  1995) commercial paper program terminating May 1998;
  secured by eligible vehicle collateral and vehicle
  receivable balances; weighted average interest rate was
  5.47% and 5.81% in 1996 and 1995, respectively............          963.0               856.3         1,429.2
Medium term notes payable, interest payable monthly at
  floating or fixed rates (average fixed rate at December
  31, 1996 was 7.12% and floating rate based on 3 month
  LIBOR plus .5% was 5.97% at December 31, 1996), due in
  July 2001.................................................          799.6               799.6             --
Amounts under $250.0 million loan agreement with termination date of September 19, 1997; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based on market dictated commercial paper rates; repaid in
  1996......................................................            --                  --            236.4
Amounts under various uncommitted revolving lease facilities with financing institutions in United Kingdom; secured by
  eligible vehicle collateral; interest based on an as
  quoted basis dictated by market competition; no stated
  expiration dates, reviewed annually.......................          195.4               143.5           157.1
Other, including amounts to be financed after period end,
  under various revolving credit agreements and lease
  facilities................................................          339.3               380.5           249.4
                                                                  ---------           ---------        --------
                                                                    3,694.3             3,576.8         3,096.6
Less: long-term portion.....................................         (860.1)             (844.8)          (26.6)
                                                                  ---------           ---------        --------
                                                                  $ 2,834.2           $ 2,732.0        $3,070.0
                                                                  =========           =========        ========

     In November 1996, the Company refinanced a substantial portion of Alamo's notes payable and lines of credit secured by revenue earning vehicles through an increase in its commercial paper loan agreement from $580.0 million to $1.4 billion. Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.69%, 6.81% and 6.07% at December 31, 1996, 1995 and 1994, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1996 and 1995, the Company effectively converted interest rates on the following notional principal amounts:

                                                                              LATEST
                                                        1996       1995      MATURITY
                                                      --------   --------   -----------
Variable-rate (capped) into fixed-rate
  obligations.......................................   $150.0     $175.0     August 1998
Variable-rate into fixed-rate obligations...........    651.9      350.0     December 2006
                                                       ------     ------
Aggregate notional principal........................   $801.9     $525.0
                                                       ======     ======

4.  LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable is as follows:

                                                                                         December 31,
                                                                         March 31,     ------------------
                                                                           1997          1996        1995
                                                                         ---------     --------    ------
                                                                        (Unaudited)
$300.0 million revolving credit facility; interest payable
  quarterly at LIBOR plus 30 basis points, repaid in
  April 1997..........................................................   $  300.0      $    --      $   --
$250.0 million revolving credit facility; interest payable
  monthly using either a competitive bid feature or LIBOR
  based rate; matures December 1998; unsecured........................      190.0        150.0          --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.19% or 1% above prime; payable in monthly
  installments;  secured by real property.............................        8.6         32.1       115.4
Revolving credit facility, secured by the stock of certain
  of the Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 0% to 2.75%, repaid in 1996....................         --           --        16.4
Amounts under United Kingdom $17.1 million revolving credit
  commitment due on demand with 90-day notice; interest
  based on Sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment
  and leaseholds......................................................         --          6.0        11.4
Bonds payable under loan agreements with California Pollution
  Control Financing Authority; interest varies weekly as
  determined by remarketing agent (3.15% at December 31,
  1996)...............................................................       43.8         44.0        29.7
Note payable to Ford Motor Credit Company; interest at
  2.75%-3.00% above commercial paper rate or 1.25% above
  prime; secured by assets of certain of the Company's subsidiaries;
  due 2000-2004.......................................................         --         26.6        28.2
Amounts due under line of credit with Ford Motor Credit
  Company; interest at 0%-1.75% above prime or commercial
  paper rate; collateralized by the assets of certain of the Company's
  subsidiaries........................................................        1.2         20.9         4.0
Mortgages payable to Ford Motor Credit Company; interest at
  .75% above prime or 2.75%-3.0% above commercial paper rate;
  secured by assets of certain of the Company's subsidiaries; maturing
  through 2011........................................................        1.2          9.8         5.2
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 4.8% to 14.0%, maturing through 2015...........................       78.0        110.0       102.5
Vehicle inventory credit facilities secured by the Company's vehicle inventory and certain accounts receivable, interest at
  LIBOR plus 2.75% or 1% above prime..................................      338.4        218.0       218.0
Note payable to bank with interest based on LIBOR or prime
  paid quarterly; secured by a building; repaid in 1996...............         --           --         8.7
Other notes, secured by equipment and other assets, interest
  ranging from 0% to 21%, maturing through 2010.......................       69.7         44.5        55.4
                                                                         --------      -------     -------
                                                                          1,030.9        661.9       594.9
Less: current portion.................................................     (686.6)      (294.7)     (290.6)
                                                                         --------      -------     -------
                                                                         $  344.3      $ 367.2     $ 304.3
                                                                         ========      =======     =======

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250.0 million for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1996, $150.0 million was outstanding and the Company was in compliance with all covenants under the Credit Agreement.

     At December 31, 1996, aggregate maturities of long-term debt were as follows:

1997........................................................  $ 294.7
1998........................................................    183.9
1999........................................................     23.0
2000........................................................     31.6
2001........................................................     16.3
Thereafter..................................................    112.4
                                                              -------
                                                              $ 661.9
                                                              =======

     The Company made interest payments on revenue earning vehicle financing and notes payable and long-term debt of approximately $289.2 million, $213.2 million, and $135.6 million in 1996, 1995 and 1994, respectively.

     In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility") with certain banks for a term of five years. Outstanding advances, if any, are payable at the expiration of the five year term. The Credit Facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is determined using either a competitive bid feature or a LIBOR based rate.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds from this facility were used to acquire 15.0 million common shares of ADT as discussed in Note 1. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

5.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of the provision (benefit) for income taxes related to continuing operations for the years ended December 31 are as follows:

                                                                1996       1995       1994
                                                              --------    -------    -------
Current:
  Federal...................................................   $44.9       $15.9      $16.3
  State.....................................................     4.7         3.1        3.6
Federal and state deferred..................................    (7.5)       19.7       20.7
Foreign deferred............................................    (8.7)       (1.4)      (2.6)
Change in valuation allowance...............................    20.3         3.2        1.7
                                                               -----       -----      -----
Provision for income taxes..................................   $53.7       $40.5      $39.7
                                                               =====       =====      =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                               1996     1995     1994
                                                               -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%    35.0%
Amortization of intangible assets...........................    2.3      1.0       .4
Non-deductible expenses.....................................   11.2      1.6      1.2
State income taxes, net of federal benefit..................    6.2      4.4      4.8
Change in valuation allowance...............................   36.3      4.5      2.2
Foreign income tax benefit at other than U.S. rates.........   (2.3)     (.1)      --
Other, net..................................................    7.5      9.9      5.2
                                                               ----     ----     ----
  Effective tax rate........................................   96.2%    56.3%    48.8%
                                                               ====     ====     ====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Supplemental Consolidated Balance Sheets at December 31 are as follows:

                                                                1996        1995
                                                              --------    --------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $ 282.9       $228.5
  Deferred costs............................................     17.7         19.0
Deferred income tax assets:
  Net operating losses......................................   (103.3)       (43.8)
  Deferred revenue..........................................    (14.4)       (14.9)
  Accruals not currently deductible.........................    (96.1)       (92.2)
Valuation allowance.........................................     66.3         43.7
                                                              -------       ------
Net deferred income tax liability...........................  $ 153.1       $140.3
                                                              =======       ======

     At December 31, 1996, the Company had available domestic net operating loss carryforwards of approximately $253.9 million which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $47.9 million, the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The foreign component of income (loss) from continuing operations before income taxes and extraordinary charge for the years ended December 31, 1996, 1995 and 1994 was $(22.0) million, $(20.8) million and $.8 million, respectively.

     The Company made income tax payments of approximately $15.1 million, $13.2 million and $3.6 million in 1996, 1995 and 1994, respectively.

6.  SHAREHOLDERS' EQUITY

     In May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million to
1.5 billion shares.

     In January 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million.

     In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

     In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

     In September 1995, the Company sold 10.0 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $99.0 million.

     In August 1995, the Company sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37.5 million. Mr. Huizenga is the Chairman of the Board and Co-Chief Executive Officer of the Company; Mr. DeGroote is a Director of the Company and Mr. Hudson is Vice Chairman of the Board of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million.

     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     A summary of stock option and warrant transactions is as follows:

                                THREE MONTHS ENDED
                                    MARCH 31,                                    YEARS ENDED DECEMBER 31,
                             -----------------------   ---------------------------------------------------------------------------
                                      1997                      1996                      1995                      1994
                             -----------------------   -----------------------   -----------------------   -----------------------
                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                         AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
                             SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                             ------   --------------   ------   --------------   ------   --------------   ------   --------------
                                 (Unaudited)
Options and warrants
  outstanding at beginning
  of period................   52.5       $  7.63       49.6         $ 4.87        8.1         $4.54         7.2         $ 4.45
Granted....................    9.1         27.70        8.7          21.86       45.1          4.92         1.3           4.96
Exercised..................   (4.3)         3.87       (5.6)          4.03       (2.9)         4.14          --             --
Canceled...................    (.1)        18.16        (.2)          9.44        (.7)         7.49         (.4)          4.07
                              ----                     ----                      ----                       ---
Options and warrants
  outstanding at end of
  period...................   57.2         11.26       52.5           7.63       49.6          4.87         8.1           4.54
                              ====                     ====                      ====                       ===
Options and warrants
  exercisable at
  period-end...............   36.4          5.33       38.5           4.12       39.9          3.50         4.3           4.33
Options available for
  future grants............   19.3                      7.9                       4.3                       5.7

     The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1996:

                                           OUTSTANDING                           EXERCISABLE
                           --------------------------------------------   -------------------------
                                    WEIGHTED-AVERAGE
                                       REMAINING       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES   SHARES   CONTRACTUAL LIFE    EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------   ------   ----------------   ----------------   ------   ----------------
$ 1.05 - $ 2.75..........   24.1          1.22              $ 2.37         23.3         $ 2.40
  2.95 -  12.38..........   17.8          5.15                7.28         14.1           6.10
 12.88 -  33.75..........   10.6          9.38               20.21          1.1          15.76
                            ----                                           ----
  1.05 -  33.75..........   52.5          4.20                7.63         38.5           4.12
                            ====                                           ====

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's supplemental pro forma net loss and pro forma net loss per share would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's supplemental pro forma net loss, supplemental pro forma net loss per share and supplemental pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                           1996             1995
                                                       -------------    -------------
Supplemental pro forma net loss.... .................    $(47.3)           $(1.6)
Supplemental pro forma net loss per share ...........      (.17)            (.01)
Supplemental pro forma weighted average fair value
  of options granted.................................      9.80             5.28
Risk free interest rates.............................  5.98% - 6.17%    5.98% - 6.17%
Expected lives.......................................    5-7 years        5-7 years
Expected volatility..................................       40%              40%

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses incurred by the Company associated with the resolution of this matter. This suit was settled in November 1996 without material impact on the Company's supplemental consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused AutoNation of infringing CarMax's trademark rights by using the marks AutoNation USA and "The Better Way to Buy a Car." AutoNation denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that AutoNation's use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation seeking unspecified damages and an order enjoining AutoNation from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." In February 1997, AutoNation filed a motion for partial summary judgment on CarMax's dilution claim under Florida law. A trial has been set for June 1998. Although it is impossible to predict the outcome of this litigation, the Company believes that AutoNation has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's supplemental consolidated results of operations, cash flows or financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the supplemental consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for businesses of its kind. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage or claims which are ultimately not covered by insurance.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

                                                           1996       1995       1994
                                                         ------     ------     ------
Real property..........................................  $ 51.6     $ 40.2     $ 28.9
Equipment and software.................................    23.8       24.9       22.9
Airport concession and permit fees:
  Minimum fixed obligations............................    89.6       68.0       36.3
  Additional amounts, based on revenue from vehicle
     rentals...........................................    94.5       60.1       27.6
                                                         ------     ------     ------
          Total........................................  $259.5     $193.2     $115.7
                                                         ======     ======     ======

     Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 1996 are as follows:

Year Ending December 31:
     1997...................................................  $102.6
     1998...................................................    83.2
     1999...................................................    55.5
     2000...................................................    35.0
     2001...................................................    21.8
     Thereafter.............................................   125.4
                                                              ------
                                                              $423.5
                                                              ======

     In August 1995, the Company entered into a ten-year lease agreement for Alamo's Fort Lauderdale, Florida corporate headquarters facility. In December 1996, the Company acquired the headquarters facility for approximately $23.5 million, including the assumption of debt totaling approximately $22.7 million which was repaid by the Company in January 1997.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1996, letters of credit and surety bonds totaling $284.1 million expire through October 1999.

9.  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Income (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income per common and common equivalent share from continuing operations before extraordinary charge, the Company has utilized the treasury stock method.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted income per share from continuing operations before extraordinary charge, which is substantially the same as the computation used to calculate primary income per share from continuing operations before extraordinary charge is as follows:

                                                            Three Months Ended
                                                                March 31,        Years Ended December 31,
                                                            ------------------   -------------------------
                                                             1997       1996      1996      1995      1994
                                                            -------   -------    -----     -----     -----
                                                                (Unaudited)
Common shares outstanding.................................   358.7     265.4     306.3     257.5     167.3
Common equivalent shares..................................    61.6      49.6      58.1      53.8       1.2
Weighted average treasury shares purchased................   (22.6)    (16.5)    (15.2)     (7.6)       .3
Effect of using weighted average common and common
  equivalent shares outstanding...........................   (14.3)     (5.7)    (25.8)    (74.1)     (3.2)
                                                             -----     -----     -----     -----     -----
                                                             383.4     292.8     323.4     229.6     165.6
                                                             =====     =====     =====     =====     =====

     For the years ended December 31, 1996 and 1995, the weighted-average effect of common stock equivalents of approximately 37.1 million and
17.4 million shares, respectively, has been excluded from the computations of the extraordinary charge per share and net loss per share in 1996 and the net loss from discontinued operations per share in 1995 since they are anti-dilutive.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which establishes standards for computing and presenting earnings per share ("EPS"). This Statement replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted EPS is computed similar to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company's pro forma basic and diluted EPS computed under SFAS No. 128 are as follows:

                                                            Three Months Ended
                                                                March 31,         Years Ended December 31,
                                                            ------------------   -------------------------
                                                            1997      1996        1996     1995      1994
                                                            -----     -----      ------    -----     -----
                                                                (Unaudited)
Basic:
  Income (loss) from continuing operations................  $ .09     $ .06      $ (.10)   $ .15     $ .25
  Net income (loss).......................................    .09       .06        (.10)     .03       .24

Diluted:
  Income (loss) from continuing operations................  $ .08     $ .06      $ (.10)   $ .14     $ .25
  Net income (loss).......................................    .08       .06        (.10)     .03       .23


10.  RESTRUCTURING, MERGER AND OTHER NON-RECURRING EXPENSES

     During the year ended December 31, 1996, the Company recorded one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington and Continental. Approximately $38.3 million of such expenses appear as restructuring and merger expenses with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses in the Company's Supplemental Consolidated Statements of Operations for the year ended December 31, 1996. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

     In 1995, the Company recorded a $3.3 million pre-tax charge related to the closing of a subsidiary's headquarters office in Indianapolis, Indiana. The major components of the charge include severance costs, future contractual payments required under pre-existing contracts and other costs related to the write-off of equipment and other obligations related to the physical closure of the office.

11.  DISCONTINUED OPERATIONS

     In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30.5 million (net of income tax benefits of approximately $10.0 million) which represents the estimated loss on the disposal of such operations and a provision of approximately $2.0 million for expected operating losses through the final disposition of such operations. See Note 14, Related Party Transactions, for discussion of the disposition of the Company's mining and citrus operations.

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic shareholders (the "Distribution"). In connection with the Distribution, the Company contributed the intercompany balance to RESI's equity and contributed approximately $2.5 million to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.6 million.

     The Company has sold or spun-off all of its subsidiaries included in discontinued operations, hence fully disposing of all mining and citrus and hazardous waste operations. Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment. The recorded transactions reflect the disposal of all of the Company's hazardous waste and mining and citrus segments and,

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying Supplemental Consolidated Financial Statements.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable and accrued liabilities (nonderivatives) approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1996 and 1995 was a net payable position of $.7 million and $9.7 million, respectively.

     The estimated fair value of fixed rate mortgages payable at December
31, 1996 and 1995 was approximately $34.0 million and $114.0 million, respectively which approximates the carrying value. The estimated fair values were derived by discounting expected cash flows at the rates then offered to the Company for debt of similar terms and remaining maturities. The fair value of the Company's medium-term notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the medium-term notes payable was $792.8 million as of December 31, 1996. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT, which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company the ADT Warrant to purchase 15.0 million common shares of ADT at a purchase price $20 per share (which approximated fair market value). The Company estimated the fair value of the ADT Warrant at December 31, 1996 to be approximately $5.7 million based upon an option pricing model calculation, which approximated the carrying value. In March 1997, the Company exercised the ADT Warrant. See Note 1, Summary of Significant Accounting Policies--Marketable Securities.


13.  BUSINESS AND CREDIT CONCENTRATIONS

AUTOMOTIVE RENTAL INDUSTRY

     At December 31, 1996 the Company had 491 corporate owned vehicle rental facilities throughout the United States. The Company also had 31 corporate owned vehicle rental facilities in the United Kingdom, 25 in Germany, 4 in Switzerland, 82 in Canada, 1 in Belgium and 2 in The Netherlands. In addition to its corporate owned locations, the Company's licensee network operates 284 locations throughout Europe, Latin America, the Caribbean, and the Pacific. The automotive rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1996 and 1995 include $68.3 million and $59.3 million, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $25.4 million

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and $25.6 million at December 31, 1996 and 1995, respectively, are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1996 and 1995, the Company had vehicle receivables from manufacturers of $125.4 million and $65.0 million, respectively. Of the receivable balances from manufacturers, $16.9 million and $12.7 million are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1996, the Company purchased 71% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

AUTOMOTIVE RETAIL, SOLID WASTE SERVICES AND ELECTRONIC SECURITY SERVICES INDUSTRIES

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retail, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1996, the Company does not consider itself to have any significant concentrations of credit risk in the solid waste services, electronic security services and automotive retailing segments.

14.  RELATED PARTY TRANSACTIONS

     As of December 31, 1996, approximately $247.5 million was due from AutoNation pursuant to a loan agreement whereby the Company agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements. Interest income recognized on such advances was approximately $5.6 million for the year ended December 31, 1996. In addition, on behalf of AutoNation, the Company has guaranteed certain lease obligations and the residual value related to a portfolio of properties leased by AutoNation under a $150.0 million operating lease facility. At December 31, 1996, annual lease obligations were approximately $2.6 million through the year 2001 and the residual value guaranty was approximately $37.6 million. In April 1997, the operating lease facility was increased to $500.0 million.

     The Company purchased approximately $631.3 million, $351.8 million and $551.2 million of revenue earning vehicles from a group of automotive dealerships owned primarily by a former director of Alamo during the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to an automobile purchase agreement, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these automotive dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased.

     In September 1995, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by certain former shareholders of Addington; collectively, the "Addington Brothers") whereby the Company would receive $30.0 million, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This transaction closed in November 1995, at which time the proceeds received were used by the Company to pay down certain borrowings under a revolving line of credit.

     Included in the transaction described above and pursuant to an option agreement, in August 1995 the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12.5 million.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In September 1995, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to the Addington Brothers in exchange for .9 million shares of Common Stock of the Company owned by such shareholders. This transaction was consummated in November 1995, at which time the Company acquired and retired the
 .9 million shares valued at $13.6 million. The Company retained no obligations in connection with the sales and has fully divested its investment in its citrus operations.

15.  OPERATIONS BY INDUSTRY SEGMENT

     The Company is a diversified holding company with major business operations in the automotive rental, automotive retail, solid waste services and electronic security services industries. The Company operates primarily in the United States.

     The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Revenue:
  Automotive rental................................  $  2,618.4   $  1,919.5   $  1,245.2
  Automotive retail................................     2,239.2      1,668.4      1,434.3
  Solid waste services.............................       701.2        450.4        317.9
  Electronic security services.....................        85.3         49.8         41.9
                                                     ----------   ----------   ----------
                                                     $  5,644.1   $  4,088.1   $  3,039.3
                                                     ==========   ==========   ==========
Operating income (loss):
  Automotive rental................................  $    (20.6)  $    (11.1)  $     36.2
  Automotive retail................................        14.0         23.3         20.9
  Solid waste services.............................        93.7         63.1         42.7
  Electronic security services.....................        14.5          8.6          2.4
  Corporate........................................       (31.8)        (4.3)        (3.0)
                                                     ----------   ----------   ----------
                                                     $     69.8   $     79.6   $     99.2
                                                     ==========   ==========   ==========
Depreciation and amortization:
  Automotive rental................................  $    789.3   $    586.0   $    379.0
  Automotive retail................................         7.1          6.2          5.4
  Solid waste services.............................        58.9         44.6         35.0
  Electronic security services.....................        10.8          4.9          4.1
                                                     ----------   ----------   ----------
                                                     $    866.1   $    641.7   $    423.5
                                                     ==========   ==========   ==========
Capital expenditures, purchases of revenue earning
  vehicles and investment in subscriber accounts:
  Automotive rental................................  $  4,740.4   $  3,217.8   $  3,363.6
  Automotive retail................................        55.9         45.1          8.5
  Solid waste services.............................       128.2        146.0        112.7
  Electronic security services.....................        53.0         17.5         18.3
                                                     ----------   ----------   ----------
                                                     $  4,977.5   $  3,426.4   $  3,503.1
                                                     ==========   ==========   ==========
Assets:
  Automotive rental................................  $  4,736.0   $  3,906.5   $  2,352.5
  Automotive retail................................     1,309.2        467.1        357.3
  Solid waste services.............................       574.7        840.2        466.1
  Electronic security services.....................        43.6         43.8         34.4
  Net assets of discontinued operations............          --           --         86.2
                                                     ----------   ----------   ----------
                                                     $  6,663.5   $  5,257.6   $  3,296.5
                                                     ==========   ==========   ==========

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

16.  SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter which includes the peak summer travel months has historically been the strongest quarter of the year. During the peak season the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first quarter for the Company's automotive rental operations is generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The third and fourth quarters of 1996 included one-time pre-tax charges of approximately $7.6 million and $87.9 million, respectively, as described in Note 10, Restructuring, Merger and Other Non-Recurring Expenses. The fourth quarter of 1996 also included an extraordinary charge of approximately $31.6 million, net of income tax benefit, related to the early extinguishment of debt as described in Note 4, Long-Term Debt and Notes Payable.

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1996 and 1995. Quarterly amounts have been restated from amounts previously reported in Form 10-Q for significant business combinations accounted for under the pooling of interests method of accounting.

                                                  FIRST        SECOND       THIRD        FOURTH
                                                 QUARTER      QUARTER      QUARTER      QUARTER
                                                 --------     --------     --------     --------
Revenue.................................  1996  $ 1,218.4   $ 1,422.8    $ 1,440.0    $  1,562.9
                                          1995      771.9       922.6      1,198.0       1,195.6
Operating income (loss).................  1996  $    34.0   $    56.6    $    78.9    $    (99.7)
                                          1995       (3.1)       17.2         75.2          (9.7)
Income (loss) from continuing operations
  before extraordinary charge...........  1996  $    16.7   $    28.7    $    41.2    $    (84.5)
                                          1995       (7.8)        4.7         38.9          (4.3)
Income (loss) per share from
  continuing operations before
  extraordinary charge..................  1996  $     .06   $     .09    $     .13    $     (.28)
                                          1995       (.05)        .02          .16          (.02)
Net income (loss).......................  1996  $    16.7    $   28.7     $   41.2     $  (116.1)
                                          1995       (6.3)        7.0         11.1          (5.4)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To AutoNation Incorporated:

We have audited the accompanying consolidated balance sheets of AutoNation Incorporated (a Florida corporation and wholly owned subsidiary of Republic Industries, Inc.) and subsidiaries as of December 29, 1996 and December 31, 1995 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the 52-week period ended December 29, 1996 and for the period from inception (September 12, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AutoNation Incorporated and subsidiaries as of December 29, 1996 and December 31, 1995 and the results of their operations and their cash flows for the 52-week period ended December 29, 1996 and for the period from inception (September 12, 1995) to December 31, 1995, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
    February 28, 1997.

                    AUTONATION INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------
                                                                                  December 29,       December 31,
                                                                                      1996               1995
                                                                                ---------------      --------------

CURRENT ASSETS:
   Cash and cash equivalents                                                    $     1,545,787      $  11,486,865
   Accounts receivable                                                               12,096,256                 -
   Vehicle inventories, net                                                          66,257,779                 -
   Other current assets                                                                 547,533                 -
                                                                                ---------------      -------------
         Total current assets                                                        80,447,355         11,486,865

PROPERTY and EQUIPMENT, at cost:
   Land                                                                              96,474,167                 -
   Buildings and improvements                                                        51,830,652                 -
   Furniture, fixtures and equipment                                                 27,896,787            444,480
   Construction in progress                                                          21,660,776          1,395,407
                                                                                ---------------      -------------
                                                                                    197,862,382          1,839,887
   Less: accumulated depreciation and amortization                                   (1,197,714)                -
                                                                                ---------------      -------------
   Net property and equipment                                                       196,664,668          1,839,887
                                                                                ---------------      -------------
                                                                                $   277,112,023      $  13,326,752
                                                                                ===============      =============

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
                 ----------------------------------------------

CURRENT LIABILITIES:
   Cash overdraft                                                               $    18,760,740      $          -
   Accounts payable                                                                   5,495,512            741,230
   Accrued liabilities                                                               11,678,586             44,754
   Loan payable to related party                                                    247,472,082                 -
                                                                                ---------------      -------------
         Total current liabilities                                                  283,406,920            785,984

STOCKHOLDERS' (DEFICIT) EQUITY:
   Common stock, $.001 par value per share; 200,000,000 shares authorized and 80,200,000 and 79,300,000 shares issued and outstanding as of December 29, 1996 and December 31, 1995,
       respectively                                                                      80,200             79,300
   Additional paid-in capital                                                        52,049,800         79,220,700
   Accumulated deficit                                                              (58,424,897)        (3,063,732)
                                                                                ---------------      -------------
                                                                                     (6,294,897)        76,236,268
   Less:  Subscription receivable                                                            -         (63,695,500)
                                                                                ---------------      -------------
                                                                                     (6,294,897)        12,540,768
                                                                                ---------------      -------------

COMMITMENTS AND CONTINGENCIES (Note 8)

                                                                                $   277,112,023      $  13,326,752
                                                                                ===============      =============


   The accompanying notes are an integral part of these consolidated balance sheets.

                    AUTONATION INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                    Period From
                                                                                                     Inception
                                                                                 52-Week           (September 12,
                                                                              Period Ended            1995) to
                                                                              December 29,          December 31,
                                                                                  1996                  1995
                                                                               -------------       -------------
SALES                                                                          $  31,464,424       $       -

COSTS OF SALES, including floor plan interest expense
   for the 52-week period ended December 29, 1996 of
   $583,721                                                                       42,801,095               -
                                                                               -------------       -------------
         Gross margin                                                            (11,336,671)              -

OPERATING EXPENSES
   Selling and store operating                                                    11,837,751               -
   Store pre-opening                                                               1,759,928               -
   General and administrative                                                     24,863,967           3,063,732
                                                                               -------------       -------------
         Total operating expenses                                                 38,461,646           3,063,732
                                                                               -------------       -------------
         Operating loss                                                          (49,798,317)              -
                                                                               -------------       -------------

INTEREST EXPENSE                                                                   5,562,848               -
                                                                               -------------       -------------

NET LOSS                                                                       $ (55,361,165)      $  (3,063,732)
                                                                               =============       =============








   The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

               FOR THE 52-WEEK PERIOD ENDED DECEMBER 29, 1996 AND

    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 12, 1995) TO DECEMBER 31, 1995

                                             Common Stock           Additional
                                     ---------------------------     Paid-In       Accumulated     Subscription
                                         Shares        Amount        Capital         Deficit        Receivable         Total
                                     ------------   ------------   ------------    -----------     ------------    -------------
INITIAL CAPITALIZATION,
    September 12, 1995                 79,300,000   $     79,300   $ 79,220,700    $       --      $(79,300,000)   $       --

CAPITAL CONTRIBUTIONS                        --             --             --              --        15,604,500      15,604,500

NET LOSS                                     --             --             --        (3,063,732)           --        (3,063,732)
                                      -----------   ------------   ------------    ------------    ------------    ------------

BALANCE, December 31, 1995             79,300,000         79,300     79,220,700      (3,063,732)    (63,695,500)     12,540,768

ADDITIONAL CONTRIBUTIONS                  900,000            900        899,100            --          (900,000)           --

CAPITAL CONTRIBUTIONS                        --             --             --              --        36,525,500      36,525,500

CANCELLATION OF SUBSCRIPTION
    RECEIVABLE                               --             --      (28,070,000)           --        28,070,000            --

NET LOSS                                     --             --             --       (55,361,165)           --       (55,361,165)
                                      -----------   ------------   ------------    ------------    ------------    ------------

BALANCE, December 29, 1996             80,200,000   $     80,200   $ 52,049,800    $(58,424,897)   $       --      $ (6,294,897)
                                      ===========   ============   ============    ============    ============    ============




        The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Period From
                                                                                             Inception
                                                                            52-Week        (September 12,
                                                                         Period Ended         1995) to
                                                                         December 29,        December 31,
                                                                            1996                 1995
                                                                       ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                             $ (55,361,165)      $  (3,063,732)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                        1,197,714               -
       Increase in vehicle inventories                                    (66,257,779)              -
       Increase in accounts receivable                                    (12,096,256)              -
       Increase in other current assets                                      (547,533)              -
       Increase in cash overdraft                                          18,760,740               -
       Increase in accounts payable                                         4,754,282             741,230
       Increase in accrued liabilities                                     15,705,914              44,754
                                                                        -------------       -------------
           Net cash used in operating activities                          (93,844,083)         (2,277,748)
                                                                        -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                  (196,022,495)         (1,839,887)
                                                                        -------------       -------------
           Net cash used in investing activities                         (196,022,495)         (1,839,887)
                                                                        -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loan payable to related party                            243,400,000               -
   Capital contributions                                                   36,525,500          15,604,500
   Proceeds from vehicle financing with related party                      40,309,941               -
   Repayment of vehicle financing with related party                      (40,309,941)              -
                                                                        -------------       -------------
           Net cash provided by financing activities                      279,925,000          15,604,500
                                                                        -------------       -------------
           Net increase(decrease) in cash and equivalents                  (9,941,078)         11,486,865
                                                                        -------------       -------------

CASH AND EQUIVALENTS, beginning of period                                  11,486,865               -
                                                                        -------------       -------------

CASH AND EQUIVALENTS, end of period                                     $   1,545,787       $  11,486,865
                                                                        =============       =============



 The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 29, 1996


(1)  ORGANIZATION:

AutoNation Incorporated and subsidiaries (collectively, the "Company") is a Florida corporation, which had been in the development stage during the period September 12, 1995 ("Inception") to March 1, 1996. The Company was formed pursuant to a Stockholders' Agreement among the Company, H. Wayne Huizenga ("Huizenga"), JM Family Enterprises, Inc. ("Enterprises") and Steven R. Berrard ("Berrard"), collectively, the "Shareholders", and certain subscribers discussed further in Note 4. The Company is engaged in developing, establishing and operating a nationwide chain of retail stores to purchase, recondition, sell, finance and service used vehicles.

Since Inception, the Company has been principally engaged in organizational and business activities associated with the opening of several retail stores in the future, the first opening of which occurred in March 1996. In connection with these activities, the Company has purchased and/or entered into lease agreements for certain land sites which will serve as locations for future retail stores. As of December 29, 1996, the Company had eight retail locations in operation. The eight sites that have opened and are operating as of December 29, 1996 are as follows:

            Type                   Location                  Date Opened
            ----                   --------                  -----------
   ValuStop                     Orlando, FL                1st Quarter, 1996
   ValuStop                     Arlington, TX              2nd Quarter, 1996
   ValuStop                     Ft. Lauderdale, FL         3rd Quarter, 1996
   AutoNation USA (TM)          Ft. Lauderdale, FL         4th Quarter, 1996
   AutoNation USA (TM)          Houston, TX                4th Quarter, 1996
   AutoNation USA (TM)          Houston, TX                4th Quarter, 1996
   AutoNation USA (TM)          Dallas, TX                 4th Quarter, 1996
   AutoNation USA (TM)          Phoenix, AZ                4th Quarter, 1996

In May 1996, the Company and the Shareholders' entered into a definite Merger Agreement (the "Agreement") with Republic Industries, Inc. ("Republic") and a wholly owned subsidiary of Republic. Republic's Chairman and Co-Chief Executive Officers and certain other officers and directors of Republic are stockholders of the Company. On January 16, 1997, a Special Meeting of Stockholders of Republic was held in which the merger of the Company into Republic was approved. Pursuant to the Agreement, an aggregate of 17,467,248 shares of $.01 par value per share, Republic common stock was issued in exchange for all of the issued and outstanding shares of common stock of the Company. Based on 80,200,000 shares of the Company's common stock issued and outstanding as of the Closing, each share of the Company's common stock has been converted into a
0.217796 share of Republic's common stock.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       FISCAL YEAR

The Company's fiscal year is a 52- or 53-week period ending on the Sunday nearest to December 31. Fiscal year 1996, which ended December 29, 1996, consisted of 52 weeks.

       BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

       CASH EQUIVALENTS

The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents.

       VEHICLE INVENTORIES

Vehicle inventories consist of retail vehicles held for sale using the specific identification method. Cost includes the cost of the vehicle, including acquisition, reconditioning and transportation costs. Parts and accessories are valued at the lower of cost or market, using the first-in, first-out method.

       PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. The Company's buildings and improvements, and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated lives are: 40 years for buildings and improvements, and 5 to 10 years for furniture, fixtures and equipment. The cost of purchased software and associated consulting fees is amortized on a straight-line basis over periods ranging from 3 to 10 years, the estimated useful lives of the related software.

       REVENUE RECOGNITION

Revenue consists of sales of used vehicles and parts and service. The Company recognizes revenue when products are sold or services are provided.

       STORE PRE-OPENING COSTS

Non-capital expenditures associated with opening new stores are charged to expense as incurred.

       ADVERTISING

The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 29, 1996 or December 31, 1995. Advertising expense was $6,396,925 for the 52-week period ended December 29, 1996.

       USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments primarily consist of cash, accounts receivable, accounts payable, accrued liabilities and loan payable to related party, each of which approximates fair market value due to their short-term nature.

       RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated balance sheet as of December 31, 1995 to conform to the December 29, 1996 presentation.

(3)  CAPITALIZATION:

Pursuant to the Stockholders' Agreement and related subscription agreements discussed in Note 4, the Board of Directors (the "Board") of the Company determined the amount of capital required by the Company to commence operations. The Stockholders and the Subscribers (see Note 4) (together, the "Investors") were obligated to make capital contributions not to exceed $80,200,000 in the aggregate, consistent with the business plan budgets adopted by the Stockholders. The Investors have made capital contributions of $52,130,000 and $15,604,500 for the 52-week period ended December 29, 1996 and for the period from inception to December 31, 1995, respectively.

In the event any investor failed to make any additional capital contributions described above (the "Defaulting Investor"), the Stockholders (other than a Stockholder which is a Defaulting Investor) had the right, but not the obligation, to contribute, in proportion to their respective common shares or as mutually agreed, the additional funds required to be contributed by the Defaulting Investor.

If such default occurred when the total capital of the Company contributed by the Investors was less than $80,200,000 (and with respect to all required additional capital up to $80,200,000), all funds then contributed to the Company by the contributing Investors were treated as equity and/or debt, as determined by the Board.

     The Company legally issued 80,200,000 and 79,300,000 shares of common stock which were outstanding at December 29, 1996 and December 31, 1995, respectively. The Stockholders were obligated to make capital contributions for 58,195,000 of the issued and outstanding shares, of which 20,368,250 and 45,756,250 at December 29, 1996 and December 31, 1995, respectively, of such issued and outstanding shares were being held in escrow pursuant to subscription agreements to be released from escrow to the respective Stockholders as payments were made. The Subscribers signed subscription commitments for 22,005,000 and 21,105,000 shares (see Note 4).

(4)  CAPITAL SUBSCRIPTION COMMITMENTS:

The Stockholders of the Company assigned to certain subscribers a portion of their rights to acquire shares of the Company's common stock at the same price paid by the assigning Stockholder. In addition to these subscribers, certain key executive officers, management and consultants (collectively, the "Subscribers") signed Subscription Agreements to acquire shares of the Company's common stock.

As of December 29, 1996 and December 31, 1995, the Subscribers had subscription commitments for 22,005,000 and 21,105,000 shares, respectively, of which 7,701,750 and 17,939,250 at December 29, 1996 and December 31, 1995,
respectively, of such issued and outstanding shares were being held in escrow pursuant to subscription agreements and were released from escrow to the respective subscribers as payments are made. The Subscribers were required to pay 15% of the commitment at the time the Subscription Agreement was finalized. At December 29, 1996 and December 31, 1995, all Subscription Agreements have been signed and the Company has received $14,303,250 and $3,165,750, respectively. As a result of the consummation of the Agreement, these subscription commitments were no longer required and are reflected as canceled as of December 29, 1996.

(5)  STOCK OPTION PLAN:

The Company adopted the 1995 Employee Stock Option Plan (the "Plan") which is a qualified, incentive stock option plan offering certain present and future key employees and officers and independent contractors an opportunity to become Investors of the Company. The Board is responsible for the administration of the Plan and may grant options to purchase shares of the Company's common stock and issue shares upon exercise of such options as provided in the Plan.

The Board may grant options to purchase up to 3,200,000 shares of common stock. The maximum number of shares subject to option that can be granted to any executive officer is 1,000,000 during the first ten years after the effective date of the Plan and 500,000 shares per year thereafter. The Plan also provides that the option price will not be less than the fair market value at the time the option is granted.

Each option shall have a term of not less than five nor more than ten years and shall become exercisable with respect to 25% of the total number of shares subject to the options twelve months after the date of its grant and with respect to each additional 25% at the end of each twelve month period thereafter during the succeeding three years.

A summary of stock option transactions for the 52-week period ended December 29, 1996 is as follows:

                                                                            Weighted-
                                                                             Average
                                                         Shares          Exercise Price
                                                     ---------------    ----------------
Options outstanding at beginning of period                1,105,000          $  1.00
Granted                                                     872,891             3.37
Exercised                                                     -                 -
Canceled                                                     85,700             3.00
                                                      -------------
Options outstanding at end of period                      1,892,191             1.96
                                                      =============

Options exercisable at period-end                           284,500             1.02
Options available for future grants                       1,222,109


The following table summarizes information about outstanding and exercisable stock options at December 29, 1996:

                                                  Outstanding                                Exercisable
                                  ---------------------------------------------------------------------------------
                                                   Weighted-
                                                    Average
                                                   Remaining         Weighted-                         Weighted-
                                                  Contractual         Average                           Average
                                     Shares           Life        Exercise Price       Shares       Exercise Price
                                  -------------   -----------    ----------------    -----------   ----------------
Exercise price:
   $1.00                              1,340,000        8.82             $ 1.00           282,000         $  1.00
   $3.00                                253,866        9.20               3.00             2,500            3.00
   $5.36                                298,325        9.58               5.36                -             0.00
                                  -------------                                      -----------
$1.00 - $5.36                         1,892,191        8.99               1.96           284,500            1.02
                                  =============                                      ===========

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plan been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net loss would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's pro forma loss and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the 52-week period ended December 29, 1996:

Pro forma net loss                                        $(55,668,194)
Pro forma weighted average fair value of
   options granted                                            $1.62
Risk free interest rates                                   5.98% - 6.17%
Expected lives                                              5 - 7 years
Expected volatility                                             40%

In connection with the Merger Agreement, each option granted under the Plan shall be converted into an option to acquire 0.217796 of a share of Republic Common Stock. The exercise price per share of Republic Common Stock for all such converted options equals the product of the exercise price of each option multiplied by 4.59145. Pursuant to the Merger Agreement, the Plan shall continue with the same provisions, including vesting schedules, that were in effect prior to the merger. As of January 16, 1997, in connection with the approval of the merger of the Company with Republic, all outstanding options to acquire shares of the Company's common stock were converted to options to acquire Republic common stock.

(6)  INCOME TAXES:

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

Components of the net deferred income tax asset as of December 29, 1996 and December 31, 1995 are as follows:

                                                     1996                 1995
                                                 -------------        -------------
Deferred income tax liabilities:
   Book basis of property over tax basis         $    (174,118)       $       -

Deferred income tax assets:
   Start-up costs not currently deductible           1,152,750              820,000
   Accruals not currently deductible                 3,386,225                -
   Net operating losses                             17,387,841              308,566
                                                 -------------        -------------

                                                    21,752,698            1,128,566
Valuation allowance                                (21,752,698)          (1,128,566)
                                                 -------------        -------------

Net deferred income tax asset                    $       -            $       -
                                                 =============        =============

At December 29, 1996, the Company had available federal net operating loss carryforwards of approximately $47 million which begin to expire in the year 2010. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset all of the deferred tax assets due to the uncertainty surrounding the future realization of such deferred tax assets. Accordingly, no income tax benefit has been recorded in the accompanying consolidated statements of operations. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

(7)  RELATED PARTY TRANSACTIONS:

In connection with the Agreement (see Note 1), the Company has entered into a Loan Agreement with Republic to provide advances to the Company up to the amounts specified in a cash flow needs projection delivered by the Company to Republic. Such advances carry an interest rate of LIBOR plus 2%. The advances are collateralized by the common stock of AutoNation USA Corporation pledged by the Company to Republic, all trademarks and other intellectual property of the Company, and the Company's subscription commitments discussed in Notes 3 and 4. The advances pursuant to the Loan Agreement mature on June 30, 1997. At December 29, 1996, the Company had outstanding $247,472,082 pursuant to the Loan Agreement, including accrued interest payable at $4,072,082 and has incurred $5,562,848 of interest expense since inception of the Loan Agreement. The Company made interest payments on these advances of $1,490,766 during the 52-week period ended December 29, 1996.

Pursuant to a management agreement with Republic, the Company manages the operations of CarChoice, Inc., ("CarChoice") a subsidiary of Republic engaged in developing and operating used car superstores. In connection with Republic's acquisition of CarChoice, Republic entered into a Management Agreement with the Company to manage and operate CarChoice and use the CarChoice facilities for certain developmental activities until the acquisition of CarChoice was consummated. Also, pursuant to the Management Agreement, the Company is required to absorb certain expenses relating to the operations of CarChoice. For the 52-week period ended December 29, 1996, the Company earned $250,000 in management fees from Republic and absorbed $1,276,306 of expenses from CarChoice. Such Agreement was terminated upon consummation of the merger between the Company and Republic.

The accounts receivable balance in the accompanying consolidated balance sheet includes $6,201,331 due from CarChoice, resulting from the procurement of vehicles on behalf of CarChoice and vehicle sales in the ordinary course of business.

Enterprises is a diversified automotive corporation engaged in the distribution of Toyota vehicles in the southeastern United States and other automotive related services, including retail automotive leasing, retail installment lending, wholesale floor plan and commercial lending, third-party servicing, warranty and maintenance contracts, direct write and reinsurance of credit life and accident and health policies. Pursuant to the Stockholders' Agreement and the Agreement discussed in Note 1, Enterprises, or its affiliates, has a two year arrangement to be the "preferred" provider and servicer to the Company of all retail finance products, vehicle service contracts and insurance products sold by or through the Company and the preferred provider of wholesale inventory financing to the Company. Enterprises and its affiliates will continue to be the preferred provider of these products and services so long as such products and services are provided on terms which are competitive with those of third-party providers.

During 1996, the Company entered into a financing arrangement with World Omni Financial Corp., a wholly owned subsidiary of Enterprises. The financing arrangement provided up to $50 million in financing at LIBOR plus 2.75% to be used to finance vehicle inventory and is required to be repaid within a maximum of 120 days. On October 24, 1996, the Company repaid $40,309,941, to World Omni Financial Corp., the entire amount due under their vehicle financing arrangement as of that date. Interest paid under this financing arrangement totaled $583,721 during the 52-week period ended December 29, 1996. This financing arrangement has been terminated and the Company intends to finance its vehicle inventory through the Republic Loan Agreement. Through December 31, 1995, Enterprises did not provide to the Company any of the products or services described above.

Prior to the formation and capitalization of the Company, Huizenga and Enterprises incurred direct expenses in connection with the development of the business. Such expenses of $774,663 have been reimbursed by the Company and are included in the accompanying consolidated financial statements.

(8)  COMMITMENTS AND CONTINGENCIES:

       Lease Agreements

The approximate future minimum lease payments under operating leases at December 29, 1996 are as follows:

                     1997                    $    2,259,930
                     1998                         2,313,820
                     1999                         2,211,453
                     2000                         2,098,367
                     2001                         1,675,594
                     Thereafter                   2,325,760
                                             --------------

                                             $   12,884,924
                                             ==============

Rent expense for the 52-week period ended December 29, 1996 totaled $962,988.

During 1996, the Company entered into nine operating lease agreements in which the Company will lease certain retail locations. The initial lease terms are two years, with three annual renewal options. Lease payments will began once the related assets are placed into service and will be equal to the financing costs of the related leased assets. No locations under these agreements were placed in service as of December 29, 1996. These leases provide for substantial residual value guarantees by both the Company and Republic and include purchase options at the cost of the related leased assets. At December 31, 1996, based upon current the finance costs of the related leased assets, annual lease obligations are projected to be $2.6 million and the residual value guarantee was approximately $37.6 million. The maximum amount of the residual value guarantees relative to the assets under these leases is projected to be $88 million. In February 1997, the operating lease facility was increased to $150 million.

       LAND PURCHASE AGREEMENTS

The Company has entered into commitments to purchase land sites. At December 29, 1996 these commitments totaled $149,145,229, all of which are contracted to close in 1997.

       LITIGATION

By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused the Company of infringing CarMax's trademark rights by using the marks AutoNation USA and "The Better Way to Buy a Car." The Company denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that the Company's use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against the Company seeking unspecified damages and an order enjoining the Company from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." In February 1997, the Company filed a motion for partial summary judgment on CarMax's dilution claim under Florida law. A trial has been set for June 1998. Although it is impossible to predict the outcome of this litigation, the Company believes it has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Grubb Automotive, Inc.
Jack Sherman Chevrolet, Inc.
Lou Grubb Chevrolet, Inc.
Lou Grubb Ford, Inc.
Lou Grubb Saturn, Inc.
Saturn of Tempe, Inc.

We have audited the accompanying combined balance sheets of the corporations listed in Note 1 (the Company) as of December 31, 1996 and 1995 and the related combined statements of income, shareholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations listed in Note 1 at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




                                                   ERNST & YOUNG LLP


Phoenix, Arizona,
March 31, 1997

                                Grubb Automotive

                             Combined Balance Sheets

                                                                              DECEMBER 31,
                                                                          1996         1995
                                                                       --------------------------
                                                                             (In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                           $  5,864       $  7,471
   Receivables, net                                                      10,586         11,817
   Due from shareholders                                                   --              654
   Inventories                                                           47,586         45,255
   Advances to affiliates                                                  --              200
   Other current assets                                                      82            152
                                                                       --------       --------
Total current assets                                                     64,118         65,549

Land, buildings, equipment, and rental and lease vehicles, net           13,685         11,584
Land held for development                                                   875          1,755
Cash surrender value of officers' life insurance, less policy
   loans of approximately $294,000 in 1996 and $240,000 in 1995             598            550
Other assets                                                                203            103
                                                                       --------       --------
                                                                       $ 79,479       $ 79,541
                                                                       ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings                                               $ 47,718       $ 51,306
   Accounts payable                                                       2,448          2,444
   Accrued expenses                                                       5,455          4,020
   Notes payable to shareholders due within one year                      3,650          3,250
   Long-term debt due within one year                                       381            370
                                                                       --------       --------
Total current liabilities                                                59,652         61,390

Deferred compensation                                                       740            550
Notes payable to shareholders due after one year                          2,575          2,575
Long-term debt due after one year                                         3,794          4,127

Shareholders' equity:
   Common stock                                                           3,025          3,025
   Additional paid-in capital                                               646            646
   Retained earnings                                                     10,347          8,528
   Less treasury stock, at cost                                          (1,300)        (1,300)
                                                                       --------       --------
Total shareholders' equity                                               12,718         10,899
                                                                       --------       --------
                                                                       $ 79,479       $ 79,541
                                                                       ========       ========

See accompanying notes.

                                Grubb Automotive

                          Combined Statements of Income

                                                         YEAR ENDED DECEMBER 31,
                                                          1996           1995
                                                       --------------------------
                                                              (In thousands)
REVENUES
Vehicle sales                                          $ 375,338       $ 339,087
Parts and service sales                                   56,811          51,084
Finance fees and insurance commissions                     5,792           5,176
Other revenue                                              2,410           2,463
                                                       ---------       ---------
                                                         440,351         397,810

COSTS AND EXPENSES
Vehicles cost of sales                                   349,225         317,448
Parts and service cost of sales                           36,282          32,988
Selling, general and administrative expenses              45,752          40,744
Depreciation and amortization                              1,501           1,451
                                                       ---------       ---------
                                                         432,760         392,631
OTHER INCOME (EXPENSE)
Interest income                                            2,636           2,784
Interest expense                                          (4,669)         (4,704)
                                                       ---------       ---------
                                                          (2,033)         (1,920)
                                                       ---------       ---------
Net income                                             $   5,558       $   3,259
                                                       =========       =========



See accompanying notes.

                                Grubb Automotive

                   Combined Statements of Shareholders' Equity

                     Years ended December 31, 1996 and 1995
                                 (In thousands)




                                       GRUBB                                                                  LOU GRUBB
                                   AUTOMOTIVE, INC.              JACK SHERMAN CHEVROLET, INC.              CHEVROLET, INC.
                                  ------------------     ------------------------------------------      --------------------
                                                                   ADDITIONAL
                                  COMMON    RETAINED     COMMON     PAID-IN     RETAINED   TREASURY      COMMON    RETAINED
                                  STOCK     EARNINGS     STOCK      CAPITAL     EARNINGS     STOCK        STOCK    EARNINGS
                                  ------    --------     ------    ----------   --------   --------      ------    --------
Balances at January 1, 1995      $    11    $    (1)    $     1    $   403      $ 2,229     $(1,300)    $   463     $ 3,949
Net income (loss)                   --           (8)       --         --            395        --          --            84
Shareholder
   distributions                    --         --          --         --         (1,079)       --          --           --
                                 -------    -------     -------    -------      -------     -------     -------     -------

Balances at December 31, 1995         11         (9)    $     1        403        1,545      (1,300)        463       4,033
Net income                          --            8        --         --          1,097        --          --         1,169

Shareholder distributions           --         --          --         --           (659)       --          --          (824)
                                 -------    -------     -------    -------      -------     -------     -------     -------
Balances at
   December 31, 1996             $    11    $    (1)    $     1    $   403      $ 1,983     $(1,300)    $   463     $ 4,378
                                 =======    =======     =======    =======      =======     =======     =======     =======

                                          LOU GRUBB                  LOU GRUBB              SATURN OF
                                          FORD, INC.                SATURN, INC.            TEMPE, INC.
                                 ----------------------------    -----------------      -------------------
                                          ADDITIONAL
                                  COMMON   PAID-IN   RETAINED    COMMON    RETAINED     COMMON     RETAINED
                                  STOCK    CAPITAL   EARNINGS    STOCK     EARNINGS     STOCK      EARNINGS    TOTAL
                                  -----    -------   --------    -----     --------     -----      --------    -----
Balances at January 1, 1995      $  750     $ 243    $    95     $  800    $   706     $ 1,000      $  741    $10,090
Net income (loss)                   --        --         959        --         602         --        1,227      3,259
Shareholder
   distributions                    --        --        (645)       --        (246)        --         (480)    (2,450)
                                 ------      ----    -------     ------    -------     -------      ------    -------
Balances at December 31, 1995       750       243        409        800      1,062       1,000       1,488     10,899
Net income                          --        --       1,288        --         663         --        1,333      5,558

Shareholder distributions           --        --        (623)       --        (667)        --         (966)    (3,739)
                                 ------      ----    -------     ------    -------     -------      ------    -------

Balances at
   December 31, 1996             $  750      $243    $ 1,074     $  800    $ 1,058     $ 1,000      $1,855    $12,718
                                 ======      ====    =======     ======    =======     =======      ======    =======



See accompanying notes.

                                Grubb Automotive

                        Combined Statements of Cash Flows

                                                                                YEAR ENDED DECEMBER 31,
                                                                                 1996            1995
                                                                                -----------------------
                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                      $ 5,558       $  3,259
Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
     Depreciation and amortization                                                1,501          1,451
     Provision for chargeback allowances                                          2,501          1,704
     Loss on sale of assets                                                         128              3
     Increase in cash surrender value of officers' life insurance                   (48)           (47)
     Changes in operating assets and liabilities:
       Receivables                                                                1,231         (3,570)
       Inventories                                                               (1,738)        (7,703)
       Other current assets                                                          70              8
       Other assets                                                                (100)            12
       Accounts payable                                                               4            753
       Accrued expenses                                                          (1,066)           583
       Deferred compensation                                                        190             50
                                                                                -------       --------
Net cash provided by (used in) operating activities                               8,231         (3,497)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of land, buildings, equipment, and rental and lease vehicles            (3,477)        (1,280)
Purchase of land held for development                                              --             (875)
Proceeds from disposal of land, buildings, equipment, and rental and lease
   vehicles                                                                          34            222
Decrease (increase) in advances to affiliates                                       200           (200)
                                                                                -------       --------
Net cash used in investing activities                                            (3,243)        (2,133)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds (payments) on short-term borrowings                                 (3,588)        14,030
Repayment of long-term debt                                                        (322)          (345)
Increase in notes payable to shareholders                                           400           --
Shareholder distributions                                                        (3,085)        (2,450)
                                                                                -------       --------
Net cash provided by (used in) financing activities                              (6,595)        11,235
                                                                                -------       --------
Increase (decrease) in cash and cash equivalents                                 (1,607)         5,605
Cash and cash equivalents, beginning of year                                      7,471          1,866
                                                                                -------       --------
Cash and cash equivalents, end of year                                          $ 5,864       $  7,471
                                                                                =======       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest                                          $ 4,714       $  4,665
                                                                                =======       ========


See accompanying notes.

                                Grubb Automotive

                     Notes to Combined Financial Statements

                                December 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying combined financial statements reflect the combined operations of Grubb Automotive, Inc. (Grubb), Jack Sherman Chevrolet, Inc. (JSC), Lou Grubb Chevrolet, Inc. (LGC), Lou Grubb Ford, Inc. (LGF), Lou Grubb Saturn, Inc. (LGS), and Saturn of Tempe, Inc. (SOT) (collectively, the Company or Grubb Automotive).

The Company operates in one business segment - the retail sales of new and used automobiles and the service thereof. The company has two Chevrolet dealerships, two Saturn dealerships and a Ford dealership. The dealerships are located in metropolitan Phoenix, Arizona, except for one Chevrolet dealership which is located in Midland, Texas.

The accompanying combined financial statements include the accounts of the corporations listed above. All material intercompany accounts and transactions have been eliminated.

The financial information included in the combined financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been if the separate dealerships had continued to be separate, stand-alone dealerships during the period presented.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, cash on deposit with a manufacturer, and all highly liquid investments with maturities of three months or less when purchased.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined by last-in, first-out (LIFO) for new and used vehicles, and factory list price for parts and accessories, which approximates first-in, first-out (FIFO).

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LAND, BUILDINGS, EQUIPMENT, AND RENTAL AND LEASE VEHICLES

Land, buildings, equipment, and rental and lease vehicles are stated at cost. Depreciation is provided using the straight-line method for buildings and improvements and declining-balance methods for equipment, furniture and fixtures, and vehicles. The estimated useful lives of the assets for depreciation purposes are:

         Buildings and improvements                        15 to 39 years
         Parts equipment                                     5 to 8 years
         Machinery and shop equipment                        5 to 8 years
         Furniture and fixtures                              5 to 8 years
         Service vehicles                                    3 to 5 years
         Rental and lease vehicles                           3 to 5 years

When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

LAND HELD FOR DEVELOPMENT

Land held for development, which represents land acquired for development of additional dealerships in metropolitan Phoenix, Arizona, is carried at cost, which is not in excess of fair value.

UNEARNED INCOME

Unearned income on receivables is recognized over the term of the receivable on the interest method.

REVENUES

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCE FEES AND INSURANCE COMMISSIONS

Finance fees represent revenue earned by the Company for notes placed with financial institutions in connection with customer vehicle financing. Finance fees are recognized in income upon acceptance of the credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance sold in connection with the vehicle on behalf of third-party insurance companies. Insurance commissions are recognized in income upon customer acceptance of the insurance terms as evidenced by contract execution.

The Company is charged back for a portion of these fees and commissions should the customer terminate the finance contract prior to its scheduled maturity. The estimated allowance for these chargebacks (chargeback allowance) is based upon the Company's historical experience for prepayments or defaults on the finance contracts.

OTHER REVENUE

Other revenue consists primarily of license and title fees.

ADVERTISING AND PROMOTIONAL COSTS

Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying combined statements of income. Total advertising and promotional expenses were approximately $4,263,000 and $3,874,000 in 1996 and 1995, respectively.

INCOME TAXES

The Company elected, with the consent of its shareholders, to have its income taxed directly to its shareholders as S corporations under the provisions of the Internal Revenue Code. Accordingly, the Company is generally not subject to income taxes as the taxable income and related losses are allocated and taxed directly to the shareholders.

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In 1996, the Company adopted Financial Accounting Standard (FAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (FAS 121), which requires that long-lived assets (i.e., property, plant and equipment and goodwill) held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. The adoption of this statement did not have a significant impact on the Company's results of operations or its financial position.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their maturities.

2. RECEIVABLES

Receivables are comprised of the following:

                                                                                    DECEMBER 31
                                                                               1996             1995
                                                                             --------------------------
                                                                                   (In thousands)

         Contracts in transit and vehicle receivables                         $ 6,454          $ 7,450
         Trade receivables                                                      2,383            2,354
         Due from automakers                                                    1,361            1,716
         Note receivables from customers                                          732              867
         Other                                                                    300              261
                                                                              -------          -------
                                                                               11,230           12,648
         Less: allowance for doubtful accounts                                   (521)            (708)
         Less: unearned income                                                   (123)            (123)
                                                                              -------          -------
                                                                              $10,586          $11,817
                                                                              =======          =======

                                Grubb Automotive

2. RECEIVABLES (CONTINUED)

Contracts in transit and vehicle receivables primarily represent receivables from financial institutions such as General Motor Acceptance Corporation (GMAC), and regional banks which provide funding for customer vehicle financing. These receivables are normally collected in less than 30 days of the sale of the vehicle. Trade receivables primarily relate to the sale of parts to commercial customers. Due from automakers represent receivables for parts and service work performed on vehicles pursuant to the automakers' warranty coverages and amounts due in connection with the purchase of vehicles (holdbacks) pursuant to the dealership agreement. Such holdbacks are generally remitted to the Company on a quarterly basis. Note receivables from customers are derived from certain sales of used vehicles at JSC under which the dealership finances the sale and carries the related note.

3. DUE FROM SHAREHOLDERS

Due from shareholders represents cash advances made to shareholders of the Company. The due from shareholder amounts were paid in 1996 by the offset of shareholder distributions.

4. INVENTORIES

The components of inventory are as follows:

                                                                                               DECEMBER 31
                                                                                         1996              1995
                                                                                      ---------------------------
                                                                                           (In thousands)
New vehicles, at cost determined under the specific identification method             $  46,170        $  45,799

Used vehicles, at cost determined under the specific identification method               10,659            9,475

Parts and accessories, at cost determined by the latest factory invoice
   price, which approximates the FIFO method                                              7,456            6,208
                                                                                      ---------        ---------
                                                                                         64,285           61,482
Less adjustment to reduce new vehicles inventories to cost determined under
   the LIFO method                                                                      (14,422)         (13,852)

Less adjustment to reduce used vehicles inventories to cost determined under
   the LIFO method                                                                       (2,277)          (2,375)
                                                                                      ---------        ---------
                                                                                      $  47,586        $  45,255
                                                                                      =========        =========


                                Grubb Automotive

4. INVENTORIES (CONTINUED)

While the Company believes that the LIFO method of accounting provides a better matching of costs and revenues, if the FIFO method of accounting had been used by the Company, net income would have increased by approximately $472,000 and $2,418,000 in 1996 and 1995, respectively. During the year ended December 31, 1996, the Company realized a liquidation of certain LIFO inventory pools which resulted in an increase to net income of approximately $1,200,000.

5. LAND, BUILDINGS, EQUIPMENT, AND RENTAL AND LEASE VEHICLES

Land, buildings, equipment, and rental and lease vehicles, consist of the following:

                                                                                              DECEMBER 31
                                                                                        1996              1995
                                                                                      -------------------------
                                                                                             (In thousands)

Land                                                                                   $ 5,295          $ 5,295
Buildings and improvements                                                               6,221            6,192
Furniture and fixtures                                                                   3,067            2,897
Machinery and shop equipment                                                             1,236            1,212
Parts equipment                                                                            937              762
Rental and lease vehicles                                                                  758              695
Service vehicles                                                                           951              880
Construction in progress                                                                 2,589                -
                                                                                       -------          -------
                                                                                        21,054           17,933
Less accumulated depreciation and amortization                                          (7,369)          (6,349)
                                                                                       -------          -------
                                                                                       $13,685          $11,584
                                                                                       =======          =======


During the year ended December 31, 1996, the Company transferred approximately $593,000 at net book value in service vehicles previously included in land, buildings, equipment, and rental and lease vehicles to used inventories. At December 31, 1996, the construction in progress amount includes land and building and related construction costs for the addition of a new dealership in metropolitan Phoenix, Arizona.

                                Grubb Automotive

6. SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:

                                                                                                DECEMBER 31
                                                                                            1996          1995
                                                                                         ------------------------
                                                                                               (In thousands)
$24,000,000 line of credit with a bank, interest payable monthly at the lower of the bank's prime rate plus 0.50 percent or the 30-day LIBOR rate plus 2.50 percent, maturing July 1997, and collateralized by all inventories and accounts receivable of LGF. The line of credit is guaranteed by a
   shareholder of LGF up to $3,000,000.                                                   $15,387        $18,349

$18,000,000 line of credit with a bank, interest payable monthly at the lower of the bank's prime rate plus 0.50 percent or the 30-day LIBOR rate plus 2.50 percent, maturing July 1997, and collateralized by all inventories and accounts receivable of LGC. The line of credit is guaranteed by a
   shareholder of LGC up to $3,000,000.                                                    16,265         17,574

$14,000,000 line of credit with General Motors Acceptance Corporation, interest payable monthly at prime plus 1.00 percent on new stock vehicles and prime plus 1.50 percent on demo vehicles, no stated maturity date, and
   collateralized by new vehicles inventories of JSC.                                       5,383         10,160

$6,000,000 line of credit with a bank, interest payable monthly at the lower of the bank's prime rate plus 0.50 percent or the 30-day LIBOR rate plus 2.50 percent, maturing July 1997, and collateralized by all inventories and accounts receivable of SOT. The line of credit is guaranteed by a
   shareholder of SOT up to $4,700,000.                                                     4,997          2,307

$5,000,000 line of credit with a bank, interest payable monthly at the lower of the bank's prime rate plus 0.50 percent or the 30-day LIBOR rate plus 2.50 percent, maturing July 1997, and collateralized by all inventories and accounts receivable of LGS. The line of credit is guaranteed by a
   shareholder of LGS up to $2,000,000.                                                     4,722          1,910

$700,000 line of credit with Ford Motor Credit Company, interest payable monthly at prime plus 1.00 percent on new vehicles and prime plus 1.50 percent on demo vehicles, no stated maturity date, and collateralized by new vehicles inventories of JSC. The line of credit was overdrawn on the allowable line of credit at December 31, 1996 and such amounts are immediately due and payable
   upon the request of Ford Motor Credit Company.                                             896            918

Other                                                                                          68             88
                                                                                          -------        -------
                                                                                          $47,718        $51,306
                                                                                          =======        =======

                                Grubb Automotive

6. SHORT-TERM BORROWINGS (CONTINUED)

As a result of the dealership acquisition described in Note 16, the guaranties of the above line of credits by a shareholder of the various dealerships were waived by the bank.

LGF has an additional $1,500,000 line of credit available for the acquisition of used vehicles and other short-term needs. The line of credit is at prime and expires July 1997. LGC has $500,000 and $250,000 lines of credit available at prime plus 0.50 percent and prime plus 1.50 percent, respectively. The lines expire July 1997. At December 31, 1996 and 1995, no amounts had been drawn on these lines of credit.

The weighted average interest rate on short-term borrowings outstanding as of December 31, 1996 and 1995 was approximately 7.73 percent and 8.70 percent, respectively. Interest expense on short-term borrowings during 1996 and 1995 was approximately $3,468,000 and $3,496,000, respectively.

7. NOTES PAYABLE TO SHAREHOLDERS

Notes payable to shareholders consist of the following:

                                                                                              DECEMBER 31
                                                                                        1996             1995
                                                                                       -------------------------
                                                                                            (In thousands)
Unsecured note payable to shareholder, interest payable monthly at
   prime, due on demand                                                                $ 1,750          $ 1,750
Unsecured notes payable to shareholders, interest payable monthly at
   prime plus 1.00 percent, due on demand                                                1,900            1,500
Unsecured notes payable to shareholder, interest payable monthly at
   8.50 percent, due on demand                                                           2,575            2,575
                                                                                       -------          -------
                                                                                         6,225            5,825
Less portion due within one year                                                        (3,650)          (3,250)
                                                                                       -------          -------
                                                                                       $ 2,575          $ 2,575
                                                                                       =======          =======


At December 31, 1996, the $2,575,000 unsecured notes payable to shareholder is classified as noncurrent as the shareholder has represented that there were no intentions to require payment within one year. In connection with the subsequent event discussed in Note 16, these notes were paid off. Since current assets of the Company were not used to pay these notes, the $2,575,000 has continued to be classified as noncurrent.

                                Grubb Automotive

7. NOTES PAYABLE TO SHAREHOLDERS (CONTINUED)

Interest expense on notes payable to shareholders during 1996 and 1995 was approximately $622,000 and $567,000, respectively.

8. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                              DECEMBER 31
                                                                                         1996            1995
                                                                                      -------------------------
                                                                                            (In thousands)
Mortgage note payable to a bank payable in monthly installments of $12,500 plus interest at prime, due and payable in full in January 1998, and collateralized by first deed of trust on property. Guaranteed by a
   shareholder of SOT.                                                                $  2,113         $  2,263

$3,500,000 line of credit with a bank, interest payable monthly at prime, maturing July 1997 at which time the amount outstanding will be termed out over five years, and collateralized by all assets of LGF until July 2002 at which time the line of credit will be collateralized by a first deed of trust
   on the property. Guaranteed by a shareholder of the LGF.                              1,626            1,626

Mortgage note payable to a bank payable in 60 monthly installments of $15,667 plus interest at prime through October 1998, and collateralized by all inventories and accounts receivable of LGC, second behind the $18,000,000
   line of credit.                                                                         345              533

Other                                                                                       91               75
                                                                                      --------         --------
                                                                                         4,175            4,497
Less portion due within one year                                                          (381)            (370)
                                                                                      --------         --------
                                                                                      $  3,794         $  4,127
                                                                                      ========         ========

At December 31, 1996, the aggregate maturities on long-term debt are as follows:

          1997                                   $  381
          1998                                    3,775
          1999                                       19
                                                 ------
                                                 $4,175
                                                 ======

                                Grubb Automotive

8. LONG-TERM DEBT (CONTINUED)

Interest expense on long-term debt during 1996 and 1995 was approximately $579,000 and $641,000, respectively.

9. SHAREHOLDERS' EQUITY

The common stock par value and authorized, issued, and outstanding shares for each of the corporations is summarized as of December 31, 1996 and 1995 as follows:

                                                                                   NUMBER OF SHARES
                                                                  -----------------------------------------------
                                                 PAR VALUE        AUTHORIZED          ISSUED          OUTSTANDING
                                                 ---------        ----------          ------          -----------
                                                                          (In thousands, except par value)
Grubb Automotive, Inc.                           $  1.00               1,000              11                 11
Jack Sherman Chevrolet, Inc.                        0.01               1,500              40                 40
Lou Grubb Chevrolet, Inc.                         100.00                 250               5                  5
Lou Grubb Ford, Inc.                                1.00               2,000             750                750
Lou Grubb Saturn, Inc.                              1.00               1,000             800                800
Saturn of Tempe, Inc.                               1.00               2,000           1,000              1,000



At December 31, 1996 and 1995, JSC holds $1,300,000 in treasury stock resulting from the purchase of 16,800 shares common stock, at cost, from a previous shareholder.

10. PENSION AND DEFERRED COMPENSATION PLANS

The Company has a 401(k) defined contribution retirement savings plan for employees. The Company is required to contribute an amount equal to 50 percent of each participating employee's deferred cash contribution, limited to a maximum deferred contribution of two percent. The Company's funding policy is to make quarterly contributions to the plan. Participants may elect to contribute to the plan. Total expense recognized by the Company was $786,000 and $624,000 in 1996 and 1995, respectively.

                                Grubb Automotive

10. PENSION AND DEFERRED COMPENSATION PLANS (CONTINUED)

The Company has executed a deferred compensation agreement with an officer of the Company. The agreement provides supplemental salary continuation benefits to this officer or his beneficiaries upon normal retirement for 15 years at $8,333 per month. Upon death, early retirement or termination, the officer will receive a reduced level of benefits as defined in the agreement. Subsequent to year-end, the agreement was amended whereby upon death of the officer, the officer's beneficiaries will receive full benefits. The agreement also amended the normal retirement date of the officer with no loss of benefits from September 1, 2004 to September 1, 1999, which resulted in an increase of approximately $140,000 to the deferred compensation liability. At December 31, 1996 and 1995, the benefits are unfunded and the Company has accrued $740,000 and $550,000, respectively, discounted at 7.50 percent, as a long-term liability. The projected benefit obligation was estimated using the 1980 Commissioners Standard Ordinary Mortality table. Total expense recognized by the Company was approximately $190,000 and $50,000 in 1996 and 1995, respectively. The agreement also provides for disability benefits should the officer become permanently and totally disabled and the amount of benefits will be determined by the Board of Directors at the time of disability.

11. MAJOR SUPPLIERS AND FRANCHISE AGREEMENTS

The Company owns and operates two Chevrolet, two Saturn, and one Ford automobile dealerships. The Company enters into agreements (Dealer Agreements) with the automakers that supply new vehicles and parts to its dealerships. The Company's overall sales could be impacted by the automakers' ability or unwillingness to supply the dealerships with an adequate supply of popular models. The Company's existing Chevrolet Dealer Agreements have remaining terms of approximately four years expiring in October 2000. The Saturn and Ford Dealership Agreements have no stated expiration date. Management currently believes that it will be able to renew all the Chevrolet Dealer Agreements upon expiration; however, there can be no assurance that the Chevrolet Dealer Agreements will be renewed.

The Dealer Agreements generally limit locations of dealerships and retain automaker approval rights over changes in dealership management. The Dealer Agreement with Chevrolet stipulates that the Company could lose its Chevrolet dealership upon any change in ownership of a controlling number of shares in the Company. Each automaker also is entitled to terminate the dealership agreement if the dealership is in material breach of the terms.

The Company's ability to expand operations depends, in part, on obtaining the consent of the automakers to the acquisition or establishment of additional dealerships.

                                Grubb Automotive

12. CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and receivables. The Company invests a substantial portion of its excess cash with GMAC and, to a lesser extent, with financial institutions with strong credit ratings. Cash investments with GMAC can be withdrawn at any time. At December 31, 1996 and 1995, amounts invested with GMAC approximated $2,050,000 and $1,500,000, respectively, with an interest rate of prime plus one percent. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits. As of December 31, 1996 and 1995, the Company has not experienced any losses on its cash equivalents.

Concentrations of credit risk with respect to customer receivables are limited primarily to automakers and financial institutions such as GMAC and regional banks. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. However, they are concentrated in the Company's two market areas in metropolitan Phoenix, Arizona and Midland, Texas.

13. PROVISION FOR FINANCE FEES AND INSURANCE COMMISSION CHARGEBACKS

Presented below is the change in the allowance for estimated finance fees and insurance commission chargebacks:

                                    YEAR ENDED DECEMBER 31
                                     1996             1995
                                   -------------------------
                                         (In thousands)

         Beginning balance         $ 1,593          $ 1,406
         Provision                   2,501            1,704
         Actual chargebacks         (2,145)          (1,517)
                                   -------          -------
         Ending balance            $ 1,949          $ 1,593
                                   =======          =======

14. COMMITMENTS AND CONTINGENCIES

The Company is a party to various legal actions arising in the ordinary course of its business. The liability, if any, associated with these matters was not determinable at December 31, 1996 and 1995. While it is not feasible to determine the outcome of these actions, the Company's information, including discussions with legal counsel, at this time does not indicate that these matters will have a material adverse effect upon financial condition, results of operations or cash flows.

                                Grubb Automotive

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company is also subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil, other chemicals and waste. Local, state and federal regulations also affect automobile dealerships' advertising, sales, service and financing activities. The Company believes that it complies with all applicable laws relating to its business.

In general, the Company is required to pay for all vehicles purchased from the automakers upon completion of the vehicle, upon which time a draw upon the Company's available bank lines of credit is made directly by the automakers. A regional bank provides the financing for all new vehicles except at JSC where GMAC and Ford Motor Credit Company provide financing for all new vehicles and certain used vehicles. These types of financings are known as "floor plan financing" or "flooring." Under the arrangement with GMAC, the Company may deposit funds with GMAC in an amount up to 75 percent of the amount of the floor plan financing. Such funds earn interest at the same rate charged by GMAC to the Company for its flooring. From time to time, certain shareholders will advance funds to the Company primarily for the purpose of investing their excess cash with GMAC. The Company acts only as an intermediary in this process. Aggregate amounts outstanding pursuant to these arrangements at December 31, 1996 and 1995 are included in notes payable to shareholders in the accompanying combined balance sheets.

15. LEASES

The Company leases from outside parties, under operating leases, land and buildings relating to certain of its dealership properties and certain computer equipment. The property and equipment leases expire in 1997 through 1999. Total related rental expense with outside parties was approximately $502,000 and $499,000 in 1996 and 1995, respectively.

LGF leases land and buildings from a shareholder under an operating lease for $690,000 per annum. The lease is currently under an extension period through 1998 and can be extended through 2013. LGS also leases land and holdings from a shareholder under an operating lease for $118,800 per annum expiring in 2001. Total related rental expense with shareholders was approximately $846,000 and $837,000 in 1996 and 1995, respectively.

                                Grubb Automotive

15. LEASES (CONTINUED)

The aggregate minimum rental commitments for all noncancelable operating leases are as follows:

                                              LEASES WITH      LEASES WITH
                                                OTHERS         SHAREHOLDERS
                                              -----------------------------
                                                      (In thousands)

         1997                                 $   294           $  809
         1998                                     201              809
         1999                                      22              119
         2000                                      34              119
         2001                                       -              119
                                              -------           ------
                                              $   551           $1,975
                                              =======           ======

16. SUBSEQUENT EVENT

In January 1997, an unrelated third party purchased the assets, properties, and business of Grubb, JSC and LGC; LGF and SOT were merged with and into a subsidiary of the acquiring company with the dealerships being the surviving corporations in the merger and becoming a wholly owned subsidiary of the acquiring company; and 50 percent of the outstanding capital stock of LGS was sold to the acquiring company in exchange for common stock of the acquiring company.

The Company has received approval for the acquisitions and mergers from all manufacturers except Saturn, and there can be no assurance as to whether this manufacturer's approval can be obtained and what impact it will have on the transaction.

In connection with the transaction, the acquiring company paid off the outstanding balances of long-term debt and notes payable to shareholders in stock and cash. In addition, certain of the properties leased to the Company by a shareholder were purchased by the acquiring Company directly from the shareholder and the related leases were terminated. Also as a result of the acquisitions and mergers, the guaranties by a shareholder on the short-term borrowings were waived by the bank.

                          Independent Auditors' Report
                          ----------------------------




The Board of Directors
Shad Management Company:

We have audited the accompanying consolidated balance sheets of Shad Management Company and consolidated investees as of December 31, 1996, and the related consolidated statements of operations and retained earnings, and cash flows for the period from April 1, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shad Management Company and consolidated investees as of December 31, 1996, and the results of their operations and their cash flows for the period from April 1, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.



                                                       KPMG Peat Marwick LLP





Jacksonville, Florida
February 12, 1997,
  except as to note 7, which
  is as of February 23, 1997

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                          Consolidated Balance Sheets

                March 31, 1997 (UNAUDITED) and December 31, 1996


                   Assets                                                  1997                1996
                   ------                                                  ----                ----
                                                                       (UNAUDITED)
Current assets:
     Cash                                                              $  1,724,287          1,225,408
     Accounts receivable:
        Customers                                                         3,975,474          3,739,963
        Factory                                                             661,715            928,128
        Finance contracts                                                   111,006             77,983
        Officers, employees and other                                       447,838            129,697
                                                                       ------------       ------------
                                                                          5,196,033          4,875,771
     Less allowance for doubtful accounts                                     7,675              9,058
                                                                       ------------       ------------
                                                                          5,188,358          4,866,713
                                                                       ------------       ------------
     Notes receivable, current portion, net of unearned
        interest and allowance for doubtful accounts of
        $108,806 and $109,905, respectively                                 487,861            561,968
     Inventories, less LIFO reserve of $4,406,686 and
        $4,607,318, respectively                                         10,471,245         15,252,387
     Prepaid expenses                                                       213,117            156,611
                                                                       ------------       ------------

                  Total current assets                                   18,084,868         22,063,087
                                                                       ------------       ------------

Property, plant and equipment:
     Land                                                                 3,402,886          3,417,437
     Buildings                                                            3,482,818          3,475,907
     Leasehold improvements                                                 823,103            838,302
     Furniture and fixtures                                               1,990,301          1,790,034
     Construction in progress                                               213,364            224,465
                                                                       ------------       ------------
                                                                          9,912,472          9,746,145
     Less accumulated depreciation                                       (1,866,172)        (1,767,663)
                                                                       ------------       ------------
                  Net property, plant and equipment                       8,046,300          7,978,482
                                                                       ------------       ------------

Notes receivable, noncurrent portion, net of unearned
     interest and allowance for doubtful accounts of
     $46,631 and $47,102, respectively                                      209,066            240,844
Cash surrender value of life insurance                                         --              446,060
Goodwill and other assets                                                 1,185,374          1,263,988
                                                                       ------------       ------------
                                                                          1,394,440          1,950,892
                                                                       ------------       ------------
                  Total assets                                         $ 27,525,608         31,992,461
                                                                       ============       ============


                                                                     (Continued)

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                     Consolidated Balance Sheets, Continued

                March 31, 1997 (UNAUDITED) and December 31, 1996



Liabilities and Stockholders' Equity                                 1997             1996
------------------------------------                                 ----             ----
                                                                  (UNAUDITED)
Current liabilities:
     Notes payable - floor plan                                   $16,750,295       20,250,115
     Current installments of long-term debt                           792,723        1,004,971
     Accounts payable                                                 990,248          971,868
     Accrued expenses and other current liabilities                 1,278,117        1,332,693
                                                                  -----------      -----------
                  Total current liabilities                        19,811,383       23,559,647
                                                                  -----------      -----------

Long-term debt, excluding current installments:
     Mortgage notes payable                                         6,003,352        6,093,852
     Notes payable to bank                                            245,004          262,500
     Notes payable, related party                                        --            426,603
     Notes payable, other                                             177,190          172,039
                                                                  -----------      -----------
                  Total long-term debt                              6,425,546        6,954,994
                                                                  -----------      -----------

Minority interest                                                     446,477          452,362
Deferred compensation                                                    --            555,120
                                                                  -----------      -----------

                  Total liabilities                                26,683,406       31,522,123
                                                                  -----------      -----------

Stockholders' equity:
     Common stock, $.10 par value; 70,000 shares
        authorized, 1,000 issued and outstanding                          100              100
     Additional paid-in capital                                       369,391          369,391
     Retained earnings                                                472,711          100,847
                                                                  -----------      -----------
                  Total stockholders' equity                          842,202          470,338
                                                                  -----------      -----------

Commitments (notes 5, 6 and 7)

                                                                  $27,525,608       31,992,461
                                                                  ===========      ===========






See accompanying notes to consolidated financial statements.

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                      Consolidated Statements of Operations
                              and Retained Earnings

 For the period from January 1, to March 31, 1997 and 1996 (UNAUDITED) and
                       April 1, 1996 to December 31, 1996


                                                                                                         April 1, to
                                                                           January 1, to March 31,       December 31,
                                                                        ----------------------------     ------------
                                                                           1997             1996             1996
                                                                           ----             ----             ----
                                                                                 (UNAUDITED)
Sales:
     Vehicles                                                           $30,774,470       24,875,182      81,852,983
     Parts and service                                                    3,386,558        2,741,383       9,633,792
                                                                        -----------      -----------     -----------
                                                                         34,161,028       27,616,565      91,486,775
                                                                        -----------      -----------     -----------

Cost of goods sold                                                       30,343,303       24,931,685      82,777,591
                                                                        -----------      -----------     -----------
              Gross profit                                                3,817,725        2,684,880       8,709,184
                                                                        -----------      -----------     -----------

Finance company income:
     Finance charges, fees and other interest                                36,591          104,846         286,614
     Interest expense                                                        13,080           16,307          45,372
                                                                        -----------      -----------     -----------
              Net interest income                                            23,511           88,539         241,242
     Provision for credit losses                                              6,000           44,000         138,032
                                                                        -----------      -----------     -----------
              Net interest income after provision for credit losses          17,511           44,539         103,210
                                                                        -----------      -----------     -----------

Other operating income:
     Finance and insurance income, net                                      175,587          295,403         825,291
     Other income                                                            50,016           50,528         189,917
                                                                        -----------      -----------     -----------
              Gross profit, finance company and
                  other operating income                                  4,060,839        3,075,350       9,827,602
                                                                        -----------      -----------     -----------

Operating expenses                                                        3,694,860        3,040,084       9,383,431
                                                                        -----------      -----------     -----------

              Income from operations                                        365,979           35,266         444,171
                                                                        -----------      -----------     -----------

Minority interest                                                             5,885             --           (21,301)
                                                                        -----------      -----------     -----------

Income before income tax expense                                            371,864           35,266         422,870
Income tax expense                                                             --            (12,424)       (408,035)
                                                                        -----------      -----------     -----------

              Net income                                                    371,864           22,842          14,835

Retained earnings, beginning of period                                      100,847           63,170          86,012
                                                                        -----------      -----------     -----------

Retained earnings, end of period                                        $   472,711           86,012         100,847
                                                                        ===========      ===========     ===========



See accompanying notes to consolidated financial statements.

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                      Consolidated Statement of Cash Flows

 For the period from January 1, to March 31, 1997 and 1996 (UNAUDITED) and
                       April 1, 1996 to December 31, 1996



                                                                                                               April 1, to
                                                                            January 1, to March 31,            December 31,
                                                                        -------------------------------        ------------
                                                                             1997              1996                1996
                                                                             ----              ----                ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
     Cash received from customers                                        $ 33,259,379         27,616,565         92,740,514
     Cash paid to suppliers and employees                                 (28,032,378)       (27,556,989)       (90,587,425)
     Interest paid                                                           (318,928)          (215,208)          (491,228)
     Income taxes paid                                                           --                 --              (35,049)
                                                                         ------------       ------------       ------------
              Net cash provided by (used in) operating activities           4,908,073           (155,632)         1,626,812
                                                                         ------------       ------------       ------------

Cash flows from investing activities:
     Payments for purchase of equipment and
         leasehold improvements                                              (167,678)          (129,819)        (2,509,462)
     Cash paid for assets of automobile dealership                               --                 --           (1,378,887)
     Loss on sale of fixed assets                                                --                 --               19,236
     Gain on sale of marketable securities                                       --                 --              294,487
                                                                         ------------       ------------       ------------
              Net cash used in investing activities                          (167,678)          (129,819)        (3,574,626)
                                                                         ------------       ------------       ------------

Cash flows from financing activities:
     Proceeds (payments) under notes payable to bank                          (12,345)          (476,397)         3,442,280
     Proceeds (payments) under notes payable to related party                (426,603)           (98,916)           300,000
     Repayment of long-term debt                                             (302,748)           (95,490)        (1,324,391)
     Net increase (decrease) in notes payable - floor plan                 (3,499,820)         1,525,458           (616,688)
     Contributed capital                                                         --                 --              353,000
                                                                         ------------       ------------       ------------
              Net cash provided by (used in) financing activities          (4,241,516)           854,655          2,154,201
                                                                         ------------       ------------       ------------

              Net increase in cash                                            498,879            569,204            206,387

Cash at beginning of period                                                 1,225,408            449,817          1,019,021
                                                                         ------------       ------------       ------------

Cash at end of period                                                    $  1,724,287          1,019,021          1,225,408
                                                                         ============       ============       ============

Supplemental disclosures - non-cash transactions:
     Direct financed equipment purchases                                 $       --                 --              126,466
                                                                         ============       ============       ============

     Note receivable contributed by Shad General Partner, Inc.           $       --                 --               78,061
                                                                         ============       ============       ============



                                                                     (Continued)

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                Consolidated Statements of Cash Flows, Continued

 For the period from January 1, to March 31, 1997 and 1996 (UNAUDITED) and
                       April 1, 1996 to December 31, 1996



                                                                                                           April 1, to
                                                                           January 1, to March 31,         December 31,
                                                                        ----------------------------       ------------
                                                                            1997              1996              1996
                                                                            ----              ----              ----
                                                                                 (UNAUDITED)
Reconciliation of net income to net cash provided by (used in)
     operating activities:
         Net income                                                     $   371,864            22,842            14,835
         Minority interest                                                   (5,885)            --               21,301
         Adjustments to reconcile net income to net cash provided by
               (used in) operating activities:
         Depreciation and amortization                                       85,691            81,627           250,682
         Increase (decrease) in LIFO reserve                               (200,632)          168,179           169,801
         Gain on sale of investment                                           --                --              (44,489)
         Provision for deferred income tax                                    --               10,512           408,035

     Changes in assets and liabilities:
         Accounts receivable                                               (321,645)          (98,649)         (864,204)
         Inventories, at current cost                                     4,981,774        (1,028,982)          368,825
         Prepaid expenses                                                   (56,506)           48,677           163,926
         Notes receivable                                                   105,885            43,380           912,287
         Cash surrender value of life insurance                             446,060             --              (52,440)
         Other assets, net                                                   92,783           175,142            56,294
         Accounts payable and accrued expenses                              (36,196)          421,640            72,839
         Deferred compensation                                             (555,120)            --               55,512
         Income taxes receivable                                              --                --               93,608
                                                                        -----------       -----------       -----------

                  Net cash provided by (used in)
                    operating activities                                $ 4,908,073          (155,632)        1,626,812
                                                                        ===========       ===========       ===========




See accompanying notes to consolidated financial statements.

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements

                March 31, 1997 (UNAUDITED) and December 31, 1996




(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    ORGANIZATION

              Shad Management Company (the Company) was organized on April 1, 1986 and incorporated under the laws of the State of Florida. Its principal activity is to provide management services to its subsidiaries.

              On March 20, 1996, Shad General Partner, Inc., an S Corporation, was created. On March 27, 1996, the Company's former subsidiaries, Southside Motor Company, Inc. (d/b/a Mike Shad Ford), and North Florida Financial Services, Inc. (North Florida), contributed all of their net assets to newly formed partnerships in exchange for limited partnership interests. Immediately thereafter, these two former subsidiaries were liquidated into the Company, resulting in the Company becoming the owner of the limited partnership interests. Shad General Partner, Inc. also contributed assets to the newly formed partnerships in exchange for limited partnership interests.

              On June 30, 1996, North Florida ceased to provide financing for used vehicles purchased at Mike Shad Ford. Also effective October 13, 1996, North Florida purchased certain assets and assumed certain liabilities of a competing automobile dealership for approximately $3,222,000 and will operate the franchise d/b/a Mike Shad Chrysler Plymouth Jeep-Eagle. The acquisition was financed from internal cash, debt and the sale of approximately 27% of North Florida partnership interests for $353,000. Goodwill of approximately $1.1 million was recorded in connection with the acquisition.

       (b)    PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of Shad Management Company and the following limited partnerships (former subsidiaries) in which it holds a controlling interest (with ownership percentages):

              o Mike Shad Ford, Ltd., a franchised Ford dealership operating in Jacksonville, Florida (99%).

              o North Florida Financial Services, Ltd., a franchised Chrysler Plymouth Jeep Eagle dealership also operating in Jacksonville (72% effective October 1996).

              All significant intercompany transactions and balances have been eliminated in consolidation.

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements






(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

       (c)    INVENTORIES

              Inventories are stated at the lower of cost or market. Cost of new and used vehicles and parts is determined on a last-in, first-out
              (LIFO) basis.

       (d)    PROPERTY, PLANT AND EQUIPMENT

              Property, plant and equipment is stated at cost. Depreciation is calculated over the useful lives of the assets using a method which approximates the straight-line method. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset.

       (e)    GOODWILL

              Goodwill is amortized on a straight-line basis over 15 years.

       (f)    REVENUE RECOGNITION

              Revenue from the sale of vehicles is recognized on customer acceptance and completed financing arrangements. Revenue from parts sales and service are recognized as the service is completed.

              Finance income represents the difference between the interest rate negotiated with a customer and that granted by the financial institution underwriting the finance contract, and is recognized upon the assignment of the finance contract to the financial institution which occurs at the time of sale of the underlying vehicle. Insurance and warranty income represents commissions recognized upon the sale of such contracts. Chargebacks of finance, insurance and warranty income result from customers who default or pay off their loans before maturity.

              The Company recognizes a reserve for chargebacks based on past operating history. During April of 1994, the Company negotiated a new contract with its primary financial institutions, whereby the financial institutions accept full responsibility for all future finance contracts, thus eliminating all future related chargebacks to the Company.

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements






(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

       (g)    INCOME TAXES

              Effective April 1, 1996, the Company made an election for a voluntary change in tax status from a taxable C Corporation to an S Corporation. As a result, the taxes on income of the Company became the responsibility of the Stockholders.

              The change in tax status is reflected in the December 31, 1996 financial statements. This change has resulted in the elimination of all deferred tax assets and liabilities and a net charge to income tax expense of $408,035 effective April 1, 1996.

       (h)    ESTIMATES

              The preparation of financial statements in conformity with generally acceptable accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (i)    RECLASSIFICATION

              Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.


(2)    INVENTORIES

       Inventories consist of the following:

                                                                   December 31, 1996
                                                   ----------------------------------------------
                                                     Current           LIFO          Inventory at
                                                      cost            reserve         LIFO value
                                                   -----------      -----------      ------------

          New vehicles and demonstrators           $16,555,564        3,677,391       12,878,173
          Used vehicles                              2,541,219          668,933        1,872,286
          Parts, accessories and other                 762,922          260,994          501,928
                                                   -----------      -----------      -----------
                                                   $19,859,705        4,607,318       15,252,387
                                                   ===========      ===========      ===========

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements






(2)    INVENTORIES, Continued


                                                             March 31, 1997 (UNAUDITED)
                                                   ----------------------------------------------
                                                     Current           LIFO         Inventory at
                                                      cost            reserve        LIFO value
                                                   -----------      ----------      ------------
          New vehicles and demonstrators           $11,798,269       3,490,098        8,308,171
          Used vehicles                              2,310,699         657,778        1,652,921
          Parts, accessories and other                 768,963         258,810          510,153
                                                   -----------      ----------       ----------
                                                   $14,877,931       4,406,686       10,471,245
                                                   ===========      ==========       ==========


(3)    NOTES PAYABLE - FLOOR PLAN

       Notes payable - floor plan consists of a line of credit with Ford Motor Credit Company and a line of credit with Chrysler Financial for new and reconditioned vehicles. Principal payments are due as associated vehicles are sold and interest is payable monthly at prime plus 1%. The notes are collateralized by new and reconditioned vehicles, customer receivables arising from the sale of new and reconditioned vehicles and new vehicle factory discounts receivable.


(4)    LONG-TERM DEBT

       Long-term debt at March 31, 1997 and December 31, 1996 consist of the following:

                                                                                        1997              1996
                                                                                        ----              ----
                                                                                     (UNAUDITED)

         Mortgage note payable to bank, bearing interest at 3.5% over the commercial paper rate, due in monthly installments
              of $46,263 including interest                                         $ 4,152,039         4,232,319

         Mortgage note payable to bank, bearing interest at 8.125%, due in monthly installments of $16,884 including interest, secured
              by land and building with a net book value of $1,842,805                1,983,525         1,993,744

         Note payable to bank, bearing interest at prime plus 1.00%, due in monthly installments of $5,833 including interest,
              collateralized by parts inventory and furniture and fixtures              316,410           332,500



                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements






(4)    LONG-TERM DEBT, Continued

                                                                                        1997               1996
                                                                                        ----               ----
                                                                                     (UNAUDITED)
         Note payable to bank, bearing interest at prime, due in monthly installments of $75,000, collateralized by notes receivable
              in the amount of $802,812                                               $   484,999         710,000

         Unsecured demand notes payable to related parties, bearing
              interest at prime plus 1.00%                                                     -          426,603

         Other notes payable on equipment purchases
              payable in monthly installments of $7,739
              including interest; collateralized by equipment                             281,296         264,799
                                                                                      -----------      ----------
                  Total long-term debt                                                  7,218,269       7,959,965

         Less current installments                                                        792,723       1,004,971
                                                                                      -----------      ----------
                  Long-term debt excluding current installments                       $ 6,425,546       6,954,994
                                                                                      ===========      ==========


       The aggregate maturities of long-term debt over the next five years are as follows:


                       1997                      $  792,723
                       1998                         320,691
                       1999                         234,912
                       2000                         234,912
                       2001                         234,912
                       Thereafter                 5,400,119
                                                 ----------
                                                 $7,218,269
                                                 ==========

                             SHAD MANAGEMENT COMPANY
                           AND CONSOLIDATED INVESTEES

                   Notes to Consolidated Financial Statements






(5)    OPERATING LEASES

       The Company has a noncancellable operating lease for an off-site Ford AutoCare Service facility that expires February 1, 2005. Rent is payable in monthly installments of $6,632. The Company also has a noncancellable operating lease for an off-site office facility that expires in May 1997. Rent is payable in monthly installments of $1,098. The operating expenses for 1996 include $92,764 for rental of such facilities.

       Future minimum lease payments, prior to such adjustment, over the next five fiscal years are as follows:

                       1997                        $ 85,074
                       1998                          79,584
                       1999                          79,584
                       2000                          79,584
                       2001                          79,584
                                                   --------
                                                   $403,410
                                                   ========

(6)    DEFERRED COMPENSATION PLAN

       At December 1996, the Company had deferred compensation agreements with certain officers of the consolidated investees. Under the terms of these agreements the Company was to pay, upon normal retirement or death, certain benefits to the named employee or beneficiary for a period of ten years. A liability of $555,120 as of December 31, 1996 has been recorded. Although the Company is not required to fund these agreements, it has purchased universal life insurance contracts that may be used for such purposes.

       Prior to closing of the agreement described in note 7, the deferred compensation agreements were terminated and participants forgave all claims to receive future benefits in exchange for the distribution of the related life insurance policies. The net effect of these transactions resulted in a reduction in operating expenses of approximately $109,000 during the period from January 1, to March 31, 1997 (UNAUDITED).


(7)    CHANGE IN OWNERSHIP

       On February 23, 1997, stockholders of the Company signed a definitive agreement to sell the stock of Shad Management Company to Republic Industries.

                        REPORT OF INDEPENDENT ACCOUNTANTS




Board of Directors
Bledsoe Dodge, Inc.
Arlington, Texas


We have audited the accompanying balance sheets of Bledsoe Dodge, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bledsoe Dodge, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.



Fort Worth, Texas
February 21, 1997

                              BLEDSOE DODGE, INC.
                                 BALANCE SHEETS
           MARCH 31, 1997 (UNAUDITED) AND DECEMBER 31, 1996 AND 1995


                                                                                   December 31,
                                                          March 31,         ----------------------------
                                                             1997              1996              1995
                                                         -----------        -----------      -----------
                                                         (Unaudited)
                              ASSETS

Current assets:

    Cash and cash equivalents                           $ 7,295,544           $ 4,901,958      $ 4,870,543
    Accounts receivable                                   2,857,943             3,797,801        3,255,272
    Inventories                                          16,122,873            15,244,019       12,137,437
    Prepaid expenses                                        125,737               161,018          166,872
                                                        -----------           -----------      -----------

            Total current assets                         26,402,097            24,104,796       20,430,124
                                                        -----------           -----------      -----------

Property, equipment and leasehold improvements:
    Buildings                                                33,390                33,390           36,120
    Equipment                                             2,063,066             2,066,894        1,925,854
    Leasehold improvements                                  890,471               885,816          823,602
                                                        -----------           -----------      -----------

                                                          2,986,927             2,986,100        2,785,576
    Less accumulated depreciation and amortization       (1,507,905)            1,431,853        1,228,938
                                                        -----------           -----------      -----------

                                                          1,479,022             1,554,247        1,556,638
                                                        -----------           -----------      -----------

Other assets                                                135,326               135,537          122,434
                                                        -----------           -----------      -----------

            Total assets                                $28,016,445           $25,794,580      $22,109,196
                                                        ===========           ===========      ===========

              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                    $ 1,376,952           $ 1,689,075      $ 1,259,017
    Customer deposits and other advances                     17,394                23,605           31,742
    Accrued expenses                                      2,421,316             1,407,496        1,404,919
    Notes payable, flooring                              14,526,074            13,384,712        9,440,766
    Notes payable                                                --                    --        1,975,000
                                                        -----------           -----------      -----------

            Total current liabilities                    18,341,736            16,504,888       14,111,444
                                                        -----------           -----------      -----------

Commitments and contingencies (Notes 6 and 7)

Shareholders' equity:
    Common stock, $100 par value; 2,500 shares
        authorized; 560 shares issued and
        outstanding                                          56,000                56,000           56,000
    Paid-in capital in excess of par value                  567,682               567,682          567,682
    Retained earnings                                     9,051,027             8,666,010        7,374,070
                                                        -----------           -----------      -----------

            Total shareholders' equity                    9,674,709             9,289,692        7,997,752
                                                        -----------           -----------      -----------

                Total liabilities and shareholders'
                   equity                               $28,016,445           $25,794,580      $22,109,196
                                                        ===========           ===========      ===========




The accompanying notes are an integral part of these financial statements.

                              BLEDSOE DODGE, INC.
                            STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                 Three Months Ended                        Years Ended
                                                                       March 31,                           December 31,
                                                          ----------------------------------      ------------------------------
                                                               1997                 1996              1996              1995
                                                          ---------------      -------------      ------------      ------------
                                                                      (UNAUDITED)
Revenues:
     Sales                                                37,360,974           35,576,346         $148,659,966      $130,231,299

     Cost of sales                                        33,659,397           31,528,134          131,196,561       113,617,636
                                                          ----------           ----------         ------------      ------------

             Gross profit                                  3,701,577            4,048,212           17,463,405        16,613,663

     Dealer finance, insurance, and service
         contract income                                   1,307,741            1,127,321            5,386,441         4,779,732

     Interest income, net                                     28,292               80,779              450,241           193,547
                                                          ----------           ----------         ------------      ------------
                                                           5,037,610            5,256,312           23,300,087        21,586,942

Expenses:
     Selling, general and administrative expenses          4,605,657            4,421,482           18,884,862        17,254,687
                                                          ----------           ----------         ------------      ------------

             Income before state franchise taxes             431,953              834,830            4,415,225         4,332,255

Provision for state franchise taxes                           46,936               37,567              198,285           178,262
                                                          ----------           ----------         ------------      ------------

             Net income                                      385,017              797,263         $  4,216,940      $  4,153,993
                                                          ==========           ==========         ============      ============



   The accompanying notes are an integral part of these financial statements.

                               BLEDSOE DODGE, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
           FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                         Paid-in
                                                           Common Stock                Capital in                        Total
                                                     -----------------------------      Excess of       Retained      Shareholders'
                                                         Shares            Amount       Par Value       Earnings         Equity
                                                     -----------       -----------     -----------     -----------    -------------
Balance, December 31, 1994                                   560       $    56,000       $567,682      $ 6,520,524      $ 7,144,206

Distributions to shareholders                                                                           (3,300,447)      (3,300,447)

Net income for the year ended December 31, 1995                                                          4,153,993        4,153,993
                                                     -----------       -----------       --------      -----------      -----------
Balance, December 31, 1995                                   560            56,000        567,682        7,374,070        7,997,752

Distributions to shareholders                                                                           (2,925,000)      (2,925,000)

Net income for the year ended December 31, 1996                                                          4,216,940        4,216,940
                                                     -----------       -----------       --------      -----------      -----------
Balance, December 31, 1996                                   560            56,000        567,682        8,666,010        9,289,692

Net income for the period
   ended March 31, 1997 (unaudited)                                                                        385,017          385,017
                                                     -----------       -----------       --------      -----------      -----------

Balance, March 31, 1997 (unaudited)                          560       $    56,000       $567,682      $ 9,051,027      $ 9,674,709
                                                     ===========       ===========       ========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                              BLEDSOE DODGE, INC.
                            STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
      AND 1996 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                  Three Months                 Years Ended
                                                                                 Ended March 31,               December 31,
                                                                            -------------------------   --------------------------
                                                                               1997          1996           1996           1995
                                                                            ----------    -----------   -----------    -----------
                                                                                   (UNAUDITED)
Cash flows provided by operating activities:
     Net income                                                             $  385,017    $   797,263   $ 4,216,940    $ 4,153,993
                                                                            ----------    -----------   -----------    -----------
     Adjustments to reconcile net income to net cash
         provided by operating  activities:
             Depreciation                                                       76,052         51,834       331,534        337,994
             Loss on disposal of assets                                           --             --          27,501          4,322
             Changes in assets and liabilities:
                 Accounts receivable                                           939,858        308,333      (542,529)    (1,017,662)
                 Inventories                                                  (878,854)    (3,166,256)   (2,865,926)       560,785
                 Prepaid expenses                                               35,281        127,840         5,854          9,348
                 Other assets                                                      211          6,240       (13,103)       (32,535)
                 Accounts payable                                             (312,123)      (151,490)      430,058        305,232
                 Customer deposits and other advances                           (6,211)        (5,751)       (8,137)        21,617
                 Accrued expenses                                            1,013,820        890,307         2,577        407,257
                 Notes payable, flooring (net)                               1,141,362      5,079,409     3,609,182     (2,025,625)
                                                                            ----------    -----------   -----------    -----------

                     Total adjustments                                       2,009,396      3,140,466       977,011     (1,429,267)
                                                                            ----------    -----------   -----------    -----------

                         Net cash provided by operating activities           2,394,413      3,937,729     5,193,951      2,724,726
                                                                            ----------    -----------   -----------    -----------

Cash flows used in investing activities:
     Capital expenditures                                                         (827)      (168,348)     (262,536)      (368,682)
                                                                            ----------    -----------   -----------    -----------

                         Net cash flows used in investing activities              (827)      (168,348)     (262,536)      (368,682)
                                                                            ----------    -----------   -----------    -----------

Cash flows used in financing activities:
     Distributions to shareholders                                                --             --      (2,925,000)    (3,300,447)
     Principal payments on notes payable                                          --             --      (1,975,000)          --
     Proceeds from issuance of notes payable                                      --             --            --        1,975,000
                                                                            ----------    -----------   -----------    -----------

                         Net cash used in financing activities                    --             --      (4,900,000)    (1,325,447)
                                                                            ----------    -----------   -----------    -----------

Net increase in cash and cash equivalents                                    2,393,586      3,769,381        31,415      1,030,597

Cash and cash equivalents, beginning of year                                 4,901,958      4,870,543     4,870,543      3,839,946
                                                                            ----------    -----------   -----------    -----------

Cash and cash equivalents, end of year                                       7,295,544      8,639,924   $ 4,901,958    $ 4,870,543
                                                                            ==========    ===========   ===========    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the period for interest                                  337,082        323,516   $ 1,000,710    $ 1,080,206
     Cash paid during the period for state franchise taxes                        --             --         201,458        142,328

Supplemental schedule of noncash activity:
     Transfers to inventories from equipment                                      --             --         240,656        347,425
     Equipment additions via notes payable, flooring                              --             --         334,764        358,011


   The accompanying notes are an integral part of these financial statements.

                              BLEDSOE DODGE, INC.
                         NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         OPERATIONS

         Bledsoe Dodge, Inc. (the "Company") is primarily engaged in the business of selling and servicing automobiles, vans and trucks, principally in the greater Dallas-Fort Worth market. The Company is a franchised dealer for Chrysler Motor Corporation and maintains three franchises located in the Dallas-Fort Worth metroplex.

         The Company purchases substantially all of its new vehicles and parts and accessories from Chrysler Motor Corporation.

         In the opinion of management, the unaudited consolidated financial statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at March 31, 1997, and the consolidated results of its operations and cash flows for the three months ended March 31, 1997 and 1996. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

         CASH AND CASH EQUIVALENTS

         The Company considers cash and cash equivalents to include cash on hand, cash in banks, and contracts in transit.

         INVENTORIES

         Inventories are valued at the lower of cost or market with cost determined using the last-in, first-out (LIFO) method.

         PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS AND RELATED DEPRECIATION AND AMORTIZATION

         Property, equipment, and leasehold improvements are carried at cost less accumulated depreciation. Renewals and betterments which extend the useful lives of the assets are capitalized. Maintenance and repairs are charged against operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in operations.

         Depreciation and amortization expense is provided using the straight-line method over the estimated useful lives of the related assets. These lives are 3-5 years for furniture, equipment, company and rental vehicles, 15 years for buildings, and 31.5 years or the remaining life of the lease, whichever is less, for leasehold improvements.

         REVENUE RECOGNITION OF FINANCE AND INSURANCE INCOME

         The Company includes income from finance and insurance commissions in dealer finance, insurance, and service contract income, and maintains a reserve for future finance and insurance chargebacks based on past history of the Company.

                               BLEDSOE DODGE, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED




1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued:

         FEDERAL AND STATE INCOME TAXES

         The Company's shareholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not include a provision for federal income taxes because the Company does not incur federal income taxes. Instead, the shareholders include their respective shares of the Company's taxable income on their individual federal income tax returns. The Company incurs state franchise taxes and the financial statements include a provision for the franchise tax effect of transactions reported in the financial statements.

         ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses in the reporting period. Actual results could differ from those estimates.


2.       ACCOUNTS RECEIVABLE:

         Accounts receivable consist of the following at December 31, 1996 and 1995:


                                                  1996             1995
                                               ----------      ----------

         Trade accounts                        $2,586,121      $2,072,842
         Chrysler Corporation                     300,997         440,880
         Financial institutions and
             insurance companies                  422,583         410,098
         Factory and warranty claims              488,100         331,452
                                               ----------      ----------

                                               $3,797,801      $3,255,272
                                               ==========      ==========


         The Company earns a portion of the interest charged on consumer contracts that are assigned to financial institutions. The financial institutions retain a percentage of the interest earned by the Company against which repossession charges and the Company's share of interest on contracts paid off prior to maturity are charged.

                               BLEDSOE DODGE, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED




3.       INVENTORIES:

         Inventories consist of the following at December 31, 1996 and 1995:

                                                       1996             1995
                                                   -----------      -----------

         Demonstrators                             $ 1,413,014      $   912,806
         New vehicles                                9,880,738        6,593,944
         Used vehicles                               2,673,853        3,348,513
         Parts and accessories and other             1,276,414        1,282,174
                                                   -----------      -----------

                                                   $15,244,019      $12,137,437
                                                   ===========      ===========

         The cost of new and demonstrator vehicles using the LIFO method was less than the approximate current cost of new vehicles by $2,483,000 and $2,213,000 as of December 31, 1996 and 1995, respectively.

         The cost of used vehicles using the LIFO method was less than approximate current cost of used vehicles by $72,000 and $32,000 as of December 31, 1996 and 1995, respectively.

         The cost of parts and accessories using the LIFO method was less than the approximate current cost of parts and accessories by $127,000 and $77,400 as of December 31, 1996 and 1995, respectively.

         During 1996, used vehicle inventories were reduced resulting in the liquidation of LIFO inventory layers carried at lower costs in prior years as compared to the current cost of inventory. These inventory liquidations reduced cost of sales by approximately $9,000 for 1996.

4.       NOTES PAYABLE, FLOORING:

         Notes payable, flooring are amounts payable to a financial institution for financing purchases of new, demonstrator, used, and dealer lease vehicles, and are collateralized by the underlying vehicles purchased via this financing arrangement. The notes are due when the vehicles are sold. The difference between the notes payable, flooring and the

                               BLEDSOE DODGE, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED




4.       NOTES PAYABLE, FLOORING, Continued:

         related vehicle inventories collateralizing the notes payable, flooring is primarily due to accessories added at the dealership and the LIFO reserve. The amount due to the financial institution as of December 31, 1996 and 1995 is summarized as follows:



                                                                                           1996              1995
                                                                                        -----------      ----------
         Obligations, bearing interest of 8.78% and 10% at December 31, 1996 and 1995, respectively, to a financial institution for financed new vehicles and demonstrators which are included in
         inventory as of year-end.                                                      $12,950,405      $8,872,756

         Obligations, bearing interest of 9.10% and 10% at December 31, 1996 and 1995, respectively, to a financial institution for financed used vehicles which are included in inventory
         as of year-end.                                                                     53,475         193,325

         Obligations, bearing interest of 9.25% to 9.75% and 8.75% to 10% at
         December 31, 1996 and 1995, respectively, to a financial institution for financed dealer lease vehicles, which are
         included in equipment as of year-end.                                              380,832         374,685
                                                                                        -----------      ----------
                                                                                        $13,384,712      $9,440,766
                                                                                        ===========      ==========

         Interest expense on the notes payable, flooring for the year ended December 31, 1996 and 1995, was approximately $1,096,108 and $1,088,700, respectively. The Company receives assistance on its notes payable, flooring from Chrysler Motor Corporation. Assistance amounts received from Chrysler Motor Corporation are recorded as a reduction of interest expense. The total assistance received in 1996 and 1995 was approximately $1,453,248 and $1,242,300, respectively.

                               BLEDSOE DODGE, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



5.       NOTES PAYABLE:

         Notes payable consists of the following at December 31, 1995:

         Capital loan payable to a financial institution.  The loan represents outstanding principal on a $2,500,000 line of credit, which bears interest at prime plus 1%
         (the rate was 9.5% at December 31, 1995), requires monthly interest-only payments, is collateraIized by certain life insurance policies owned by the
         Company, is guaranteed by the shareholders and is due on demand.                            $1,500,000


         Promissory note bearing interest at 10.5%, payable to shareholder, due on demand.              150,000

         Promissory note bearing interest at 10.5%, payable to shareholder, due on demand.              325,000
                                                                                                     ----------

                  Notes payable                                                                      $1,975,000
                                                                                                     ==========


         These notes payable were paid in full during 1996. As of December 31, 1996, the Company had no borrowings under the line of credit.

6.       COMMITMENTS AND CONTINGENCIES:

         The Company leases all of its dealership facilities in the Dallas-Fort Worth metroplex and substantially all of its computer equipment under operating leases. The original lease terms range from five to twenty years. Under the lease agreements, the Company is to pay for all maintenance, taxes and insurance for the dealership facilities.

         The Company leases equipment under several operating leases expiring through 1999. In addition, two of the Company's facilities are leased from Bledsoe Properties, Ltd., which is owned by several of the Company's shareholders. Rent expense under all leases totaled approximately $969,600 in 1996 and $942,100 in 1995, of which $328,105 and $228,000 for 1996 and 1995, respectively, was paid to this related party. Future minimum rental commitments under the noncancelable, operating leases are as follows:


                              Nonrelated        Related
                                Party            Party           Total
                              ----------      ----------      -----------

         1997                 $  620,225      $  468,252      $ 1,088,477
         1998                    618,265         506,252        1,124,517
         1999                    213,877         513,852          727,729
         2000                     20,425         513,852          534,277
         2001                                    513,852          513,852
         Thereafter                            6,233,135        6,233,135
                              ----------      ----------      -----------

         Total                $1,472,792      $8,749,195      $10,221,987
                              ==========      ==========      ===========

                               BLEDSOE DODGE, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED




6.       COMMITMENTS AND CONTINGENCIES, Continued:

         There are various claims incident to the business operations of the Company. In the opinion of management, the Company's potential liability in all pending claims, in the aggregate, is not material.

7.       CONCENTRATION OF CREDIT RISK:

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

         The Company has cash on deposit with financial institutions and limits the amount of credit exposure to any one financial institution. The Company regularly maintains deposits in excess of federal insurance coverage.

         The Company grants credit to certain customers, substantially all of which are located in the Dallas-Fort Worth metroplex. In addition, all factory and warranty claims are due from Chrysler Motor Corporation. The Company has not experienced significant losses from these receivables.

8.       RELATED PARTY TRANSACTIONS:

         The Company permits shareholders and a former shareholder to loan money to the Company, which it places on deposit with the financial institution through which the notes payable, flooring are held. These deposits result in decreased interest expense due to the financial institution. The interest savings is remitted to the related parties who loaned money to the Company. Total amounts remitted to related parties under this arrangement were approximately $274,000 and $70,000 for 1996 and 1995, respectively.

                          Independent Auditors' Report
                          ----------------------------


BOARD OF DIRECTORS
SPIRIT RENT-A-CAR, INC.


     We have audited the accompanying consolidated balance sheets of Spirit Rent-A-Car, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spirit Rent-A-Car, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.



Cohen & Company

January 31, 1997 (except for Notes 7 and 9 which are dated as of May 6, 1997) Cleveland, Ohio

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                             As of                    As of December 31,
                                                                            March 31,        ---------------------------------
                                                                              1997                1996                1995
                                                                         -------------       -------------      --------------
                                                                          (Unaudited)
                                     ASSETS

CASH AND CASH EQUIVALENTS                                                $  11,192,510       $  10,008,747      $    6,834,892

TRADE ACCOUNTS RECEIVABLE - Net of allowance
        for doubtful accounts of $685,540, $721,330 and $465,675             4,035,519           4,535,201           2,988,180

OTHER RECEIVABLES                                                            1,099,930             942,311             609,297

PREPAID EXPENSES                                                               852,871             756,745             529,542

REFUNDABLE INCOME TAXES                                                        444,876           1,754,081
                                                                         -------------       -------------      --------------
                                                                            17,625,706          17,997,085          10,961,911
                                                                         -------------       -------------      --------------

PROPERTY AND EQUIPMENT - AT COST
    Rental automobiles                                                     113,233,320         105,090,205          65,968,144
    Other property and equipment                                             6,021,100           5,346,533           3,205,378
                                                                         -------------       -------------      --------------
                                                                           119,254,420         110,436,738          69,173,522
            Less:  Accumulated depreciation and amortization                20,217,126          18,230,104          12,137,522
                                                                         -------------       -------------      --------------
                                                                            99,037,294          92,206,634          57,036,000
                                                                         -------------       -------------      --------------

OTHER ASSETS                                                                   454,280             359,834             239,602
                                                                         -------------       -------------      --------------

                                                                         $ 117,117,280       $ 110,563,553      $   68,237,513
                                                                         =============       =============      ==============


                                  LIABILITIES

ACCOUNTS PAYABLE                                                         $   1,081,839       $     910,340      $      324,711

AUTOMOBILE OBLIGATIONS                                                      94,089,600          88,451,581          55,913,959

ACCRUED EXPENSES AND TAXES                                                   5,661,183           5,085,478           3,640,913

DEFERRED INCOME TAXES PAYABLE                                                4,863,000           4,863,000           1,996,000
                                                                         -------------       -------------      --------------
COMMITMENTS AND CONTINGENCIES                                              105,695,622          99,310,399          61,875,583
                                                                         -------------       -------------      --------------


                              SHAREHOLDERS' EQUITY

COMMON STOCK
    No par value
    Authorized                 - 750 shares
    Issued and outstanding     - 489 shares                                    288,210             288,210             288,210

RETAINED EARNINGS                                                           11,133,448          10,964,944           6,073,720
                                                                         -------------       -------------      --------------
                                                                            11,421,658          11,253,154           6,361,930
                                                                         -------------       -------------      --------------

                                                                         $ 117,117,280       $ 110,563,553      $   68,237,513
                                                                         =============       =============      ==============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                        Three Months                      Years Ended
                                                                      Ended March 31,                     December 31,
                                                              -------------------------------    -------------------------------
                                                                   1997             1996             1996              1995
                                                              -------------     -------------    -------------     -------------
                                                                         (Unaudited)
REVENUE
    Automobile rentals                                        $  15,217,648     $  10,901,911    $  51,312,009     $  33,101,339
                                                              -------------     -------------    -------------     -------------

COST AND EXPENSES
    Direct operating                                              1,409,121           836,072        3,562,362         2,911,738
    Depreciation and amortization                                 4,940,797         2,865,022       13,991,240         8,505,983
    Salaries and employee benefits                                4,249,547         2,943,267       13,249,615         8,682,179
    General and administrative                                    2,353,601         1,281,228        6,394,554         4,223,078
    Advertising and promotion                                       385,919           203,056        1,009,010           600,036
                                                              -------------     -------------    -------------     -------------
                                                                 13,338,985         8,128,645       38,206,781        24,923,014
                                                              -------------     -------------    -------------     -------------

INCOME FROM OPERATIONS                                            1,878,663         2,773,266       13,105,228         8,178,325

INTEREST EXPENSE                                                  1,596,364         1,104,771        5,399,998         3,487,163
                                                              -------------     -------------    -------------     -------------

INCOME BEFORE PROVISION
        FOR INCOME TAXES                                            282,299         1,668,495        7,705,230         4,691,162
                                                              -------------     -------------    -------------     -------------
    Provision (credit) for income taxes
        Current                                                     113,795           673,361          (52,994)          798,500
        Deferred                                                                                     2,867,000         1,078,000
                                                              -------------     -------------    -------------     -------------
                                                                    113,795           673,361        2,814,006         1,876,500
                                                              -------------     -------------    -------------     -------------

NET INCOME                                                    $     168,504     $     995,134    $   4,891,224     $   2,814,662
                                                              =============     =============    =============     =============










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                               TOTAL
                                                                        COMMON            RETAINED         SHAREHOLDERS'
                                                                         STOCK            EARNINGS            EQUITY
                                                                     -------------      -------------      --------------

BALANCE - JANUARY 1, 1995                                            $     185,250      $   3,259,058      $    3,444,308

NET INCOME                                                                                  2,814,662           2,814,662

ISSUANCE OF COMMON STOCK                                                   102,960                                102,960
                                                                     -------------      -------------      --------------

BALANCE - DECEMBER 31, 1995                                                288,210          6,073,720           6,361,930

NET INCOME                                                                                  4,891,224           4,891,224
                                                                     -------------      -------------      --------------

BALANCE - DECEMBER 31, 1996                                                288,210         10,964,944          11,253,154

NET INCOME                                                                                    168,504             168,504
                                                                     -------------      -------------      --------------

BALANCE - MARCH 31, 1997 (Unaudited)                                 $     288,210      $  11,133,448      $   11,421,658
                                                                     =============      =============      ==============





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Three Months                        Years Ended
                                                                     Ended March 31,                       December 31,
                                                              -------------------------------    -------------------------------
                                                                   1997              1996            1996              1995
                                                              -------------     -------------    -------------     -------------
                                                                         (Unaudited)
CASH FLOW PROVIDED FROM
        OPERATING ACTIVITIES
    Net income                                                $     168,504     $     995,134    $   4,891,224     $   2,814,662
    Noncash items included in income
        Depreciation and amortization                             5,373,366         3,261,868       16,336,725         9,825,438
        Deferred income taxes                                                                        2,867,000         1,078,000
        Gain on disposals of property and equipment                (432,568)         (396,846)      (2,406,260)       (1,784,535)
        Increase (decrease) in cash caused by
                changes in operating assets
            Trade accounts receivable - Net                         499,682           205,304       (1,547,021)       (1,206,562)
            Other receivables                                      (157,619)          (35,669)        (333,014)           18,030
            Prepaid expenses                                        (96,126)          (29,086)        (227,203)         (189,140)
            Refundable income taxes                               1,309,205           673,362       (1,754,081)
            Accounts payable                                        171,499            34,649          585,629            55,791
            Accrued expenses and taxes                              575,705           302,378        1,444,565           634,793
                                                              -------------     -------------    -------------     -------------
    Net cash flow provided from operations                        7,411,648         5,011,094       19,857,564        11,246,477
                                                              -------------     -------------    -------------     -------------

CASH FLOW USED IN INVESTING ACTIVITIES
    Acquisition of rental automobiles                           (17,155,277)       (3,303,185)     (64,883,509)      (37,697,980)
    Acquisition of other property and equipment                    (674,567)          (25,915)      (3,237,626)       (1,339,168)
    Proceeds from disposals of property and equipment             6,058,386         2,582,473       19,020,036         9,145,440
    Increase in other assets                                        (94,446)           26,770         (120,232)          (27,164)
                                                              -------------     -------------    -------------     -------------
                                                                (11,865,904)         (719,857)     (49,221,331)      (29,918,872)
                                                              -------------     -------------    -------------     -------------

CASH FLOW PROVIDED FROM (USED IN)
        FINANCING ACTIVITIES
    Proceeds from long-term borrowings                           17,597,718         2,862,819       70,208,675        40,071,502
    Principal payments of long-term borrowings                  (11,959,699)       (7,091,280)     (37,671,053)      (18,542,398)
    Proceeds from issuance of common stock                                                                               102,960
                                                              -------------     -------------    -------------     -------------
                                                                  5,638,019        (4,228,461)      32,537,622        21,632,064
                                                              -------------     -------------    -------------     -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         1,183,763            62,781        3,173,855         2,959,669

CASH AND CASH EQUIVALENTS -
        BEGINNING OF PERIOD                                      10,008,747         6,834,892        6,834,892         3,875,223
                                                              -------------     -------------    -------------     -------------

CASH AND CASH EQUIVALENTS -
        END OF PERIOD                                         $  11,192,510     $   6,897,668    $  10,008,747     $   6,834,892
                                                              =============     =============    =============     =============


SUPPLEMENTAL INFORMATION
    Interest paid                                             $   1,835,197     $   1,291,508    $   5,977,857     $   3,293,879
                                                              =============     =============    =============     =============
    Income taxes paid                                                  None              None    $   1,319,679     $   1,325,000
                                                              =============     =============    =============     =============





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        DESCRIPTION OF BUSINESS

        Spirit Rent-A-Car, Inc. and Subsidiary ("Spirit") are primarily engaged in the insurance replacement automobile rental business.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the financial statements of Spirit Rent-A-Car, Inc. and its wholly-owned subsidiary, Spirit Leasing, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

        CASH AND CASH EQUIVALENTS

        At March 31, 1997 and December 31, 1996 and 1995, Spirit maintained cash balances at a financial institution and a captive finance company which exceeded the amount insured by the Federal Deposit Insurance Corporation.

        Spirit considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. At March 31, 1997 and December 31, 1996 and 1995, cash and cash equivalents included amounts on deposit with a captive finance company of approximately $10,333,000, $8,879,000 and $5,401,000, respectively.

        Interest income for the three months ended March 31, 1997 and 1996 amounted to $185,162 and $149,228, respectively, and for the years ended December 31, 1996 and 1995 amounted to $700,138 and $312,117, respectively, and is netted against interest expense in the accompanying consolidated statement of income.

        PROPERTY AND EQUIPMENT

        Rental automobiles are stated at cost, less related purchase discounts and incentives. Rental automobiles are depreciated over their estimated economic useful lives using the straight-line method at a rate of 1.6% per month. Other property and equipment consists primarily of trucks, tow dollies, office equipment and leasehold improvements and is depreciated and amortized using the straight-line method over estimated useful lives of three to seven years.

        During 1995, Spirit changed its estimate of the useful lives of its rental automobiles. This change increased net income for 1995 by $204,000, net of a related tax effect of $136,000.

        Gains or losses realized from vehicle disposals are recorded as an adjustment to depreciation expense. Gains on vehicle disposals amounted to $434,792 and $401,100 for the three months ended March 31, 1997 and 1996, respectively, and amounted to $2,327,539 and $1,859,526 for the years ended December 31, 1996 and 1995, respectively.

        INCOME TAXES

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Spirit and its subsidiary file a consolidated Federal income tax return.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        USE OF ACCOUNTING ESTIMATES

        Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

        ADVERTISING AND PROMOTIONAL COSTS

        Advertising and promotional costs are generally expensed as incurred.

        UNAUDITED FINANCIAL STATEMENTS

        The financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are unaudited; however, in the opinion of management, all material normal recurring adjustments necessary for a fair presentation of the financial statements for these interim periods have been included. The results of the interim periods are not necessarily indicative of the results for the full year.

2.      AUTOMOBILE OBLIGATIONS

        A captive finance company of an automobile manufacturer and a bank have provided Spirit with long-term credit facilities totaling $110 million, $110 million and $69 million at March 31, 1997 and December 31, 1996 and 1995, respectively, for the purchase of new automobiles. Subsequent to March 31, 1997, available credit facilities were increased to $130 million. Outstanding borrowings of $94,089,600, $88,451,581 and $55,913,959 bear interest at a weighted average interest rate of 7.9%, 8.0% and 9.2% at March 31, 1997, and December 31, 1996 and 1995, respectively, and are collateralized by the rental automobiles and their related receivables.

        Future maturities of automobile obligations at March 31, 1997 are as follows (unaudited):

                  1997                              $  33,723,500
                  1998                                 50,450,320
                  1999                                  9,915,783
                                                    -------------
                                                    $  94,089,603
                                                    =============

        Future maturities of automobile obligations at December 31, 1996 are as follows:

                  1997                              $  43,250,461
                  1998                                 45,201,120
                                                    -------------
                                                    $  88,451,581
                                                    =============

        Maturities of automobile obligations at December 31, 1995 were as follows:

                  1996                              $  29,279,165
                  1995                                 26,634,794
                                                    -------------
                                                    $  55,913,959
                                                    =============

        The credit agreement with a bank requires, among other things, that Spirit maintain certain financial ratios, and imposes restrictions on additional indebtedness and on compensation of non-executive employees. The credit agreement with the finance company requires, among other things, that Spirit maintain a certain net worth ratio.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


2.      AUTOMOBILE OBLIGATIONS (Continued)

        In addition, at March 31, 1997 and December 31, 1996, Spirit had an available $750,000 line of credit from General Motors Acceptance Corporation. Interest, computed at .75% above a bank's prime rate, is payable monthly with any unpaid principal balance due on November 30, 1997. Such agreement is collateralized by substantially all assets of Spirit, excluding rental automobiles. There were no outstanding borrowings at March 31, 1997 and December 31, 1996.

        The carrying amount of automobile obligations approximates the fair value of the obligations since, in the opinion of management, Spirit could borrow funds with similar remaining maturities at similar interest rates.

3.      PROFIT SHARING PLAN

        Effective January 1, 1995, Spirit adopted a 401(k) profit sharing plan covering substantially all employees. Spirit matches certain amounts contributed by the employees up to a maximum percentage of compensation. Discretionary company contributions can also be authorized by the Board of Directors annually. Spirit's matching contribution authorized for the three months ended March 31, 1997 and 1996 amounted to $14,689 and $10,498, respectively, and for the years ended December 31, 1996 and 1995 amounted to $44,428 and $33,580, respectively. No discretionary contributions were authorized for the three months ended March 31, 1997 and 1996 or for the years ended December 31, 1996 and 1995.

4.      COMMON STOCK

        During 1995, Spirit issued 42 shares of its common stock for $102,960.

5.      COMMITMENTS AND CONTINGENCIES

        Spirit is obligated under various leases, primarily for office space, that expire at various dates during the next four years.

        Future minimum lease payments under noncancellable operating leases
           (with initial lease terms in excess of one year) as of December 31, 1996 are as follows:

                         1997                          $   1,162,000
                         1998                                950,000
                         1999                                577,000
                         2000                                353,000
                         2001                                270,000
                         Thereafter                          444,000
                                                       -------------

                                                       $   3,756,000
                                                       =============

        Rent expense for such operating leases for the three months ended March
           31, 1997 and 1996 amounted to $349,976 and $197,146, respectively, and for the years ended December 31, 1996 and 1995 amounted to $945,528 and $619,210, respectively.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


6.      INCOME TAXES

        Spirit's provision for income taxes differs from the amount that would be determined using the statutory rate of 34%. The following is a reconciliation of the income tax provision and the amount computed by applying the statutory Federal income tax rate:

                                                           As of March 31,                 As of December 31,
                                                 -------------------------------    -------------------------------
                                                      1997              1996             1996              1995
                                                 -------------    --------------    -------------    --------------
                                                           (Unaudited)

        Tax provision computed at the
            statutory rate                       $      95,982    $      567,288    $   2,619,780    $    1,594,995
        Deferred tax provision for state and
            local income taxes                                                            374,600           145,400
        Current tax provision for state and
            local income taxes                          17,813           106,073          105,300
        Non-deductible expenses                                                            25,300            13,800
        Under- (over-) accrual from prior period                                         (310,974)          122,305
                                                 -------------    --------------    -------------    --------------

                                                 $     113,795    $      673,361    $   2,814,006    $    1,876,500
                                                 =============    ==============    =============    ==============

        The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1996 and 1995 are as follows:

                                                                                      As of December 31,
                                                                                -------------------------------
                                                                                     1996             1995
                                                                                -------------    --------------
        Deferred Tax Assets
            Accounting for bad debts under the allowance
                method for financial reporting purposes                         $     282,000    $     182,000
            Accrual for self-insurance claims not deductible
                until paid for tax purposes                                           607,000          587,000
            Alternative minimum tax credit carryforwards                            1,214,000          216,000
            Other                                                                       5,000           25,000
                                                                                -------------    -------------

                                                                                    2,108,000        1,010,000
                                                                                -------------    -------------

        Deferred Tax Liabilities
            Excess of tax over financial accounting
                depreciation                                                       (6,778,000)      (3,006,000)
            Accounting for prepaid expenses,
                deductible when paid for tax purposes                                (193,000)
                                                                                -------------    -------------

                                                                                   (6,971,000)      (3,006,000)
                                                                                -------------    -------------

        Net deferred tax liability                                              $  (4,863,000)   $  (1,996,000)
                                                                                =============    =============


        There was no valuation allowance required to reduce the above deferred tax assets at December 31, 1996 and 1995.

                     SPIRIT RENT-A-CAR, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


7.      CONTINGENT LIABILITIES

        Spirit is insured for bodily injury and physical property damage liability claims up to $1,000,000 per occurrence. Spirit has a $100,000 ($50,000 prior to September 30, 1996) deductible per occurrence. A funding arrangement with an outside third-party administrator, which investigates, settles and processes each claim, requires Spirit to maintain specific cash reserves on deposit. At March 31, 1997 and December 31, 1996 and 1995, the cash reserve on deposit with the administrator of $50,000 has been included in prepaid expenses in the accompanying consolidated financial statements. Provisions for actual and estimated claims included in accrued expenses and taxes are as follows:

                                                                  As of                As of December 31,
                                                                 March 31,      ------------------------------
                                                                   1997              1996             1995
                                                              -------------     -------------    -------------
                                                               (Unaudited)

            Provision for actual and estimated
                claims submitted                              $   1,154,922     $   1,199,306    $     709,060

            Provision for unsubmitted estimated claims              741,640           351,360          795,740
                                                              -------------     -------------    -------------

            Balance - End of period                           $   1,896,562     $   1,550,666    $   1,504,800
                                                              =============     =============    =============

        Spirit is self-insured for all physical property damage to its vehicles. Net reserves for estimated losses on known self-insurance claims at March 31, 1997 and December 31, 1996 and 1995 were approximately $251,000, $34,000 and $96,000, respectively.

        At March 31, 1997 and December 31, 1996, Spirit had a $750,000 irrevocable letter of credit with General Motors Acceptance Corporation as a guarantee for payment of liability insurance premiums. As of March 31, 1997 and December 31, 1996, such letter of credit was unused.

        Spirit was named co-defendant in an action alleging infringements of a shareholder's rights. Spirit filed a counter-claim against the shareholder alleging, among other things, breach of fiduciary duty. Subsequent to December 31, 1996, both Spirit and the shareholder dropped all litigation claims against each other.

8.      VULNERABILITY DUE TO CONCENTRATIONS

        Spirit purchases substantially all of its rental automobiles and finances the majority of them from one automobile manufacturer and financing subsidiary. Vehicle purchase commitments are finalized for the entire model year at least six months before any vehicles are produced. Management believes that there would be sufficient time to purchase and finance its vehicles on comparable terms with alternative sources, if need be. However, if it were necessary to change suppliers, there is a possibility it could result in a loss of revenue.

9.      SUBSEQUENT EVENT - BUSINESS REORGANIZATION PLAN

        On April 22, 1997, Spirit and Republic Industries, Inc. entered into a merger agreement whereby shareholders of Spirit have agreed to exchange all of the outstanding shares of common stock of Spirit for shares of Republic Industries, Inc., valued at $80 million, in a business combination accounted for as a pooling of interests.

                          Independent Auditors' Report
                          ----------------------------



Boards of Directors
Chesrown Automotive Group
Denver, Colorado

We have audited the accompanying combined balance sheet of Chesrown Automotive Group as of December 31, 1996 and the related statements of income and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chesrown Automotive Group as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying balance sheet of Chesrown Automotive Group as of March 31, 1997 and the related statements of income and accumulated deficit and cash flows for the three months ended March 31, 1997 and 1996 are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and accordingly, we express no opinion on it.



BAILEY SAETVEIT & CO., P.C.


Englewood, Colorado,
February 13, 1997

                           CHESROWN AUTOMOTIVE GROUP

                            Combined Balance Sheets

                                     ASSETS
                                     ------
                                                                                                    (Unaudited)
                                                                            December 31,             March 31,
                                                                                1996                    1997
                                                                            ------------            -----------
Current assets:
    Cash                                                                    $ 1,745,771             $   825,215
    Receivables (net of allowance for
     doubtful accounts of $102,095 in
     1996 and 1997)                                                           4,170,726               3,132,593
    Notes receivable - related parties                                        2,251,860               2,251,860
    Inventories                                                              38,082,593              33,605,008
    Prepaid expenses                                                             22,895                  25,460
                                                                            -----------             -----------
           Total current assets                                              46,273,845              39,840,136

Property and equipment                                                       23,969,890              27,948,334

Goodwill (net of amortization of
 $92,985 and $105,663 in 1996 and
 1997, respectively)                                                          1,935,784               1,923,106

Other assets                                                                    187,721                  82,697
                                                                            -----------             -----------

                                                                            $72,367,240             $69,794,273
                                                                            ===========             ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
    Bank overdraft                                                          $   563,881             $   935,609
    Current maturities of long-term debt                                      2,172,471               2,779,397
    Notes payable - floor plan                                               39,554,358              35,633,740
    Notes payable - other                                                     2,930,000               3,610,000
    Accounts payable                                                          1,738,155               1,488,769
    Accrued liabilities                                                       3,178,603               2,242,591
                                                                            -----------             -----------
           Total current liabilities                                         50,137,468              46,690,106
                                                                            -----------             -----------

Long-term debt                                                               15,339,543              16,569,416
                                                                            -----------             -----------

Unearned income and reserves                                                  4,344,774               4,628,129
                                                                            -----------             -----------

Commitments and contingencies

Stockholders' equity:
    Common stock, 60,000 shares of no par
     value authorized, 24,000 shares issued
     and outstanding                                                          2,120,814               2,120,814
    Additional paid-in capital                                                1,294,496               1,594,496
    Accumulated deficit                                                        (869,855)             (1,808,688)
                                                                            -----------             -----------
           Total stockholders' equity                                         2,545,455               1,906,622
                                                                            -----------             -----------

                                                                            $72,367,240             $69,794,273
                                                                            ===========             ===========

                  See notes to combined financial statements.

                           CHESROWN AUTOMOTIVE GROUP

             Combined Statements of Income and Accumulated Deficit

                                                                                                      (Unaudited)
                                                                                                       March 31,
                                                                    December 31,            ------------------------------
                                                                       1996                    1997               1996
                                                                    ------------            ------------      ------------
Sales                                                               $299,781,300            $ 63,954,436      $ 74,431,446

Cost of sales                                                        258,788,097              55,170,626        63,344,216
                                                                    ------------            ------------      ------------

Gross profit                                                          40,993,203               8,783,810        11,087,230

Selling, general and
 administrative expenses                                              36,858,883               7,893,529         9,002,351
                                                                    ------------            ------------      ------------

Operating income                                                       4,134,320                 890,281         2,084,879

Other income, less other deductions                                      693,335                 509,945           708,157
                                                                    ------------            ------------      ------------

Income before cumulative effects of
 accounting change                                                     4,827,655               1,400,226         2,793,036

Cumulative effect of accounting change
 on years prior to 1996                                               (1,592,714)                    -0-               -0-
                                                                    ------------            ------------      ------------

Net income                                                             3,234,941               1,400,226         2,793,036

Dividend distributions                                                (4,525,392)             (2,339,059)       (2,073,654)

Retained earnings (accumulated
 deficit), beginning                                                     420,596                (869,855)        4,257,543
                                                                    ------------            ------------      ------------

Accumulated deficit, end                                            $   (869,855)           $ (1,808,688)     $  4,976,925
                                                                    ============            ============      ============


                  See notes to combined financial statements.

                           CHESROWN AUTOMOTIVE GROUP

                       Combined Statements of Cash Flows



                                                                                                   (Unaudited)
                                                                                                    March 31,
                                                                  December 31,          --------------------------------
                                                                      1996                  1997                1996
                                                                  ------------          --------------------------------
Operating activities:
    Net income                                                    $ 3,234,941           $ 1,400,226          $ 2,793,036
    Adjustments to reconcile net income
     to net cash provided (used) by
     operating activities:
      Depreciation and amortization                                   989,363               304,263              126,127
      Net change in assets and liabilities:
           Receivables                                             (2,066,410)           (1,228,822)             664,108
           Inventories, net of floor plan                             897,197            (1,596,239)          (3,060,219)
           Prepaid expenses                                                78                (2,565)               3,552
           Other assets                                                16,892                65,312               75,204
           Accounts payable                                          (217,365)             (725,337)            (881,308)
           Other liabilities                                        3,878,389              (590,417)             502,761
                                                                  -----------           -----------          -----------
             Net cash provided (used) by
              operating activities                                  6,733,085            (2,373,579)             223,261
                                                                  -----------           -----------          -----------

Investing activities:
    Purchases of property and equipment                           (15,396,485)           (4,894,003)          (4,578,155)
    Proceeds from sales of property
     and equipment                                                  1,077,819                23,974              928,320
                                                                  -----------           -----------          -----------
             Net cash used by investing
               activities                                         (14,318,666)           (4,870,029)          (3,649,835)
                                                                  -----------           -----------          -----------

Financing activities:
    Proceeds from long-term debt
     and notes payable                                             13,404,700             8,191,487            1,169,262
    Additional paid-in capital                                         19,496               300,000                   --
    Payments of long-term debt
     and notes payable                                               (775,629)             (201,104)           4,340,864
    Proceeds from issuance of common stock                             10,000                   -0-               35,000
    Dividends paid                                                 (4,525,392)           (2,339,059)          (2,176,140)
                                                                  -----------           -----------          -----------
             Net cash provided by
              financing activities                                  8,133,175             5,951,324            3,368,986
                                                                  -----------           -----------          -----------

Net increase (decrease) in cash                                       547,594            (1,292,284)             (57,588)

Cash, beginning of year/period                                        634,296             1,181,890              634,296
                                                                  -----------           -----------          -----------

Cash, (bank overdraft) end of year/period                         $ 1,181,890           $  (110,394)         $   576,708
                                                                  ===========           ===========          ===========

Cash, end of year/period:
    Cash                                                          $ 1,745,771           $   825,215          $   576,708
    Bank overdraft                                                   (563,881)             (935,609)                  --
                                                                  -----------           -----------          -----------

                                                                  $ 1,181,890           $  (110,394)         $   576,708
                                                                  ===========           ===========          ===========

Supplemental disclosure of cash flow
 information - cash paid during the
 year/period for:
    Interest                                                      $ 4,250,955           $   972,374          $   656,310
    Income taxes                                                  $       -0-                   -0-                  -0-

                  See notes to combined financial statements.

                           CHESROWN AUTOMOTIVE GROUP

                     Notes to Combined Financial Statements
                               December 31, 1996


   1.    SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

         The accompanying combined financial statements include the accounts of the following entities: Chesrown Chevrolet, Inc., Marshall Ford, Inc., Chesrown's Friendly Ford, Inc., Chesrown's Southwest Dodge, Inc., Total Care, Inc., Chesrown Collision Center, Inc., and Chesrown Auto Group, Inc. (the "Companies"). The Companies have been presented on a combined basis due to their related operations, common ownership and common management control. All significant intercompany balances and transactions have been eliminated in combination.

         The Chesrown Automotive Group is engaged in the retail and commercial sale of new and used motor vehicles, finance and insurance products, vehicle service and parts, after-market products and in selling third party financing contracts on new and used vehicle sales originated by dealerships within the group. The Companies operate in the Denver and Boulder, Colorado areas.

         In the opinion of management, the unaudited combined financial statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at March 31, 1997 and the combined results of its operations and cash flows for the three months ended March 31, 1997 and 1996. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

         INVENTORIES

         The cost of new vehicle inventories is computed using the last-in, first-out (LIFO) cost method. If the first-in, first-out (FIFO) method of inventory accounting had been used by the Companies, inventories, net working capital and total stockholder's equity would have been $4,601,085 higher than reported at December 31, 1996 and net income for the year ended December 31, 1996 would have been $764,138 higher than reported.

         Used vehicle and parts and accessories inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.

         PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

         Property and equipment are recorded at cost. Depreciation is provided using the declining balance and straight-line methods. Estimated useful lives of the assets used in the computation of depreciation are as follows:

                           CHESROWN AUTOMOTIVE GROUP

                               December 31, 1996


   1.    SIGNIFICANT ACCOUNTING POLICIES, Continued

                                                       Years
                                                      --------

             Building and improvements                 5 - 10
             Furniture, equipment and vehicles         5 - 7

         FINANCE CONTRACTS

         Finance income is recognized when finance contracts are sold. The Companies provide an estimated reserve for finance income chargebacks.

         Finance contracts sold to customers through some lenders on vehicles which are at least six years old are sold with recourse. In the event of a default by a customer, the finance institution will repossess the vehicle and the Companies must purchase the vehicle for the balance due on the customer's contract. Repossession losses are recorded as incurred. Such repossession losses in 1996 totaled $34,633.

         EXTENDED WARRANTIES

         Warranty income and related claims expense are recognized ratably over customers' periods of coverage as provided in the individual extended service contracts. The Companies provide an estimated reserve for warranty claims.

         INCOME TAXES

         The Companies have elected S-Corporation status and income taxes on the profits are a liability of the shareholders. Accordingly, there is no provision for income taxes or income tax liability reflected in these combined financial statements.

         CASH

         The Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash.

         ADVERTISING COSTS

         The Companies expense non-direct advertising costs as incurred. The Companies did not incur any direct advertising costs in 1996 to be capitalized and deferred to future periods. Total advertising expense in 1996 was approximately $4,225,000.

                           CHESROWN AUTOMOTIVE GROUP

                               December 31, 1996


   1.    SIGNIFICANT ACCOUNTING POLICIES, Continued

         ESTIMATES

         The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   2.    NOTES RECEIVABLE - RELATED PARTIES

         Notes receivable - related parties at December 31, 1996 consist of the following, which are due on demand and bear interest at rates ranging from 8% to 10%:

             Colorado National Speedway, Inc.                    $ 1,100,000
             Chesrown Racing, Inc.                                   350,000
             CAG Investments, Inc.                                   801,860
                                                                 -----------

                                                                 $ 2,251,860
                                                                 ===========

   3.    PROPERTY AND EQUIPMENT

         Following is a summary of property and equipment at December 31, 1996:

             Land                                                $ 9,541,771
             Buildings and improvements                           10,892,071
             Furniture, equipment and vehicles                     5,950,575
                                                                 -----------
                                                                  26,384,417
             Less accumulated depreciation                        (2,414,527)
                                                                 -----------

                                                                 $23,969,890
                                                                 ===========

         Depreciation expense for 1996 was $953,122.

   4.    NOTES PAYABLE - FLOOR PLAN

         The Companies have line of credit commitments with General Motors Acceptance Corporation (GMAC) and Ford Motor Credit Company (FMCC) to finance new vehicle inventory and program vehicles (included in used vehicles). Principal reductions are required as vehicles are sold and interest is due monthly at 1% over prime. The lenders retain a security interest in all units financed and all other assets of the dealerships. The notes are guaranteed by the shareholder.

         Interest expense relating to notes payable - floor plan for 1996 was approximately $3,120,000.

                           CHESROWN AUTOMOTIVE GROUP

                               December 31, 1996


   5.    NOTES PAYABLE - OTHER

         The Companies have line of credit commitments with GMAC and FMCC which mature during 1997 under which the Companies may borrow up to $3,550,000 at 1.00% to 1.25% above the lenders' prime interest rate. Principal is due at maturity with interest due monthly. The notes are collateralized by all the assets of the dealership and guaranteed by the majority shareholder.

   6.    LONG-TERM DEBT

         Long-term debt at December 31, 1996 consists of the following:

         GMAC                                                  $ 4,442,167
             Real estate construction loan commitment of $4,950,000 of which $1,800,000 was drawn to purchase the land.  Payable,
             interest only through September 1996 and thereafter in monthly installments of
             $27,500 plus interest at prime plus 1%
             through August 2001.  Principal and
             interest balloon payment due September
             2001. The note is collateralized by real property, machinery and equipment located at the future site of the Chesrown
             Chevrolet facilities.

         GMAC                                                    2,305,628
             Payable in monthly installments of $19,373 plus interest at prime plus 1% through December 2006. The note is collateralized by real property, machinery and equipment located at the Companies' new collision center.

         GMAC                                                    3,644,334
             Payable in monthly installments of $31,417 plus interest at prime plus 1% through September 2006. The note is collater-alized by real property, machinery and equipment located at the Companies' new
             Marshall Ford facility.

         GMAC                                                    4,343,625
             Payable in monthly installments of $37,125 plus interest at prime plus 1% through October 2006. The note is collateralized by real property, machinery and equipment located at the Companies' Chesrown's
             Southwest Dodge facility.

                           CHESROWN AUTOMOTIVE GROUP

                               December 31, 1996


   6.    LONG-TERM DEBT, CONTINUED

         Others                                                  2,776,260

                                                               -----------
                                                                17,512,014

         Less current maturities                                (2,172,471)
                                                               -----------

         Long-term debt                                        $15,339,543
                                                               ===========

         Maturities of long-term debt are as follows:

             Year Ended
            December 31,                                          Amount
         -----------------                                   ---------------

                  1997                                         $ 2,172,471
                  1998                                           2,031,136
                  1999                                           2,051,974
                  2000                                           1,824,567
                  2000 and thereafter                            9,431,866
                                                               -----------

                                                               $17,512,014
                                                               ===========

         The Companies follow the policy of capitalizing interest as a component of the cost of property, plant, and equipment constructed for its own use. In 1996, total interest incurred for long-term debt was $1,254,812, of which $132,718 was capitalized, and $1,122,094 was charged to operations.

   7.    PROFIT SHARING PLAN

         The Companies have adopted a 401(k) plan in which all full-time employees who meet certain eligibility requirements may participate. The Companies may match a portion of the employees' salary reduction contributions. The contribution for 1996 was $55,321. The Companies have no obligation to make a contribution to the plan in any year.

   8.    CHANGE IN ACCOUNTING PRINCIPLE

         During 1996 the Companies changed their method of recognizing warranty income and related claims expense from the point of sale method to a method in which the income and related claims expense are recognized ratably over the customers' periods of coverage, as provided in the individual extended service contracts. The effect of the change was to decrease income by $2,376,374 for 1996. The cumulative effect of the change on prior years of $1,592,714 is a one time change to income.

                           CHESROWN AUTOMOTIVE GROUP

                               December 31, 1996


   9.    COMMITMENTS AND CONTINGENCIES

         LEASE COMMITMENTS

         The Companies lease a dealership facility under an operating lease for $35,000 per month through March 1, 2005. The lease is a "triple net" lease requiring the Companies to pay real estate taxes, insurance, and repairs. The lease also requires cost of living increases calculated every year based on the Consumer Price Index.

         Following is a schedule by years of the future minimum rental payments under the operating lease as of December 31, 1996 based on the present actual rate:

             Year Ended
            December 31,                                     Amount
          ----------------                               ---------------

                1997                                       $   420,000
                1998                                           420,000
                1999                                           420,000
                2000                                           420,000
                2001 and thereafter                          1,750,000
                                                           -----------

                                                           $ 3,430,000
                                                           ===========

         Rent expense for the period ended December 31, 1996 was $523,100.

         CONCENTRATION OF CREDIT RISK

         The Companies maintain checking accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 1996 the balances exceeded the federally insured limit by approximately $760,000.

         GOVERNMENTAL REGULATION

         The Companies' facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor do the Companies expect such compliance to have, any material effect upon its capital expenditures, net income, financial condition or competitive position. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

  10.    RELATED PARTY TRANSACTIONS

         The Companies have transactions with its major shareholder, Marshall
         R. Chesrown, and with three other corporations which he owns:
         Chesrown Racing, Inc. (a motor sport promotion company); Colorado National Speedway (a race track promotion company); and CAG Investments, Inc. (a real estate investment company).

                           CHESROWN AUTOMOTIVE GROUP

               Notes to Combined Financial Statements, Concluded
                               December 31, 1996


  10.    RELATED PARTY TRANSACTIONS, continued

         Mr. Chesrown is a guarantor of substantially all of the Companies' debt.

         The Companies have notes receivable from the three corporations (note
         2).

         The Companies leased racing equipment to Chesrown Racing, Inc. in 1996 for $240,000. In addition, the Companies paid $480,000 in sponsorship fees to Chesrown Racing, Inc. in 1996.

         The Companies collected management fees in 1996 from Colorado National Speedway, Inc. and Chesrown Racing, Inc. of $120,000 and $60,000, respectively.

         The Companies rent an office building from CAG Investments, Inc. on a month-to-month basis. Total rent paid to CAG Investments, Inc. in 1996 was $90,000.

                        REPORT OF INDEPENDENT AUDITORS




Board of Directors
Bankston Automotive Group
Dallas, Texas



We have audited the accompanying combined balance sheet of Bankston Automotive Group as of March 31, 1997, and the related combined statements of operations, owners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Bankston Automotive Group as of March 31, 1997, and the combined results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


Turner & Vedrenne


Dallas, Texas
May 22, 1997

                            BANKSTON AUTOMOTIVE GROUP
                             COMBINED BALANCE SHEET
                                 MARCH 31, 1997


ASSETS
Current assets:
     Cash                                                                   $  2,932,750
     Accounts receivable, less allowance for doubtful accounts of
         $178,461 (Note 2)                                                    12,133,095
     Inventories (Note 2):
         New and demonstrator vehicles                                        21,325,586
         Used vehicles                                                         6,927,542
         Parts, accessories, and supplies                                      2,033,240
                                                                            ------------
                                                                              30,286,368

     Prepaid expenses                                                            125,193
     Deferred tax asset (Note 5)                                                  34,693
                                                                            ------------

              Total current assets                                            45,512,099

Other assets:
     Investment in tax benefits (Note 3)                                         120,461
     Amounts withheld by financing institutions to apply against
         prepayments and losses on conditional sales contracts                   601,130
     Deferred tax asset (Note 5)                                               1,121,112
     Miscellaneous                                                               565,924
                                                                            ------------
                                                                               2,408,627

Advances to shareholder and affiliates (Note 6)                                1,198,140

Net assets excluded from merger (Note 8)                                       2,040,996

Property, equipment and leasehold improvements, at cost (Note 4):
     Land                                                                     14,326,723
     Building and leasehold improvements                                       8,860,853
     Furniture and equipment                                                   5,959,289
     Construction in progress                                                  1,511,815
                                                                            ------------
                                                                              30,658,680
     Allowance for depreciation and amortization                              (8,983,247)
                                                                            ------------
                                                                              21,675,433
                                                                            ------------

                                                                            $ 72,835,295
                                                                            ============

                           SEE ACCOMPANYING NOTES.

LIABILITIES AND OWNERS' DEFICIT
Current liabilities:
     Obligations to financing institutions for new and used
         vehicles (Note 2)                                             $ 41,155,009
     Current portion of long-term debt (Note 4)                           1,779,731
     Trade accounts payable                                               4,351,213
     Accrued payroll and commissions                                        952,674
     Other accrued expenses                                               1,020,832
     Taxes, other than Federal income taxes                                 784,342
     Federal income taxes payable (Note 5)                                  454,312
                                                                       ------------

              Total current liabilities                                  50,498,113

Long-term debt, less current portion (Note 4)                            28,249,745

Commitments and contingencies (Note 9)

Minority interest                                                           344,066

Owners' deficit:
     Common stock                                                            51,612
     Additional paid-in capital                                             752,383
     Accumulated deficit                                                 (2,991,735)
     Partners' deficit                                                   (4,068,889)
                                                                       ------------

              Total owners' deficit                                      (6,256,629)
                                                                       ------------



                                                                       $ 72,835,295
                                                                       ============



                             SEE ACCOMPANYING NOTES.

                            BANKSTON AUTOMOTIVE GROUP
                        COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1997



Net sales:
     Vehicles                                                $ 233,501,373
     Parts and service                                          45,336,363
                                                             -------------
                                                               278,837,736
                                                             -------------

Cost of sales:
     Vehicles                                                  218,735,938
     Parts and service                                          26,190,993
                                                             -------------
                                                               244,926,931
                                                             -------------

Gross margin                                                    33,910,805

Other income:
     Finance and extended warranty                               4,787,206
     Miscellaneous                                               2,096,626
                                                             -------------
                                                                 6,883,832
                                                             -------------

Expenses:
     Selling                                                    19,591,938
     Administrative and general                                 12,965,492
     Depreciation and amortization                                 765,524
     Interest                                                    3,983,654
                                                             -------------
                                                                37,306,608
                                                             -------------

Minority interest in net income of combined entity                (183,085)
                                                             -------------

Income before Federal income taxes                               3,304,944

Federal income taxes (Note 5)                                       99,284
                                                             -------------

Net income                                                   $   3,205,660
                                                             =============







                             SEE ACCOMPANYING NOTES.

                            BANKSTON AUTOMOTIVE GROUP
                      COMBINED STATEMENT OF OWNERS' DEFICIT
                        FOR THE YEAR ENDED MARCH 31, 1997


                                                       Additional
                                         Common          paid-in         Accumulated       Partners'
                                         stock           capital           deficit          deficit            Total
                                      -----------      -----------      ------------      ------------      ------------
Balance at April 1, 1996              $    51,612      $   751,883      $(5,186,425)      $(4,769,561)      $(9,152,491)

Net income                                   --               --          2,334,690           870,970         3,205,660

Capital contributions                        --                500             --             836,991           837,491

Dividends and distributions                  --               --           (140,000)       (1,007,289)       (1,147,289)

                                      -----------      -----------      -----------       -----------       -----------
Balance at March 31, 1997             $    51,612      $   752,383      $(2,991,735)      $(4,068,889)      $(6,256,629)
                                      ===========      ===========      ===========       ===========       ===========












                             SEE ACCOMPANYING NOTES.

                            BANKSTON AUTOMOTIVE GROUP
                        COMBINED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED MARCH 31, 1997


OPERATING ACTIVITIES
     Net income                                                                  $ 3,205,660
     Adjustments to reconcile net income to net cash provided by operating activities:
              Depreciation and amortization                                          765,524
              Gain on sale of minority interest                                      (21,649)
              Increase in LIFO reserves                                              484,578
              Provision for deferred income taxes                                   (490,542)
              Minority interest in net income of combined entity                     183,085
              Changes in assets and liabilities:
                  Accounts receivable                                               (995,375)
                  Inventories (FIFO)                                               1,042,367
                  Prepaid expenses and miscellaneous other assets                   (242,559)
                  Trade accounts payable and other current liabilities               951,287
                  Federal income taxes payable                                       467,610
                  Amounts withheld by financing institutions                         116,560
                  Net assets excluded from merger                                    100,572
                                                                                 -----------
Net cash provided by operating activities                                          5,567,118
                                                                                 -----------

INVESTING ACTIVITIES
     Purchase of property, equipment and leasehold improvements                   (5,876,852)
     Proceeds from sale of minority interest in combined subsidiary                   25,000
     Proceeds from sale of equipment                                                  72,215
                                                                                 -----------
Net cash used in investing activities                                             (5,779,637)
                                                                                 -----------

FINANCING ACTIVITIES
     Decrease in obligations to financing institutions for new and
         used vehicles                                                            (1,735,078)
     Proceeds from long-term debt                                                  5,003,131
     Proceeds from line of credit                                                  2,365,000
     Payments on line of credit                                                   (3,245,673)
     Principal payments on long-term debt                                         (2,091,574)
     Capital contributions                                                           837,491
     Dividends paid to shareholder                                                  (140,000)
     Distributions to partners and minority interest                              (1,127,289)
     Decrease in advances to shareholder and affiliates                              598,528
                                                                                 -----------
Net cash provided by financing activities                                            464,536
                                                                                 -----------

Net increase in cash                                                                 252,017
Cash at beginning of year                                                          2,680,733
                                                                                 -----------
Cash at end of year                                                              $ 2,932,750
                                                                                 ===========



                             SEE ACCOMPANYING NOTES.

                            BANKSTON AUTOMOTIVE GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF OPERATIONS

        Bankston Automotive Group (the Group) operates in Dallas, Texas and the surrounding suburbs. The Group serves customers principally in the Dallas and Fort Worth metropolitan area. The Group offers a broad range of products and services including new and used car and light truck sales, vehicle financing and warranty products, and replacement parts and service. At its five locations the Group offers four makes of new vehicles, including Ford, Nissan, Lincoln-Mercury and SAAB.

        PRINCIPLES OF COMBINATION

        The combined financial statements include the accounts of W.O. Bankston Enterprises, Inc. and subsidiaries and certain other partnerships and joint ventures. The partnerships and joint ventures all have a December 31 fiscal year-end. There have been no transactions from January 1, 1997 to March 31, 1997 related to these entities that have a material effect on the financial position or results of operations of the Group.

        All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

        MAJOR SUPPLIER AND DEALER AGREEMENTS

        The Group purchases substantially all of its new vehicles and parts and accessories inventories from Ford Motor Company, Nissan Motor Corporation and SAAB Cars USA, Inc. at the prevailing prices charged to all franchised dealers. The Group's overall sales could be impacted by a manufacturer's inability or unwillingness to supply the Group with an adequate supply or mix of inventory.

        The Group enters into Dealer Agreements with each manufacturer. The Dealer Agreements limit the location of the dealership and give the manufacturer rights to approve changes in the dealership's ownership. A manufacturer may terminate the Dealer Agreement if the Group is in breach of its terms.

        REVENUE RECOGNITION

        Revenue from the sale of vehicles is recognized upon acceptance by the customer and completed financing arrangements. Revenue from parts sales and service are recognized when the parts are delivered or the service work is performed. Finance, insurance and extended warranty contracts are recognized upon the sale of the contract.

                            BANKSTON AUTOMOTIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1997



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        CASH AND CASH EQUIVALENTS

        For purposes of the statement of cash flows, the Group defines cash equivalents as cash and short-term highly liquid investments that: (a) are readily convertible to known amounts of cash and (b) are so near to maturity that they present insignificant risk of changes in value because of changes in interest rates.

        INVENTORIES

        New, demonstrator and used vehicles are stated at the lower of cost or market, with cost being determined by the last-in, first-out (LIFO) method. If the specific unit method of inventory accounting had been used, the new, demonstrator and used vehicle inventory would have increased by $10,585,254 and $1,770,643 at March 31, 1997, respectively.

        Parts, accessories, and supplies are stated at the lower of cost or market, with cost being determined by the LIFO method. If the inventory had been priced using manufacturer's catalogue replacement prices, the inventory would have increased by $1,684,310 at March 31, 1997.

        Quantities in various LIFO inventory pools were reduced in 1997, resulting in liquidation of LIFO layers carried at lower costs prevailing in prior years as compared with the cost of current year purchases. The effect of the liquidation was to increase net income by $354,360 in 1997.

        DEPRECIATION AND AMORTIZATION

        Depreciation and amortization are provided using accelerated methods for substantially all furniture and equipment. The straight-line method is used for building and leasehold improvements in amounts sufficient to amortize the cost of the assets over their estimated useful lives.

        INCOME TAXES

        The Group uses an asset and liability approach to recognize deferred income tax assets and liabilities for the future tax return consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized. The Company's deferred taxes relate primarily to the allowance for doubtful accounts (deductible for financial statement purposes but not for income tax purposes), investments in affiliates (recorded on the cost method for financial statement purposes), deductible loss carryforwards, and tax credit carryforwards.

        ADVERTISING

        The Group expenses production and other costs of advertising as incurred. Advertising expense for the year ended March 31, 1997 was $2,451,217.

                            BANKSTON AUTOMOTIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1997



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        CONCENTRATION OF CREDIT RISK

        The financial instruments that potentially subject the Group to concentrations of credit risk consist primarily of cash and accounts receivable. The Group has cash on deposit with financial institutions and limits the amount of credit exposure to any one financial institution. At times, the Group's cash balances exceeds the federally insured limit of $100,000. The Group routinely assesses the financial strength of its customers. Consequently, the Group believes that its accounts receivable credit risk exposure is limited.

        ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.    OBLIGATIONS TO FINANCING INSTITUTIONS

        At March 31, 1997, obligations to financing institutions for new and used vehicles have as collateral accounts receivable of $3,117,872, substantially all new and demonstrator vehicles, and $4,367,392 of used vehicles. Payment is generally due upon the sale of the related vehicle. These obligations bear interest at prime plus 1%. Total interest expense for these obligations for the year ended March 31, 1997 was $1,468,152 and is net of floor plan assistance of $1,886,256.


3.   INVESTMENT IN TAX BENEFITS

        During the year ended March 31, 1984, the Group acquired Federal income tax benefits under the safe harbor leasing provisions of the Economic Recovery Tax Act of 1981 from The Greater Cleveland Regional Transit Authority for $520,000. The tax benefits consisted of accelerated cost recovery system (ACRS) deductions on $2.8 million of light rail vehicles. The purchase has been recorded as an investment in tax benefits. The investment in tax benefits is being amortized over the life of the related lease.

                            BANKSTON AUTOMOTIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1997



4.   LONG-TERM DEBT

        Long-term debt consists of the following at March 31, 1997:

                Mortgages payable to Ford Motor Credit Company; interest at prime plus 1% to 1.5% or the commercial paper rate plus
                    3.95% or 4.45%; secured by assets of certain of the Group's
                    subsidiaries; maturing through 2005                                   $ 23,226,465

                Notes payable to Ford Motor Credit Company; interest at prime plus 1.5%; secured by assets of certain of the Group's
                    subsidiaries; maturing through 2006                                      2,253,170

                $1,500,000 line of credit; interest at prime plus
                    1.5%; secured by certain furniture and
                    equipment; due on demand                                                   300,000

                Mortgages payable to Nissan Motor Acceptance Corporation;
                    interest at prime plus 1%; secured by assets of certain of
                    the Group's subsidiaries; maturing through 2010                          3,181,321

                Mortgage payable to bank; interest at 9.25%;
                    secured by assets of certain of the Group's
                    subsidiaries; matures in April 1997                                        554,000

                Other notes payable                                                            514,520
                                                                                          ------------
                                                                                            30,029,476
                Less current portion                                                        (1,779,731)
                                                                                          ------------

                                                                                          $ 28,249,745
                                                                                          ============

        Maturities of long-term debt are as follows: 1998 - $1,779,731; 1999 - $5,434,603; 2000 - $20,118,164; 2001 - $366,056 and 2002 - $365,799.

        The Group made interest payments of $4,066,265 in 1997, of which $112,807 was capitalized.

                            BANKSTON AUTOMOTIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1997



5.   FEDERAL INCOME TAXES

        Certain members of the Group are treated as partnerships for income tax purposes. Accordingly, the accompanying financial statements reflect no provision for income taxes for these entities since the taxable income or loss of the entities are reported by the individual partners.

        For the remaining members of the Group, the provision for income taxes consist of the following for the year ended March 31, 1997:

                Current              $ 589,826
                Deferred              (490,542)
                                     ---------
                                     $  99,284
                                     =========


        The Group's taxable income for the year ended March 31, 1997 was $1,888,166. The Group was subject to alternative minimum tax (AMT) resulting in AMT expense of $25,395 for the year ended March 31, 1997.

        The provision for income taxes at the Group's effective tax rate of 34% differed from the provision for income taxes at the statutory rate as follows:

                Computed tax at the expected statutory rate              $ 1,123,681
                Partnerships not subject to entity level tax                (296,072)
                Utilization of net operating loss carryforward              (327,900)
                Nondeductible expenses                                       (34,648)
                Alternative minimum tax                                       25,395
                Other, net                                                    99,370
                                                                         -----------
                                                                         $   589,826
                                                                         ===========

        The Group's total deferred tax assets and deferred tax liabilities consist of the following at March 31, 1997:

                Total deferred tax assets                $ 1,334,827
                Total deferred tax liabilities              (179,022)
                                                         -----------
                Net deferred tax asset                   $ 1,155,805
                                                         ===========

        At March 31, 1997, the Group has safe harbor lease deduction carryforwards of $1,965,289 available to offset future taxable income and alternative minimum tax credit carryforwards of $624,497 available to offset future taxes payable. Such carryforwards have an indefinite expiration under present tax laws.

                            BANKSTON AUTOMOTIVE GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1997



6.   RELATED PARTY TRANSACTIONS

        Included in advances to shareholder and affiliates at March 31, 1997, is an interest-bearing advance to an affiliated company, Dallas North Acceptance Corporation (DNAC), totaling $776,403. DNAC functions as a finance company that provides credit to selected customers of the Group. The advance bears interest at 7%, with no specified repayment terms.

7.   EMPLOYEE BENEFIT PLAN

        The Group sponsors a defined contribution profit sharing plan covering substantially all full-time employees. If a participant decides to contribute, a portion of the contribution may be matched by the Group at the Group's discretion. Amounts expensed for this plan totaled $101,052 for the year ended March 31, 1997.

8.   SUBSEQUENT EVENT

        On March 8, 1997, the stockholders and partners of the Group entered into a Merger Agreement with Republic Industries, Inc. Under the terms of the Merger Agreement, Republic Industries, Inc. will acquire 100% ownership of the Group. Prior to the closing of the Merger Agreement, certain nonautomotive assets of the Group will be purchased at fair market value by the stockholders and partners of the Group. The closing of the Merger Agreement occurred on May 14, 1997.

9.   COMMITMENTS AND CONTINGENCIES

        The Group is exposed to various asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, the resolution of these matters will not have a material effect on the Group's financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



Board of Directors
Ditschman/Flemington Ford-
  Lincoln-Mercury, Inc. and Related Entities
Flemington, New Jersey



We have audited the accompanying combined balance sheet of Ditschman/Flemington Ford-Lincoln-Mercury, Inc. and related entities as of December 31, 1996, and the related combined statements of income, changes in owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the combined financial position of Ditschman/Flemington Ford-Lincoln-Mercury, Inc. and related entities as of December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 17, an agreement has been reached for Ditschman/Flemington Ford-Lincoln-Mercury, Inc. and related entities to be acquired.


EHRENKRANTZ STERLING & CO. LLC

Roseland, New Jersey,
May 28, 1997

                 DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC.
                              AND RELATED ENTITIES

                            COMBINED BALANCE SHEETS


                                                                    March 31,       December 31,
                                                                      1997              1996
                                                                    ---------       ------------
                                                                   (unaudited)
                             ASSETS

CURRENT ASSETS
     Cash                                                          $ 4,192,767      $ 5,331,706
     Accounts and factory receivables                                7,793,053        6,959,890
     Finance receivables, net of allowances of $283,000
       at March 31, 1997 and December 31, 1996                         114,901           21,071
     Mortgages and notes receivable, current portion                   203,343          198,766
     Inventories                                                    50,418,319       46,480,163
     Sundry assets                                                     128,013          107,952
     Deferred taxes                                                    148,270          148,270
                                                                   -----------      -----------

     TOTAL CURRENT ASSETS                                           62,998,666       59,247,818
                                                                   -----------      -----------

PROPERTY AND EQUIPMENT, net                                         12,001,661       11,544,978
                                                                   -----------      -----------

OTHER ASSETS
     Mortgages and notes receivable, non-current portion               100,982          118,629
     Due from related parties                                               --            4,200
     Sundry                                                            124,288          142,242
                                                                   -----------      -----------
                                                                       225,270          265,071
                                                                   -----------      -----------

                                                                   $75,225,597      $71,057,867
                                                                   ===========      ===========
               LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES
     Current maturities of long-term debt                          $   941,340      $   657,835
     Notes payable, floor plan                                      54,753,031       50,764,635
     Accounts payable                                                1,386,392        1,566,319
     Accrued expenses                                                3,945,886        4,643,173
     Due to related parties                                          1,573,098          271,051
     Sundry                                                          1,326,800        1,962,713
                                                                   -----------      -----------

     TOTAL CURRENT LIABILITIES                                      63,926,547       59,865,726
                                                                   -----------      -----------

LONG-TERM DEBT, less current maturities                              4,596,624        5,068,913
                                                                   -----------      -----------

OWNERS' EQUITY
     Common stock                                                    2,645,071        2,645,071
     Partners' equity                                                2,306,758        2,026,929
     Retained earnings                                               1,750,597        1,451,228
                                                                   -----------      -----------
                                                                     6,702,426        6,123,228
                                                                   -----------      -----------

                                                                   $75,225,597      $71,057,867
                                                                   ===========      ===========


See notes to combined financial statements.

                 DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC.
                              AND RELATED ENTITIES

                          COMBINED STATEMENTS OF INCOME


                                                               Three Months Ended
                                                                    March 31,                    Year Ended
                                                       ---------------------------------        December 31,
                                                            1997                1996               1996
                                                       -------------       -------------       -------------
                                                                   (Unaudited)
SALES                                                  $  95,238,295       $  80,438,666       $ 374,884,828

COST OF SALES                                             85,971,945          72,336,033         342,681,304
                                                       -------------       -------------       -------------

GROSS PROFIT                                               9,266,350           8,102,633          32,203,524
                                                       -------------       -------------       -------------

EXPENSES
     Selling expenses (including advertising
        expenses of $309,899, $396,219 and
        $2,966,263)                                        2,723,582           2,448,119           9,475,022
     General and administrative expenses                   4,686,576           4,266,189          22,563,653
                                                       -------------       -------------       -------------
                                                           7,410,158           6,714,308          32,038,675
                                                       -------------       -------------       -------------


INCOME FROM OPERATIONS                                     1,856,192           1,388,325             164,849
                                                       -------------       -------------       -------------

OTHER INCOME (DEDUCTIONS)
     Floor plan assistance                                 1,070,361             923,741           3,666,806
     Interest expense, net                                  (874,708)           (928,194)         (3,929,143)
     Factory incentives                                           --                  --             422,477
     Miscellaneous                                           404,233             285,649             285,873
                                                       -------------       -------------       -------------
                                                             599,886             281,196             446,013
                                                       -------------       -------------       -------------


INCOME BEFORE INCOME TAXES                                 2,456,078           1,669,521             610,862

INCOME TAXES                                                      --                  --              56,825
                                                       -------------       -------------       -------------

NET INCOME                                             $   2,456,078       $   1,669,521       $     554,037
                                                       =============       =============       =============




See notes to combined financial statements.

                 DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC.
                              AND RELATED ENTITIES

                 COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY


                                                               Common Stock
                                                      -----------------------------        Retained           Total
                                   Partners' Equity    Shares Issued        Amount         Earnings           Equity
                                   ----------------    -------------        ------         --------           ------


 Balance, January 1, 1996            $ 1,938,599             3,600      $ 2,645,071      $ 2,320,630       $ 6,904,300

   Net income                            444,174                --               --          109,863           554,037

   Cash dividends                             --                --               --         (979,265)         (979,265)

   Partners' contributions               810,760                --               --               --           810,760

   Partners' withdrawals              (1,166,604)               --               --               --        (1,166,604)
                                     -----------       -----------      -----------      -----------       -----------

Balance, December 31, 1996             2,026,929             3,600        2,645,071        1,451,228         6,123,228

   Net Income                            500,709                --               --        1,955,369         2,456,078

   Cash dividiends                            --                --               --       (1,656,000)       (1,656,000)

   Partners' contributions               100,000                --               --               --           100,000

   Partners' withdrawals                (320,880)               --               --               --          (320,880)
                                     -----------       -----------      -----------      -----------       -----------

Balance, March 31, 1997
   (unaudited)                       $ 2,306,758             3,600      $ 2,645,071      $ 1,750,597       $ 6,702,426
                                     ===========       ===========      ===========      ===========       ===========






See notes to combined financial statements.

                 DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC.
                              AND RELATED ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 Three Months Ended
                                                                                       March 31,                 Year Ended
                                                                            -----------------------------        December 31,
                                                                                1997              1996              1996
                                                                            -----------       -----------        -----------
                                                                                    (unaudited)
                                                                            -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                               $ 2,456,078       $ 1,669,521       $   554,037
   Adjustments to reconcile net income to net cash
       provided by operating activities
        Depreciation                                                            141,722           258,137           783,079
        Amortization                                                              1,308             1,413            10,148
        Deferred income taxes                                                        --            56,118           (60,725)
        Allowance for doubtful accounts                                              --                --           301,750
        (Increase) decrease in operating assets
          Accounts and factory receivables                                     (833,163)          783,429          (917,738)
          Inventories                                                        (3,938,156)        3,538,149        (4,988,190)
          Sundry assets                                                          (3,415)         (519,198)          105,468
          Finance receivables                                                   (93,830)         (142,359)          105,474
        Increase in operating liabilities
          Notes payable, floor plan, net                                      3,988,396        (2,596,716)        5,066,947
          Accounts payable and accrued expenses                                (384,149)       (1,148,880)        3,073,382
          Sundry liabilities                                                 (1,128,976)         (183,142)          493,254
                                                                            -----------       -----------       -----------
                   Net cash provided by operating activities                    205,815         1,716,472         4,526,886
                                                                            -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of equipment, net of dispositions                                (598,405)         (274,467)       (3,271,179)
     Payment on note receivable                                                  13,070           770,402           797,211
     Issuance of notes receivable                                                    --           (74,250)         (154,700)
     Loans from related parties, net                                          1,306,245           778,458           636,713
                                                                            -----------       -----------       -----------
              Net cash provided by (used in) investing activities               720,910         1,200,143        (1,991,955)
                                                                            -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Repayment of short-term borrowings                                              --          (326,000)         (326,000)
     Proceeds from long-term borrowings                                              --           600,000         1,918,000
     Repayment of long-term debt                                               (188,784)         (185,909)       (1,250,529)
     Partners' withdrawals                                                     (320,880)          (76,120)       (1,166,604)
     Partners' contributions                                                    100,000                --           810,760
     Dividends paid                                                          (1,656,000)         (121,347)         (979,265)
                                                                            -----------       -----------       -----------
                     Net cash used in financing activities                   (2,065,664)         (109,376)         (993,638)
                                                                            -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH                                              (1,138,939)        2,807,239         1,541,293

CASH, beginning of period                                                     5,331,706         3,790,413         3,790,413
                                                                            -----------       -----------       -----------

CASH, end of period                                                         $ 4,192,767       $ 6,597,652       $ 5,331,706
                                                                            ===========       ===========       ===========

        SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the period for
     Interest                                                               $ 1,013,637       $ 1,126,264       $ 3,754,213
     Taxes                                                                           --                --             3,839


See notes to combined financial statements.

                DITSCHMAN/FLEMINGTON FORD-LINCOLN-MERCURY, INC.
                              AND RELATED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           BUSINESS ORGANIZATION AND PRINCIPLES OF COMBINATION
           The combined financial statements of Ditschman/Flemington Ford-Lincoln-Mercury, Inc. and related entities ("The Companies") include all the separate entities which are substantially controlled by Steven Kalafer, as presented below. The Companies are comprised of automobile dealerships, selling new and used automobiles to customers in New Jersey and surrounding states. In addition, the real estate entities lease property to the operating entities. All significant balances and transactions between the combined entities have been eliminated.

           The Companies reached an agreement in 1997 to be acquired by Republic Industries, Inc. for a purchase price of approximately $55 million which will be accounted for as a pooling of interest. The acquisition is expected to close in 1997 (See Note 17).

ENTITY                                                                              Form of            Interest         Interest
------                                                          Commercial         Business               of               of
OPERATING COMPANIES                     Abbreviation            Operations         Operation        Steven Kalafer       Others
-------------------                     ------------------------------------------------------------------------------------------
Ditschman/Flemington                    Ditschman-
    Ford-Lincoln-Mercury, Inc.            Ford                     1976         S-Corporation             100%

Flemington Nissan/BMW, Inc.             Flemington Nissan          1980         S-Corporation             100%

Circle Buick/GMC, Inc.                  Circle Buick               1983         S-Corporation              25%          75% Byron
                                                                                                                            Brisby
Princeton's Nassau/Conover
  Ford-Lincoln Mercury, Inc.            Princeton Ford             1994         S-Corporation             100%

SNDK, Inc.                              Porsche
                                          Audi/BMW                 1992         S-Corporation              70%          30% Norman
                                                                                                                            Denbigh

Flemington Subaru, Inc.                 Flemington Subaru          1985         S-Corporation             100%

Flemington Infiniti, Inc.               Flemington Infiniti        1989         S-Corporation             100%

Sabek, Inc.                             Flemington
                                          Mitsubishi               1989         S-Corporation             100%

JJSS, INC.                              Flemington Mazda           1988         S-Corporation             100%

Flemington Chrysler-Plymouth-           Flemington
 Dodge-Jeep Eagle, Inc.                   Chrysler                 1982         S-Corporation             100%

Ditschman/Flemington Pontiac Inc.       Flemington Pontiac         1990         S-Corporation             100%

Land Rover/Princeton, L.L.C.            Land Rover                 1996         Limited                   100%
                                                                                Liability Co.



(Continued on Following Page)

                                          Notes to Combined Financial Statements

          BUSINESS ORGANIZATION AND PRINCIPLES OF COMBINATION

                                                                             Form of            Interest            Interest
                                                         Commercial         Business               of                  of
                                         Abbreviation    Operations        Operations        Steven Kalafer          Others
                                       -----------------------------------------------------------------------------------------
REAL ESTATE ENTITIES
--------------------
Flemington Equities                           --            1982           Partnership            100%
Flemington Equities II                        --            1983           Partnership            100%
Flemington Equities V                         --            1983           Partnership            100%
Flemington Equities VI                        --            1986           Partnership            100%
Flemington Equities 9, L.L.C.                 --            1996           Partnership            100%
Flemington Equities 2000                      --            1992           Partnership            100%
Ditschman/Flemington Property
  Rentals, Inc.                               --            1990          S-Corporation           100%


           REVENUE RECOGNITION OF FINANCE INCOME
           The Companies include income from finance income in sales, and recognize a reserve of future finance chargebacks based on industry estimates.

           INVENTORIES
           The Company's new car and truck inventory is stated at the lower of cost (last-in, first-out method) or market. All other inventories are stated at the lower of cost (first-in, first-out method) or market.

           PROPERTY AND EQUIPMENT, AT COST
           Property and equipment are depreciated principally on accelerated methods over the estimated useful lives of the property.

           INTERIM FINANCIAL RESULTS
           In the opinion of management, the unaudited combined Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Company at March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1997 and 1996. Operations results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

           ESTIMATES
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           MAJOR SUPPLIER
           The Company purchases substantially all of its new vehicles and parts from several automobile manufacturers at the prevailing prices charged by the distributor to all franchised dealers.

                                          Notes to Combined Financial Statements

Note 2:    INVENTORIES

           Inventories consist of the following:



           New cars and trucks           $36,278,162
           Used cars and trucks            3,985,057
           Rental vehicles                 3,907,643
           Parts, accessories, etc         2,309,301
                                         -----------
                                         $46,480,163
                                         ===========

           New vehicle inventories would have been approximately, $6,144,480 higher than reported at December 31, 1996 if the dealership had used the first-in, first-out method of inventory accounting. The use of the last-in, first-out method resulted in a reduction of net income by $221,853 in 1996.

Note 3:    PROPERTY AND EQUIPMENT, AT COST

           Property and equipment summarized by major classifications are as follows:

                                               December 31,      March 31,
                                                   1996             1997
                                               ------------     -----------
           Land                                $ 3,395,596      $ 2,956,744
           Building and improvements             7,403,576        7,522,967
           Machinery and equipment               2,648,955        3,912,081
           Furniture and fixtures                2,501,248        2,083,047
           Leasehold improvements                2,583,668        3,207,890
           Company vehicles                        162,989           28,420
           Construction in Progress                426,712           10,000
                                               -----------      -----------
                                                19,122,744       19,721,149
           Less: Accumulated depreciation        7,577,766        7,719,488
                                               -----------      -----------
                                               $11,544,978      $12,001,661
                                               ===========      ===========

Note 4:    MORTGAGES AND NOTES RECEIVABLE

           Mortgages and notes receivable consist of the following:

           Note receivable, repaid in May, 1997.                           $151,200

           Note receivable, employee, requiring monthly payments
               of $1,000 including interest at 8% commencing
               February, 1995.                                               84,220

           Various employee receivables maturing at various
               dates with no stated interest.                                35,227




(Continued on Following Page)

                                          Notes to Combined Financial Statements

Note 4:    MORTGAGES AND NOTES RECEIVABLE (CONTINUED)

           Note receivable, requiring monthly payments of $534
              including interest at 7% commencing July 1, 1995 and
              maturing June, 1998. The note is collateralized
              by certain automobiles of the borrowers as well as a
              $53,500 personal guarantee.                                          $ 53,500


           Note receivable, requiring monthly payments of $1,667 plus interest at prime plus 1%. A security interest in property
              is collateral for the notes.                                           74,998
                                                                                   --------
                                                                                    399,145
           Less:  Reserve for doubtful accounts                                      81,750
                                                                                   --------
                                                                                    317,395
           Less:  Current maturities                                                198,766
                                                                                   --------
                                                                                   $118,629
                                                                                   ========


           Scheduled maturities of mortgages and notes receivable are as follows:


                           1997                      $198,766
                           1998                        80,021
                           1999                        31,199
                           2000                        26,694
                           2001                         7,265
                           Thereafter                  55,200
                                                     --------
                                                     $399,145
                                                     ========

Note 5:    NOTES PAYABLE, FLOOR PLAN

           The Companies' floor plan lines are payable to Ford Motor Credit Company and General Motors Acceptance Corporation. Obligations under the lines are collateralized by new car and truck inventories and accounts receivable arising from the sale of new motor vehicles. Interest is initially charged at 1% over the prime rate as defined, however the rate is subject to reduction based upon various lender and manufacturer incentives.

                                          Notes to Combined Financial Statements




Note 6:    LONG-TERM DEBT

           Long-term debt consists of the following:

                                                                              December 31,     March 31,
                                                                                  1996           1997
                                                                              ------------     ---------
           Lines of credit with two dealerships through Ford Motor,
             Credit Company totaling $1,600,000 at December 31,
             1996. Outstanding borrowings under the lines bear
             interest at prime, as defined, and are secured by
             the receivables and equipment of the two
             dealerships as well as guaranteed by the
             Companies' shareholder and spouse. Upon the
             termination of these agreements by either party,
             amortization of principal, based on a sixty month
             payout, commences over a twenty-three month period
             with a balloon payment on the maturity date.                     $1,250,000      $1,220,000

           Mortgage payable, Ford Motor Credit Company
             requiring monthly installments of $13,831,
             including interest at the Company's commercial
             paper rate plus 2.75%. The mortgage matures on
             July 1, 1998, at which time a balloon payment is
             due. The mortgage is collateralized by the land
             and building of a dealership and is personally
             guaranteed by the primary shareholder of the
             Company.                                                          1,233,867       1,204,314

           Mortgage payable, General Motors Acceptance
             Corporation, payable in monthly installments of
             $10,617 including interest at prime plus 1%. The
             note is collateralized by the Companies' used car
             lot and prep center, in addition to being
             guaranteed by the partners of a real estate
             entity.                                                             313,859         297,129

           Mortgage payable, General Motors Acceptance
             Corporation, payable in monthly installments of
             $30,926 including interest at prime plus 1%. The
             note is collateralized by land and building
             occupied by Flemington Chrysler-Plymouth-Dodge-Jeep
             Eagle, Inc., in addition to being guaranteed by the
             partners of a real estate entity.                                 1,590,397       1,545,570




(Continued on Following Page)

                                          Notes to Combined Financial Statements


Note 6:   LONG-TERM DEBT (CONTINUED)



                                                                            December 31,     March 31,
                                                                                1996           1997
                                                                            ------------     ---------
           Mortgage payable, General Motors Acceptance
             Corporation, payable in monthly installments of
             $16,894, including interest at prime plus 1%. The
             note is collateralized by land and building
             occupied by Circle Buick/GMC, Inc., in addition to
             being guaranteed by the partners of a real estate
             entity.                                                         636,632         608,968


           Notes payable to finance companies, payable in
            monthly installments of $3,127, including interest
            at rates ranging from 7.9% to 9.65%, and maturing
            at various dates through December, 1999. The
            obligations are collateralized by the equipment
            being financed.                                                   51,993          35,407

           Mortgage payable to a bank, payable in monthly
             installments of $10,131, including interest at
             8.0% through December 2003. The note is
             collateralized by substantially all of a
             dealership's assets.                                            650,000         626,576
                                                                          ----------      ----------

                                                                           5,726,748       5,537,964
           Less: Current maturities                                          657,835         941,340
                                                                          ----------      ----------
                                                                          $5,068,913      $4,596,624
                                                                          ==========      ==========


           Maturities of long-term debt are as follows:


                                                 December 31,     March 31,
                                                     1996            1997
                                                 ------------     ---------

                           1997                  $  657,835      $       --
                           1998                   1,791,852         941,340
                           1999                     651,323       1,506,720
                           2000                   1,052,436         751,601
                           2001                      99,296         814,150
                           2002                          --         442,974
                       Thereafter                 1,474,006       1,081,179
                                                 ----------      ----------
                                                 $5,726,748      $5,537,964
                                                 ==========      ==========

                                          Notes to Combined Financial Statements

Note 7:    OWNERS' EQUITY

           The common stock (no par value) of the Companies as of December 31, 1996 is as follows:

                                                                 Shares
                                                 Shares        Issued and
                 Company                       Authorized      Outstanding      Amount
                 -------                       ----------      -----------      ------
           Ditschman Ford                        1,000             100      $   55,200
           Flemington Nissan                     1,000             100          55,000
           Flemington Mitsubishi                 2,500             100         200,000
           Flemington Chrysler                   1,000             100         100,000
           Flemington Mazda                      2,500           2,500         450,000
           Flemington Infiniti                   2,500             100         332,800
           Flemington Pontiac                    2,500             100         535,000
           Flemington Subaru                     2,500             100         100,000
           Circle Buick                          1,000             100         206,000
           Porsche/Audi/BMW                      1,000             100         510,971
           Princeton Ford                        1,000             100         100,000
           Ditschman Property Rentals            1,000             100             100
                                                ------           -----      ----------
                                                19,500           3,600      $2,645,071
                                                ======           =====      ==========


Note 8:    INCOME TAXES

           The operating companies have elected to be "S" Corporations, whereby the stockholders account for their share of the Companies' earnings, losses, deductions and credits on their individual income tax returns. Accordingly, these statements do not include any provision for Federal income taxes. Certain companies have elected to be taxed as "S" Corporations for State income tax reporting, which subjects those companies to a reduced tax rate.

           Income tax expense is summarized as follows:



                     Current                   $ 105,522
                     Deferred                    (48,697)
                                               ---------
                                               $  56,825
                                               =========

           The Companies under provisions of Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" have provided for future realization of net operating losses and certain non-deductible reserves in a deferred tax asset.

           For state income tax reporting purposes, the Companies have net operating loss carryforwards of approximately $978,687 available to offset future state taxable income. The carryforwards expire as follows:

                     Year                       Amount
                     ----                       ------

                     2000                      $328,986
                     2002                       539,175
                     2003                        98,132
                     2004                        12,394
                                               --------
                                               $978,687
                                               ========

                                          Notes to Combined Financial Statements

Note 9:    LEASES

           The Companies lease various real estate located in the Flemington, New Jersey and Princeton, New Jersey areas as well as equipment, accounted for as operating leases, that expire at various dates through 2002. Real estate leases contain provisions whereby the automobile dealerships are required to pay for all operating expenses of the premises, including but not limited to real estate taxes and insurance. In addition, the lessors (real estate entities) have options in certain instances to purchase the premises.

           Minimum rental commitments are as follows:


                                    Total      Real Estate     Equipment
                                    -----      -----------     ---------

                1997            $  778,682     $  483,710      $294,972
                1998               641,028        423,710       217,318
                1999               450,093        279,710       170,383
                2000               411,175        262,085       149,090
                2001               349,517        244,460       105,057
                Thereafter       1,174,955      1,135,645        39,310
                                ----------     ----------      --------
                                $3,805,450     $2,829,320      $976,130
                                ==========     ==========      ========

Note 10:   RELATED PARTY

           Amounts due from (to) related parties are on open account and do not bear interest. Real estate entities noted below are owned and operated by Steven Kalafer, who owns and controls substantially all of the operating entities. Such amounts are comprised of the following items:

                Due from related parties
                    Real estate entities           $  4,200
                                                   ========

                Due to related parties
                    Owners                         $260,151
                    Related business                 10,900
                                                   --------
                                                   $271,051
                                                   ========

Note 11:   PROFIT-SHARING PLAN

           The Companies have a non-contributory profit-sharing plan covering substantially all full time employees with more than one year of service. Discretionary contributions to the plan are determined by the Board of Directors. No contribution was made for the year ended December 31, 1996.

           The Companies also maintain an employee deferred compensation plan which qualifies under Section 401 (k) of the Internal Revenue Code covering substantially all employees after they have completed one year of service. Circle Buick which maintains a separate qualified retirement plan, converted to a 401K retirement plan in 1996. Contributions to the Plans totaled $103,572 for the year ended December 31, 1996.

                                          Notes to Combined Financial Statements


Note 12:   ACCOUNTS AND FACTORY RECEIVABLES

           Accounts and factory receivables consist of the following:


                                                          December 31,      March 31,
                                                              1996             1997
                                                          ------------      ---------
           Accounts receivable                             $1,767,827      $  872,018
           Contracts in transit                             2,640,087       4,487,936
           Factory receivables                              2,912,976       2,794,099
                                                           ----------      ----------
                                                            7,320,890       8,154,053
           Less: Allowance for doubtful accounts              361,000         361,000
                                                           ----------      ----------
                                                           $6,959,890      $7,793,053
                                                           ==========      ==========


Note 13:   ACCRUED EXPENSES

           Accrued expenses consist of the following:


           Deferred compensation               $2,600,000
           Accrued wages                          813,808
           Accrued interest                       405,024
           Accrued professional fees              399,166
           Accrued advertising                    129,194
           Accrued other                          295,981
                                               ----------
                                               $4,643,173
                                               ==========

Note 14:   SUNDRY LIABILITIES

           Sundry liabilities consist of the following:


           Payroll and sales taxes           $1,046,757
           Customer deposits                    355,281
           Due to employees                     459,452
           Income taxes payable                 101,223
                                             ----------
                                             $1,962,713
                                             ==========

Note 15:   DEFERRED COMPENSATION

           Effective January, 1996 the Companies implemented a deferred compensation program, whereby should the Companies be sold, certain key employees will be paid compensation in recognition of prior service in an amount totaling $2,600,000. As of December 31, 1996 such amount was provided for in the financial statements due to the pending sale of the Company (See Note 17).

                                          Notes to Combined Financial Statements


Note 16:   CONCENTRATION OF CREDIT RISK

           The Companies maintain several cash balances at banks which are insured up to $100,000 by the Federal Deposit Insurance Corporation. In addition, the Companies have cash management accounts with vehicle manufacturers which are not covered by any insurance.

Note 17:   SUBSEQUENT EVENT

           Effective May 28, 1997 the Companies were acquired by Republic Industries, Inc. in a transaction accounted for as a pooling of interest. The selling price, totaling approximately $55,000,000, includes all of the operating companies and related real estate, except for the items noted below:


                       Company
                       -------
           Flemington Equities, a partnership           Land and building        $431,002

           Flemington Equities, a partnership           Mortgage receivable       151,000
                                                                                 --------

                                                                                 $582,002
                                                                                 ========


           On April 14, 1997, Hunterdon BMW, Inc., a newly formed corporation purchased the assets and location of an existing BMW franchise located in Clinton, New Jersey for $2,364,000.

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Members
John Lance Company
Westlake, Ohio

We have audited the accompanying combined balance sheet of the John Lance Company ("the Company") as of December 31, 1996, and the related combined statements of operations, stockholders' and members' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the John Lance Company as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        GEORGE B. JONES & CO., P.C.



Memphis, Tennessee
May 9, 1997

                               John Lance Company

                            COMBINED BALANCE SHEETS

                December 31, 1996 and March 31, 1997 (Unaudited)

                                                        ASSETS

                                                                                   March 31,              December 31,
                                                                                     1997                     1996
                                                                                  -----------             ------------
                                                                                  (Unaudited)

CURRENT ASSETS
   Cash on hand and in bank                                                       $   506,279             $   150,593
   Contracts in transit                                                               614,123               1,376,953
                                                                                  -----------             -----------

         Total cash and cash equivalents                                            1,120,402               1,527,546



Accounts and factory receivables--less allowance for
      doubtful accounts of $39,207                                                    695,302               1,331,700
   Inventories                                                                      4,611,873               5,567,492
   Prepaid expenses                                                                    23,470                  19,590
                                                                                  -----------             -----------
         Total Current Assets                                                       6,451,047               8,446,328




LOANER VEHICLES--at cost less accumulated
   depreciation                                                                       486,054                 438,945



PROPERTY AND EQUIPMENT--at cost less
    accumulated depreciation                                                        1,991,073               2,019,386

OTHER ASSETS                                                                           63,612                   7,351
                                                                                  -----------             -----------

         TOTAL ASSETS                                                             $ 8,991,786             $10,912,010
                                                                                  ===========             ===========





The accompanying notes are an integral part of this statement.



                                       LIABILITIES

                                                                              March 31,         December 31,
                                                                                1997               1996
                                                                            -----------         ------------
                                                                            (Unaudited)

CURRENT LIABILITIES
     Notes payable--vehicles financed                                       $ 1,108,104         $ 3,340,527
     Current portion--mortgage payable                                            3,725               3,480
     Loans from stockholders                                                    758,004             762,236
     Accounts payable--trade                                                     62,509             593,063
     Salaries and bonuses payable                                               185,827             189,936
     Taxes payable                                                              318,389             275,654
     Other expenses payable                                                     113,959             153,043
     Estimated contingent losses                                                100,000             100,000
                                                                            -----------         -----------

         Total Current Liabilities                                            2,650,517           5,417,939

LONG-TERM MORTGAGE, excluding current portion                                    76,164              77,249

COMMITMENTS                                                                          --                  --
                                                                            -----------         -----------

         Total Liabilities                                                    2,726,681           5,495,188
                                                                            -----------         -----------

                             STOCKHOLDERS' AND MEMBERS' EQUITY

STOCKHOLDERS' EQUITY
     Capital stock                                                               10,500              10,500
     Additional paid-in capital                                                  30,365              30,365
     Retained earnings                                                        6,079,101           5,224,323

MEMBERS' EQUITY                                                                 145,139             151,634
                                                                            -----------         -----------

         Total Stockholders' and Members' Equity                              6,265,105           5,416,822
                                                                            -----------         -----------

         TOTAL LIABILITIES AND STOCKHOLDERS' AND
            MEMBERS' EQUITY                                                 $ 8,991,786         $10,912,010
                                                                            ===========         ===========



The accompanying notes are an integral part of this statement.

                               John Lance Company

                       COMBINED STATEMENTS OF OPERATIONS

                      For The Year Ended December 31, 1996
             and Three-Month Periods Ended March 31, 1997 and 1996

                                                              March 31,         December 31,
                                                        1997          1996         1996
                                                    -----------   -----------   ------------
                                                            (Unaudited)
Sales                                               $19,132,172   $14,370,496   $65,747,044
Cost of Sales                                        16,545,655    12,183,572    55,948,326
                                                    -----------   -----------   -----------

              Gross Profit                            2,586,517     2,186,924     9,798,718

Operating expenses
     Variable selling expenses                          210,518       182,204       780,293
     Semi-fixed expenses                                931,121       795,887     3,399,655
     Fixed expenses (including interest of $84,246)     694,763       621,672     3,689,454
                                                    -----------   -----------   -----------

              Income before other income                750,115       587,161     1,929,316

Other income                                             98,168        16,370        80,755
                                                    -----------   -----------   -----------

              NET INCOME                            $   848,283   $   603,531   $ 2,010,071
                                                    ===========   ===========   ===========















The accompanying notes are an integral part of this statement.

                               John Lance Company

                      COMBINED STATEMENTS OF STOCKHOLDERS'
                              AND MEMBERS' EQUITY

                      For the Year Ended December 31, 1996
                and the Three-Month Period Ended March 31, 1997

                                                       Additional
                                                  Capital       Paid-In      Retained        Members'
                                                   Stock        Capital      Earnings         Equity         Total
                                                -----------   -----------   -----------    -----------    -----------
Balance,
     December 31, 1995                          $    10,500   $    30,365   $ 3,740,328    $   143,373    $ 3,924,566

Distributions to stockholders                          --            --        (517,815)          --         (517,815)

1996 Net income                                        --            --       2,001,810          8,261      2,010,071
                                                -----------   -----------   -----------    -----------    -----------


Balance,
     December 31, 1996                               10,500        30,365     5,224,323        151,634      5,416,822


Unaudited:

March 31, 1997 net income                              --            --         854,778         (6,495)       848,283
                                                -----------   -----------   -----------    -----------    -----------

Balance,
     March 31, 1997                             $    10,500   $    30,365   $ 6,079,101    $   145,139    $ 6,265,105
                                                ===========   ===========   ===========    ===========    ===========

















The accompanying notes are an integral part of this statement.

                               John Lance Company

                       COMBINED STATEMENTS OF CASH FLOWS

                      For the Year Ended December 31, 1996
           and the Three-Month Periods Ended March 31, 1997 and 1996

                                                                    March 31,            December 31,
                                                               1997           1996           1996
                                                           -----------    -----------    ------------
                                                                    (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $   848,283    $   603,531    $ 2,010,071
     Adjustments to reconcile net income to cash
         provided by (used in) operating activities:
         Depreciation                                           71,667         59,047        298,033
         Provision for losses on accounts receivable                                          39,128
         Provision for contingent losses                        31,247         49,109        111,666
         (Increase) decrease in operating assets:
              Accounts and factory receivables                 636,398        (53,303)      (771,631)
              Inventories                                      875,117        362,390         79,422
              Prepaid expenses                                  (3,880)        (5,700)         8,244
              Other assets                                     (56,261)       (34,306)        (4,306)
         Increase (decrease) in operating liabilities:
              Notes payable--vehicles financed              (2,232,423)    (1,071,090)      (808,458)
              Accounts payable--trade                         (530,554)        (1,049)       423,355
              Salaries and bonuses payable                      (4,109)        74,775        (24,549)
              Taxes payable                                     42,735         68,797         10,058
              Other expenses payable                           (39,084)        16,694         83,789
              Charges against estimated contingent losses      (31,247)       (49,109)       (54,271)
                                                           -----------    -----------    -----------

                    Net Cash Provided By
                    (Used In) Operating Activities            (392,111)        19,786      1,400,551
                                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                        (9,961)       (34,561)      (294,241)
                                                           -----------    -----------    -----------











The accompanying notes are an integral part of this statement.

                               John Lance Company

                      For the Year Ended December 31, 1996
           and the Three-Month Periods Ended March 31, 1997 and 1996

                                                                                    March 31,              December 31,
                                                                            1997              1996            1996
                                                                        ------------     -----------      -------------
                                                                                  (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on mortgages payable                                    (840)        (39,319)        (313,140)
     Increases in loans from stockholders                                     29,240               -           20,000
     Principal payments on loans from stockholders                           (33,472)         (4,970)        (247,190)
     Distributions to stockholders                                                 -         (40,000)        (246,118)
                                                                        ------------    ------------     ------------

                  Net Cash Used In Financing Activities                       (5,072)        (84,289)        (786,448)
                                                                        ------------    ------------     ------------

Net change in cash and cash equivalents                                     (407,144)        (99,064)         319,862

Cash and cash equivalents at beginning of period                           1,527,546       1,207,684        1,207,684
                                                                        ------------    ------------     ------------

Cash and cash equivalents at end of period                              $  1,120,402    $  1,108,620     $  1,527,546
                                                                        ============    ============     ============



Supplemental disclosure of cash flow information:


Cash paid during the period for:
         Interest                                                       $     26,187    $     87,518     $    284,534
                                                                        ============    ============     ============

Property acquired by debt:
         Land                                                           $          -    $     82,124     $     82,124
                                                                        ============    ============     ============

Distributions:
         Accounts receivable in lieu of cash                            $          -    $          -     $    271,697
                                                                        ============    ============     ============















The accompanying notes are an integral part of this statement.

                               John Lance Company

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                      For The Year Ended December 31, 1996
           and the Three-Month Periods Ended March 31, 1997 and 1996

NOTE 1 - DESCRIPTION OF BUSINESS

     John Lance Company (the Company) consists of the following:

          John Lance Ford, Inc. began operations on October 1, 1914, and is an Ohio Sub Chapter S corporation which was incorporated on June 29, 1962. It is a franchised dealer for Ford Motor Company, and its principal place of business is in Westlake, Ohio.

          MLF Insurance Agency, Inc. is an Ohio Sub Chapter S corporation organized on May 2, 1969. It sells credit life insurance to John Lance Ford, Inc., and its principal place of business is in Westlake, Ohio.

          Lance Children, Ltd. is an Ohio limited liability company organized on December 27, 1994. It holds rental real estate, and its principal place of business is in Westlake, Ohio.

     All significant intercompany transactions and balances have been eliminated in the combination of the financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS - The Company considers contracts in transit to be cash equivalents because the contracts are normally purchased by a financial institution for face value within several business days.

     CONCENTRATIONS OF CREDIT RISK ARISING FROM CASH DEPOSITS IN EXCESS OF INSURED LIMITS - The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

     ACCOUNTS RECEIVABLE - The Company grants credit to the franchisor and to customers, substantially all of whom are local businesses. The Company believes it maintains an adequate allowance for any uncollectible accounts.

     INVENTORIES - New vehicles, used vehicles and parts inventories are stated at cost (determined on the Last-In, First-Out method) while all other inventories are valued at the lower of cost or market.

     LOANER VEHICLES - Loaner vehicles are stated at cost. Depreciation is computed using the straight-line method.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Expenditures which materially increase the values or extend the useful lives of the respective assets are capitalized, while replacements, maintenance and repairs which do not improve the values or extend the useful lives of the respective assets are charged against income as incurred.

     The cost of property and equipment is depreciated over the estimated useful lives of the assets. Depreciation is computed using the straight-line and accelerated methods.

     INCOME TAXES - Except for Lance Children, Ltd., each company has elected by consent of its stockholders to be treated as an S Corporation under Internal Revenue Code and Ohio provisions. Under those provisions, the company does not pay Federal or State corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the company's taxable income.

     Lance Children, Ltd. is a limited liability company. The company does not pay Federal and State corporate income taxes on its taxable income. Instead, the members are liable for individual income taxes on their respective share of the company's taxable income.

     INTEREST EXPENSE - Interest expense resulting from the floorplanning of vehicle inventories has been reduced by the floorplan assistance rebates offered by Ford Motor Company.

     ADVERTISING - Advertising costs are charged to operations when incurred. The amount expensed for advertising totaled $667,754 in 1996.

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS - The fair values of the Company's financial instruments approximate carrying values.

     UNAUDITED INTERIM FINANCIAL INFORMATION - In the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation, have been included in the unaudited financial information for the interim periods ended March 31, 1997 and 1996.

NOTE 3 - INVENTORIES

     Inventories consist of the following:

     New vehicles (including new cars, new trucks,
          and demonstrators)                                      $   5,946,148
     Used vehicles (including used cars and used trucks)              1,056,785
     Parts and accessories                                              293,669
                                                                  -------------

               Totals                                                 7,296,602

     Less LIFO Reserve                                               (1,731,301)
                                                                  -------------

               Total Inventories Valued at LIFO                       5,565,301

     Other inventories at the lower of cost or market                     2,191
                                                                  -------------

               Total Inventories                                  $   5,567,492
                                                                  =============

     If the specific identification cost method of inventory valuation had been used for new and used vehicles and parts, inventories would have been $1,731,301 higher at December 31, 1996 compared to $1,779,828 higher at December 31, 1995.

NOTE 4 - LOANER VEHICLES

     Loaner vehicles consist of the following:

     Loaner vehicles                                              $     541,995
     Less accumulated depreciation                                     (103,050)
                                                                  -------------

              Net carrying amount                                 $     438,945
                                                                  =============

     Depreciation expense relating to loaner vehicles totaled $136,308 for 1996.

NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

     Land                                                         $     417,319
     Buildings and improvements                                       2,232,891
     Machinery and shop equipment                                       422,965
     Furniture and fixtures                                             253,592
     Service vehicles                                                    32,174
                                                                  -------------

            Subtotal (carried forward)                                3,358,941

          Subtotal (brought forward)                                  3,358,941

     Less accumulated depreciation                                   (1,339,555)
                                                                    -----------

          Total                                                     $ 2,019,386
                                                                    ===========

Depreciation expense relating to property and equipment totaled $161,725 for 1996.

NOTE 6 - NOTES PAYABLE - VEHICLES FINANCED

     The Company has a floorplan financing agreement with Huntington National Bank which allows for total borrowings of up to $7,000,000. The floorplan agreement, which is secured by all vehicles, accounts receivable, cash accounts and fixed assets, is payable on demand and bears interest at the prime rate, which was 8.25% at December 31, 1996.

NOTE 7 - LOANS FROM STOCKHOLDERS

     Loans from stockholders consist of advances from several stockholders that are due on demand, unsecured, and bear interest at 8.25% at December 31, 1996.

NOTE 8 - EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) and pension plan that covers all full-time employees having one year of continuous service and who are at least 21 years of age at the specified entry dates. Participants contribute up to 15% of their gross base salary. The Company makes contributions of such sums which are necessary to meet the plans' funding requirements. Expense for 1996 totaled $86,802.

NOTE 9 - MORTGAGE PAYABLE

     Mortgage payable consists of the following:

     Mortgage payable to First Federal Savings and
     Loan Association of Lakewood, due in monthly
     installments of $725 including interest through
     March 1, 2011, secured by land and buildings                    $   80,729

     Less current portion                                                (3,480)
                                                                     ----------

     Total long-term debt                                            $   77,249
                                                                     ==========

     Annual maturities are as follows:

     Year ending December 31,                                          Amount
     ------------------------                                        ----------

                1997                                                 $    3,480
                1998                                                      3,798
                1999                                                      4,053
                2000                                                      4,324
                2001                                                      4,614
        Subsequent to 2002                                               60,460
                                                                     ----------

               Total                                                 $   80,729
                                                                     ==========

NOTE 10 - LEASE COMMITMENTS

     The following is a list of operating leases in effect:

                                  Description                   Annual
            Lessor                 of Assets    Lease Terms     Rental
     --------------------------    ---------    -----------     ------
     Standard Office Systems       Copier        60 months     $ 2,388
     Automatic Data Processing     Computer      60 months      22,260
     Konica Business Machines      Copier        60 months       2,436
     Ford Dealer Computer
        Services                   Equipment     60 months      29,172

     Rent expense relating to these leases totaled $54,847 during 1996.

     Future minimum lease commitments are summarized as follows:

     Year ending December 31,                            Amount
     ------------------------                         -----------

             1997                                     $    56,256
             1998                                          56,256
             1999                                          41,416
             2000                                          21,841
             2001                                           1,409
                                                      -----------

            Total                                     $   177,178
                                                      ===========

NOTE 11 - ESTIMATED CONTINGENT LOSSES

     The Company is contingently liable for finance and certain other chargebacks due to repossessions and early payoffs of notes on vehicles financed for customers, substantially all of whom are local residents. The Company has estimated losses based on loss experience and outstanding contingencies.

NOTE 12 - CAPITAL STOCK

     At December 31, 1996 capital stock was comprised of the following:

                                                                    Shares
                                                   Shares         Issued and           Par          Total
     Corporate Name                               Authorized      Outstanding         Value        Capital
     --------------                               ----------      -----------         -----       ---------

     John Lance Ford, Inc.                           20,000          10,000           No Par      $  10,000

     MLF Insurance Agency, Inc.                       1,000           1,000           No Par            500
                                                                                                  ---------

         Total                                                                                    $  10,500
                                                                                                  =========

NOTE 13 - SUBSEQUENT EVENTS

     An agreement in principle was reached with Republic Industries, Inc. on April 25, 1997 for the acquisition of John Lance Companies in a transaction treated as a purchase in conformity with generally accepted accounting principles. The transaction has not been completed as of the date of the auditors' report.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


     REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, ED MULLINAX, INC., GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP, AAA DISPOSAL SERVICE, INC.,
       YORK WASTE DISPOSAL, INC., SHAD MANAGEMENT COMPANY, BANKSTON
                    AUTOMOTIVE GROUP AND JOHN LANCE COMPANY

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries (the "Company") which include the results of operations of Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown") and Bledsoe Dodge, Inc. ("Bledsoe") which the Company acquired in May 1997. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's supplemental consolidated financial statements have been retroactively adjusted as if the Company and Flemington, Spirit, Chesrown and Bledsoe had operated as one entity since inception. The supplemental consolidated financial statements also include the results of operations of National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina") which the Company acquired in February 1997 and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's historical consolidated financial statements have been restated as if the Company, National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Balance Sheet presents the pro forma financial position of the Company as of March 31, 1997 as if the acquisitions of Shad Management Company ("Shad") and Bankston Automotive Group ("Bankston"), which were acquired in May 1997, and the John Lance Company ("Lance"), which was acquired in June 1997, had been consummated as of March 31, 1997.

     The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the three months ended March 31, 1997 and for the year ended December 31, 1996 present the pro forma results of operations of the Company as if the acquisitions of Shad, Bankston and Lance, as well as the acquisitions of AutoNation Incorporated ("AutoNation"), Ed Mullinax, Inc. and subsidiaries ("Mullinax") and Grubb Automotive ("Grubb"), which were acquired in January 1997, and Kendall Automotive Group ("Kendall"), AAA Disposal Service, Inc. ("AAA") and York Waste Disposal, Inc. ("York"), which were acquired in February 1997, had been consummated as of January 1, 1996. The pro forma statement of operations for the year ended December 31, 1996 also contains pro forma adjustments related to certain equity transactions in 1996 and 1997 which resulted in net proceeds to the Company of approximately $1.1 billion (the "Equity Transactions").

     The unaudited pro forma income per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income per common and common equivalent share, the Company utilizes the treasury stock method. Primary income per share is not presented as it does not significantly differ from fully diluted income per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical consolidated or combined financial statements and notes thereto of the Company, Flemington, Spirit, Chesrown, Bledsoe, AutoNation, Mullinax, Grubb, Kendall, AAA, York, Shad, Bankston and Lance. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisitions of AutoNation, Mullinax, Grubb, Kendall, York, Shad, Bankston and Lance have been accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect the Company's preliminary allocations of the purchase prices of such acquisitions which will be subject to further adjustments as the Company finalizes the allocations of the purchase prices in accordance with generally accepted accounting principles. The acquisition of AAA has been accounted for under the pooling of interests method of accounting and, accordingly, has been included in the Company's historical results of operations for the three months ended March 31, 1997. Such acquisition was not material and consequently prior period financial statements have not been restated and pro forma statements of operations for 1995 and 1994 have not been included herein. The unaudited condensed consolidated pro forma results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

                           REPUBLIC INDUSTRIES, INC.
             SHAD MANAGEMENT COMPANY, BANKSTON AUTOMOTIVE GROUP AND
                               JOHN LANCE COMPANY

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1997
                                 (In millions)

                                                  SUPPLEMENTAL
                                                    REPUBLIC           SHAD         BANKSTON          LANCE          COMBINED
                                                 -------------         ----         --------        ----------       --------
            ASSETS
Current assets:
  Cash and cash equivalents                        $  222.7            $ 1.7         $ 2.9          $    .5          $  227.8
  Receivables, net                                    543.5              5.2          12.1              1.3             562.1
  Inventory                                           607.4             10.5          30.3              4.6             652.8
  Revenue earning vehicles, net                     4,018.2               --            --               --           4,018.2
  Other current assets                                526.5               .7            .2               --             527.4
                                                   --------            -----         -----          -------          --------
        Total current assets                        5,918.3             18.1          45.5              6.4           5,988.3

  Property and equipment, net                       1,542.5              8.0          21.7              2.5           1,574.7
  Intangible assets                                   736.7               --            --               --             736.7
  Investment in subscribers                           108.6               --            --               --             108.6
  Other assets                                         30.9              1.4           5.6               .1              38.0
                                                   --------            -----         -----          -------          --------
                                                   $8,337.0            $27.5         $72.8          $   9.0          $8,446.3
                                                   ========            =====         =====          =======          ========
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                       $  811.5            $ 2.3         $ 7.6          $    .7          $  822.1
  Current portion of long-term
    debt and notes payable                          3,520.8             17.5          42.9              1.9           3,583.1

  Other current liabilities                            81.3               --            --               --              81.3
                                                   --------            -----         -----          -------          --------
        Total current liabilities                   4,413.6             19.8          50.5              2.6           4,486.5

  Long-term debt, net of current
    maturities                                      1,204.4              6.4          28.2               .1           1,239.1
  Other liabilities                                   231.0               .4            .3               --             231.7
                                                   --------            -----         -----          -------          --------
        Total liabilities                           5,849.0             26.6          79.0              2.7           5,957.3
                                                   --------            -----         -----          -------          --------
Shareholders' equity:
  Common stock                                          3.6               --            --               --               3.6

  Additional paid-in capital                        2,412.4               .4            .8               .2           2,413.8

  Unrealized gain on marketable securities             43.7               --            --               --              43.7
  Retained earnings                                    28.3               .5          (7.0)             6.1              27.9
                                                   --------            -----         -----          -------          --------
        Total shareholders' equity                  2,488.0               .9          (6.2)             6.3           2,489.0
                                                   --------            -----         -----          -------          --------
                                                   $8,337.0            $27.5         $72.8          $   9.0          $8,446.3
                                                   ========            =====         =====          =======          ========
                                                              PRO FORMA
                                                             ADJUSTMENTS
                                                  ---------------------------------
                                                      DR.                 CR.                 PRO FORMA
                                                  ---------           -------------         -------------
            ASSETS
Current assets:
  Cash and cash equivalents                                                                   $  227.8
  Receivables, net                                                                               562.1
  Inventory                                       $    20.2(a)                                   673.0
  Revenue earning vehicles, net                                                                4,018.2
  Other current assets                                                                           527.4
                                                  ---------            --------               --------
        Total current assets                           20.2                                    6,008.5

  Property and equipment, net                                                                  1,574.7
  Intangible assets                                    35.2(b)                                   771.9
  Investment in subscribers                                                                      108.6
  Other assets                                                                                    38.0
                                                  ---------            --------               --------
                                                  $    55.4                                   $8,501.7
                                                  =========            ========               ========
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                                                                  $  822.1
  Current portion of long-term
    debt and notes payable                                                                     3,583.1

  Other current liabilities                                                                       81.3
                                                                                              --------
        Total current liabilities                                                              4,486.5

  Long-term debt, net of current
    maturities                                                                                 1,239.1
  Other liabilities                                                                              231.7
                                                                                              --------

        Total liabilities                                                                      5,957.3

Shareholders' equity:
  Common stock                                                                                     3.6

  Additional paid-in capital                       $    1.4(c)       $   56.4(d)               2,468.8

  Unrealized gain on marketable securities                                                        43.7

  Retained earnings                                                        .4(c)                  28.3
                                                   --------          --------                 --------
                                                        1.4              56.8                  2,544.4
                                                   --------          --------                 --------
        Total shareholders' equity                 $    1.4          $   56.8                 $8,501.7
                                                   ========          ========                 ========

        The accompanying notes are an integral part of these statements.

                          REPUBLIC INDUSTRIES, INC.,
                   AUTONATION INCORPORATED, GRUBB AUTOMOTIVE,
            KENDALL AUTOMOTIVE GROUP, YORK WASTE DISPOSAL, INC.,
          SHAD MANAGEMENT COMPANY, BANKSTON AUTOMOTIVE GROUP AND
                               JOHN LANCE COMPANY

      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                      (In millions, except per share data)



                            SUPPLEMENTAL
                              REPUBLIC     AUTONATION(1)    GRUBB(2)    KENDALL(2)   YORK(2)   SHAD   BANKSTON   LANCE   COMBINED
                             ---------     ----------      --------    ---------     -------   ----   --------   -----   --------
Revenue                     $  1,717.1      $ 14.2         $ 42.0       $ 69.6       $  6.9    $34.4   $68.0     $19.1   $1,971.3
Expenses:
  Cost of operations           1,419.8        15.1           37.8         63.1          5.2     30.4    59.3      16.5    1,647.2
  Selling, general and
    administrative               251.6         8.9            3.8          5.4           .9      3.7     7.6       1.8      283.7
Other (income) expense:
  Interest and other income       (9.7)         --            (.2)         (.2)         (.1)     (.1)    (.3)      (.1)     (10.7)
  Interest expense                 4.9         1.1             --           .3           .1       --      .2        --        6.6
                            ----------      ------         ------       ------       ------    -----   -----     -----   --------
                               1,666.6        25.1           41.4         68.6          6.1     34.0    66.8      18.2    1,926.8
                            ----------      ------         ------       ------       ------    -----   -----     -----   --------

Income before income taxes        50.5       (10.9)            .6          1.0           .8       .4     1.2        .9       44.5
Provision for income taxes        18.6          --             --           --           --       --      --        --       18.6
                            ----------      ------         ------       ------       ------    -----   -----     -----   --------
Net income                  $     31.9      $(10.9)        $   .6       $  1.0       $   .8    $  .4   $ 1.2     $  .9   $   25.9
                            ==========      ======         ======       ======       ======    =====   =====     =====   ========
Fully-diluted:
  Income per share          $      .08
                            ==========
  Weighted average shares
    outstanding                  383.4        17.5            4.0          1.2          1.1       .5     1.4        .8      409.9
                            ==========      ======         ======       ======       ======    =====   =====     =====    =======


                                           PRO FORMA
                                           ADJUSTMENTS
                                    -------------------------

                                        DR.            CR.               PRO FORMA
                                    ----------     ----------           ------------
Revenue                                                                  $ 1,971.3
Expenses:
  Cost of operations                $  1.1(f)                              1,648.3
  Selling, general and
    administrative                                                           283.7
Other (income) expense:
  Interest and other income            1.1(e)                                 (9.6)
  Interest expense                                 $  1.1(e)                   5.5
                                    ------         ------                ---------
                                       2.2            1.1                  1,927.9
                                    ------         ------                ---------

Income before income taxes             2.2            1.1                     43.4
Provision for income taxes                            2.6(h)                  16.0
                                    ------         ------                ---------
Net income                          $  2.2         $  3.7                $    27.4
                                    ======         ======                =========

Fully-diluted:
  Income per share                                                       $     .07
                                                                         =========
  Weighted average shares
    outstanding                      (19.1)(i)                               390.8
                                    ======                               =========

---------------------

(1) Represents the pre-acquisition results of operations for the month of January 1997.

(2) Represents the pre-acquisition results of operations for the months of January and
    February 1997.

        The accompanying notes are an integral part of these statements.

                          REPUBLIC INDUSTRIES, INC.,
                  AUTONATION INCORPORATED, ED MULLINAX, INC.,
                 GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP,
             AAA DISPOSAL SERVICE, INC., YORK WASTE DISPOSAL, INC., SHAD MANAGEMENT COMPANY, BANKSTON AUTOMOTIVE GROUP AND
                               JOHN LANCE COMPANY

      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (In millions, except per share data)



                            SUPPLEMENTAL
                              REPUBLIC   AUTONATION   MULLINAX   GRUBB   KENDALL   AAA    YORK   SHAD  BANKSTON(1) LANCE   COMBINED
                             ---------   ----------   --------   ------  -------  -----  -----   ----- --------    -----   --------
Revenue                       $5,644.1     $ 31.5      $659.0    $440.0  $405.8   $32.4  $39.3   $92.4  $ 285.7    $65.7   $7,695.9
Expenses:
  Cost of operations           4,643.2       42.8       589.8     384.8   367.1    23.7   31.8    82.8    247.2     56.0    6,469.2
  Selling, general and
    administrative               892.8       38.5        54.5      46.9    34.3     5.1    4.6     9.4     32.7      7.8    1,126.6
  Restructuring and merger
    expenses                      38.3        --          --        --      --      --     --       --       --       --       38.3
Other (income) expense:
  Interest and other income      (35.3)       --          --       (2.0)    (.7)    (.2)   (.3)    (.2)      --      (.1)     (38.8)
  Interest expense                49.3        5.6          .9       4.3     1.3      .5     .7      --      2.5       --       65.1
                              --------     ------      ------    ------  ------   -----  -----   -----  -------    -----   --------
                               5,588.3       86.9       645.2     434.0   402.0    29.1   36.8    92.0    282.4     63.7    7,660.4
                              --------     ------      ------    ------  ------   -----  -----   -----  -------    -----   --------
Income before
  income taxes and
  extraordinary charge            55.8      (55.4)       13.8       6.0     3.8     3.3    2.5      .4      3.3      2.0       35.5
Provision for income taxes        53.7         --          --        --      --      --     --      .4       .1       --       54.2
                              --------     ------      ------    ------  ------   -----  -----   -----  -------    -----   --------
Income before
  extraordinary charge        $    2.1     $(55.4)     $ 13.8    $  6.0  $  3.8   $ 3.3  $ 2.5   $  --  $   3.2    $ 2.0   $  (18.7)
                              ========     ======      ======    ======  ======   =====  =====   =====  =======    =====   ========
Fully-diluted:
  Income per share before
   extraordinary charge       $   0.01
                              ========
  Weighted average shares
    outstanding                  323.4       17.5         3.6       4.0     1.2     2.9    1.1      .5      1.4       .8      356.4
                              ========     ======      ======    ======  ======   =====  =====   =====   ======    =====    =======


                                           PRO FORMA
                                           ADJUSTMENTS
                                    -------------------------

                                        DR.            CR.               PRO FORMA
                                    ----------     ----------           -----------
Revenue                                                                   $7,695.9
Expenses:
  Cost of operations                $ 11.3(f)       $  1.4(a)              6,434.4
                                                      44.7(g)

  Selling, general and
    administrative                                                         1,126.6
  Restructuring and merger
    expenses                                                                  38.3
Other (income) expense:
  Interest and other income            5.6(e)                                (33.2)
  Interest expense                                    59.5(g)
                                                       5.6(e)                   --
                                    ------          ------                --------
                                      16.9           111.2                 7,566.1
                                    ------          ------                --------

Income before
  income taxes and
  extraordinary charge                16.9           111.2                   129.8

Provision for income taxes            27.4(h)                                 81.6
                                    ------          ------                --------
Income before
  extraordinary charge              $ 44.3          $111.2                $   48.2
                                    ======          ======                ========

Fully-diluted:
  Income per share
   before extraordinary charge                                            $    .12
                                                                          ========
  Weighted average shares
    outstanding                       29.9(i)                                386.3
                                    ======                                ========

------------------
(1) Represents the fiscal year ended March 31, 1997.



        The accompanying notes are an integral part of these statements.

               REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
         ED MULLINAX, INC., GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP,
AAA DISPOSAL SERVICE, INC., YORK WASTE DISPOSAL, INC., SHAD MANAGEMENT COMPANY,
                BANKSTON AUTOMOTIVE GROUP AND JOHN LANCE COMPANY

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents an entry to conform the inventory accounting policies of acquired companies from LIFO to the specific identification method.
(b) Represents an entry to record intangible assets resulting from the preliminary allocations of the purchase prices for the acquisitions of Shad, Bankston and Lance as follows (in millions):

        Shares of Republic Common Stock to be issued...............     2.7
        Value of Republic Common Stock consideration...............  $ 56.4
        Historical net assets......................................    (1.0)
        Write-up of inventory to fair value........................   (20.2)
                                                                     ------
        Allocation to intangible assets............................  $ 35.2
                                                                     ======

(c) Represents an entry to eliminate the historical equity balances of Shad, Bankston and Lance.
(d) Represents the recording of equity resulting from the Company's issuance of Common Stock to effect the acquisitions of Shad, Bankston and Lance.
(e) Represents an entry to eliminate interest on advances from the Company to AutoNation.
(f) Represents an adjustment to record amortization, on a straight-line basis, of the intangible assets resulting from the preliminary purchase price allocations of AutoNation, Mullinax (1996 only), Grubb, Kendall, York, Shad, Bankston and Lance. Intangible assets resulting from these purchases are being amortized over a 40 year life which approximates the estimated useful life.
(g) Represents the assumed interest savings on the payoff of a portion of the existing indebtedness outstanding as of January 1, 1996 of the combined entity with the proceeds from the 1996 and 1997 Equity Transactions which are also assumed to have occurred as of January 1, 1996.
(h) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax income (loss) of AutoNation, Mullinax, Grubb, Kendall, York, AAA, Shad, Bankston and Lance and all pro forma adjustments as described above.
(i) Includes the weighted average effect of shares issued in the acquisitions and/or the 1996 and 1997 Equity Transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (RESTATED)

        The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Republic Industries, Inc. (the "Company") which are included elsewhere herein. The historical financial statements of the Company include the financial position and results of operations of National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina"), which the Company acquired in February 1997 and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions have been accounted for under the pooling of interests method of accounting, and accordingly, these historical financial statements have been restated as if the companies had operated as one entity since inception. All references to historical share and per share data of the Company's common stock, par value $.01 per share ("Common Stock"), have been retroactively adjusted to reflect the two-for-one stock split that occurred in June 1996, which is more fully described in Note 6, Shareholders' Equity, of Notes to Consolidated Financial Statements.

BUSINESS COMBINATIONS

        The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

PENDING ACQUISITIONS

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company will issue Common Stock valued at approximately $45.0 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In April 1997, the Company signed a definitive agreement to acquire De La Cruz Auto Group ("De La Cruz"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In March 1997, the Company signed a definitive agreement to acquire Tempe Toyota and related entities ("Tempe"), which operate one franchised automotive dealership and two used automotive dealerships. The Company will issue Common Stock valued at approximately $48.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $129.8 million in such transactions which will be accounted for under the purchase method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals.

COMPLETED ACQUISITIONS

     Significant businesses acquired through March 31, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1996 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition.

     In May 1997, the Company acquired Flemington Car and Truck Country and certain related dealerships ("Flemington"), which own and operate twelve franchised automotive dealerships. The Company issued approximately 2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit Rent-A-Car, Inc. ("Spirit"), which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown Automotive Group ("Chesrown"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe Dodge, Inc. ("Bledsoe"), which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retail, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 3.0 million shares of Common Stock and paid approximately $40.4 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 8.9 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operated used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this acquisition which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired The Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

Termination of ADT Agreement

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT Limited, a Bermuda Corporation ("ADT"), which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant ("the ADT Warrant") to purchase
15.0 million common shares of ADT at a purchase price of $20 per share (which approximated fair market value). In March 1997, the Company exercised the ADT Warrant resulting in the purchase of 15.0 million common shares of ADT at $20 per share. In May 1997, the Company sold the ADT common shares to certain institutional investors for $27.50 per share resulting in a gain of approximately $100.0 million, net of fees and expenses.

BUSINESS SEGMENT INFORMATION

     The following table sets forth revenue with percentages of total revenue, and sets forth cost of operations, selling, general and administrative expenses, restructuring and merger expenses and operating income (loss) with percentages of the applicable segment revenue, for each of the Company's various business segments for the years ended December 31 (in millions):

                                              1996        %        1995        %        1994        %
                                            --------    -----    --------    -----    --------    -----
Revenue:
  Automotive rental......................   $2,567.1      54     $1,886.4      56     $1,222.3      50
  Automotive retail......................    1,410.5      29      1,000.3      30        858.3      35
  Solid waste services...................      701.2      15        450.4      13        317.9      13
  Electronic security services...........       85.3       2         49.8       1         41.9       2
                                            --------             --------             --------
                                             4,764.1              3,386.9              2,440.4

Cost of Operations:
  Automotive rental......................    2,061.4      80      1,517.0      80        910.3      74
  Automotive retail......................    1,269.9      90        872.3      87        743.7      87
  Solid waste services...................      512.4      73        307.5      68        213.6      67
  Electronic security services...........       37.3      44         20.6      41         20.6      49
                                            --------             --------             --------
                                             3,881.0              2,717.4              1,888.2
                                            --------             --------             --------

Selling, General and Administrative:
  Automotive rental......................      512.9      20        388.7      21        281.8      23
  Automotive retail......................      136.7      10        112.7      11        102.2      12
  Solid waste services...................       86.3      12         76.5      17         61.6      19
  Electronic security services...........       33.5      39         20.6      41         18.9      45
  Corporate..............................       25.8      --          4.3      --          2.9      --
                                            --------             --------             --------
                                               795.2                602.8                467.4
                                            --------             --------             --------

Restructuring and Merger Expenses:
  Automotive rental......................       23.5       1          --       --          --       --
  Solid waste services...................        8.8       1          3.3       1          --       --
  Corporate..............................        6.0      --          --       --          --       --
                                            --------             --------             --------
                                                38.3                  3.3                  --
                                            --------             --------             --------

Operating Income (Loss):
  Automotive rental......................      (30.7)     (1)       (19.3)     (1)        30.2       2
  Automotive retail......................        3.9      --         15.3       2         12.4       1
  Solid waste services...................       93.7      13         63.1      14         42.7      13
  Electronic security services...........       14.5      17          8.6      17          2.4       6
  Corporate..............................      (31.8)     --         (4.3)     --         (2.9)     --
                                            --------             --------             --------
                                            $   49.6             $   63.4             $   84.8
                                            ========             ========             ========

CONSOLIDATED RESULTS OF OPERATIONS

     The Company's consolidated revenue increased 41% to $4.8 billion for the year ended December 31, 1996 and 39% to $3.4 billion for the year ended December 31, 1995 due to growth in all four of the Company's business segments. Consolidated operating income was $49.6 million, $63.4 million and $84.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net income
(loss) was $(32.6) million, $(.4) million and $35.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net income (loss) per common and common equivalent share was $(.12), $-- and $.23 for the years ended December 31, 1996, 1995 and 1994, respectively. The year ended December 31, 1996 was impacted by one-time pre-tax charges of approximately $95.5 million and an extraordinary charge of approximately $31.6 million, both of which are more fully discussed below. Excluding these charges, operating results of the Company's automotive rental segment for the year ended December 31, 1996 improved significantly over 1995. Operating results of the Company's automotive retail operations during the year ended December 31, 1996 were negatively impacted by start-up costs associated with the Company's used vehicle megastore operations related to the CarChoice acquisition. The Company's solid waste services and electronic security services segments experienced significant improvement over 1995. The operating results for each of the Company's various business segments are discussed below.

  Restructuring, Merger and Other Non-Recurring Expenses

     During the year ended December 31, 1996, the Company took one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington and Continental. Approximately $38.3 million of such expenses appear as restructuring and merger expenses on the Company's Consolidated Statement of Operations for the year ended December 31, 1996 with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

  Extraordinary Charge

     During the year ended December 31, 1996, in connection with refinancing Alamo's debt at substantially lower interest rates, the Company took an extraordinary charge of approximately $31.6 million, net of income taxes. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other related fees. See Note 4, Long-Term Debt and Notes Payable, of Notes to Consolidated Financial Statements for further discussion of this charge.

  Discontinued Operations

     During the year ended December 31, 1995, the Company disposed of its mining and citrus operations and spun-off its hazardous waste services segment resulting in a loss from discontinued operations of approximately $25.1 million, net of income taxes. Operating results have been reclassified in the Consolidated Financial Statements from the historical classification in order to properly identify them as discontinued operations. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, for further discussion of these transactions.

AUTOMOTIVE RENTAL

     Revenue from the Company's automotive rental operations consists primarily of rental fees and sales of related rental products from the leisure and business travel segments. Rental revenue for the year ended December 31, 1996 increased 36% to $2.6 billion from $1.9 billion in 1995, while 1995 revenue increased 54% from $1.2 billion in 1994. These increases are primarily a result of National's acquisition of Old National in July 1995 which was accounted for under the purchase method of accounting.

     Operating income (loss) from the Company's automotive rental operations has fluctuated during the three years ended December 31, 1996, 1995 and 1994 due to restructuring, merger and other non-recurring expenses and the level of vehicle rental operating expenses as discussed below. Operating income (loss) was $(30.7) million for the year ended December 31, 1996 as compared to $(19.3) million in 1995 and income of $30.2 million in 1994. Approximately $75.7 million of the Company's 1996 restructuring, merger and other non-recurring expenses relate to the operations of Alamo as discussed above. Without these charges, operating income from the Company's automotive rental business would have been approximately $45.0 million in 1996.

     Automotive rental operating expenses consist primarily of vehicle depreciation, interest and lease expenses and other direct operating expenses including personnel, insurance, fleet maintenance and rental location occupancy costs. Automotive rental operating expenses were $2.1 billion, $1.5 billion and $910.3 million or, as percentages of automotive rental revenue, 80%, 80% and 74% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are attributed primarily to National's acquisition of Old National as described above. The 1995 increase in such expenses as a percentage of revenue over 1994 was primarily a result of increased vehicle depreciation due to unfavorable changes to manufacturers' repurchase programs and the Company's decision to accelerate the removal of certain higher cost vehicles from its fleet. Additionally, vehicle lease costs and interest costs increased as percentages of revenue due to an increase in the number of vehicles under lease and an increase in market interest rates, respectively.

     Selling, general and administrative expenses related to the Company's automotive rental operations consist primarily of administrative personnel, marketing costs and agent and tour operator commissions. Such expenses were $512.9 million, $388.7 million and $281.8 million or, as percentages of automotive rental revenue, 20%, 21% and 23% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are primarily due to National's acquisition of Old National as described above. The decreases in such expenses as percentages of revenue are primarily due to implementation of a cost reduction plan in late 1995 which included downsizing certain administrative functions and reductions in advertising expenses.

AUTOMOTIVE RETAIL

     Revenue from the Company's automotive retail operations consists of sales of new and used vehicles, parts and service. Automotive retail revenue was $1.4 billion, $1.0 billion and $858.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases are primarily attributed to higher fleet sales, acquisitions of new franchised automotive dealerships and increases in manufacturer pricing. The Company has aggressively expanded its automotive retail business through the acquisition of AutoNation and several new car dealerships during 1997 and currently plans to continue this expansion for the remainder of 1997 and beyond. In this regard, the Company has established framework agreements with each of Ford Motor Company and General Motors Corporation which will allow the Company to acquire franchised automotive dealerships nationwide.

     Cost of operations of the Company's automotive retail operations was $1.3 billion, $872.3 million and $743.7 million or, as percentages of automotive retail revenue, 90%, 87% and 87% for the years ended December 31, 1996, 1995 and 1994, respectively, and consists primarily of the cost of vehicles sold, including the cost of reconditioning used vehicles, the cost of parts and accessories and interest expense related to vehicle inventory financing. The increases in aggregate dollars are attributed to higher volume of vehicle sales during the periods. The increase in cost of operations as a percentage of revenue in 1996 is primarily due to a higher mix of fleet sales which generate lower margins than retail sales and 1996 start-up costs associated with the initial development of the Company's used vehicle megastore operations.

     Selling, general and administrative expenses consist primarily of sales salaries and commissions, marketing expense and office salaries. Such expenses were $136.7 million, $112.7 million and $102.2 million or, as percentages of automotive retail revenue, 10%, 11% and 12% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars primarily reflect the Company's expanded operations through the acquisition of new franchised automotive dealerships as well as 1996 start-up costs associated with the initial development of the Company's used vehicle megastore operations. The decreases in such expenses as percentages of revenue are primarily due to increased fleet sales as described above which generate minimal incremental administrative costs. As the Company opens AutoNation stores and reconditioning centers during 1997 and beyond, such operations will incur fixed operating and administrative costs immediately while revenue volume will tend to grow more gradually. Consequently, the Company anticipates it will take approximately nine months for an average AutoNation store to generate operating income.

SOLID WASTE SERVICES

     Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Solid waste revenue was $701.2 million, $450.4 million and $317.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases in revenue are a result of acquisitions as well as the expansion of the Company's existing business.

     Cost of solid waste services includes disposal, labor and equipment operating costs related to waste collection operations and the cost of operating the Company's landfills which consist of daily operating expenses, legal and administrative costs of ongoing environmental compliance and site closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of solid waste services was $512.4 million, $307.5 million and $213.6 million or, as percentages of solid waste revenue, 73%, 68% and 67% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars are a result of the expansion of the Company's solid waste services operations through acquisition and internal growth. The 1996 increase in cost of solid waste services as a percentage of solid waste revenue is primarily a result of certain of the Company's acquired collection companies which had higher levels of operating costs than the Company's historical operations. The Company also incurred various operating costs in 1996 related to its plan to realign certain collection routes in an effort to make its collection process more efficient. Also, the Company incurred various costs related to upgrading several of its landfills during 1996.

     Selling, general and administrative expenses related to the Company's solid waste services operations consist primarily of office salaries, supervisor salaries and office expenses. Such expenses were $86.3 million, $76.5 million and $61.6 million or, as percentages of solid waste revenue, 12%, 17% and 19% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in aggregate dollars from year to year primarily reflects the growth of the Company's business through acquisitions. The decreases in selling, general and administrative expenses as percentages of revenue in each of the years are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenue.

ELECTRONIC SECURITY SERVICES

     Revenue from the Company's electronic security services operations results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Electronic security revenue was $85.3 million, $49.8 million and $41.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases in revenue are principally a result of the installation of new monitoring systems and acquisitions of subscriber accounts during the periods.

     Cost of electronic security services primarily consists of the labor and equipment associated with the sale, installation and monitoring of security systems. Cost of electronic security services was $37.3 million, $20.6 million and $20.6 million or, as percentages of electronic security revenue, 44%, 41% and 49% for the years ended December 31, 1996, 1995 and 1994, respectively. The 1996 increase in aggregate dollars from 1995 is a result of the installation of new monitoring systems and acquisitions of subscriber accounts. The 1996 increase in cost of electronic security services as a percentage of electronic security revenue is primarily a result of the Company's expansion in 1996 through the opening of additional branch offices which have not yet reached the revenue volume of a mature branch office, yet have attained a full level of operating costs and expenses. The 1995 decrease from 1994 in cost of electronic security services as a percentage of electronic security revenue is primarily a result of 1995 acquisitions of monitoring accounts which were integrated into the Company's existing operations with the addition of substantially no incremental cost of operations.

     Selling, general and administrative expenses related to the Company's electronic security services operations consist primarily of office salaries, office expenses and marketing expenses. Such expenses were $33.5 million, $20.6 million and $18.9 million or, as percentages of electronic security revenue, 39%, 41% and 45% for the years ended December 31, 1996, 1995, and 1994, respectively. The increases in aggregate dollars primarily reflect the Company's expanded operations through the growth of its existing business. The decreases in selling, general and administrative expenses as percentages of revenue are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenue.

CORPORATE ACTIVITIES

     Corporate selling, general and administrative expenses consist primarily of office salaries for corporate employees, professional and regulatory fees, office expenses and the cost of business travel. Such expenses were $25.8 million, $4.3 million and $2.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. The 1996 increase over 1995 is a result of the growth experienced by the Company during the year.

INTEREST INCOME

     Interest income was $30.8 million, $21.0 million and $6.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in 1996 over 1995 is due to the increase in interest income from proceeds from sales of Common Stock and interest income on advances to AutoNation made during 1996. The increase in 1995 over 1994 is a result of interest income from operating cash flows generated by National subsequent to the acquisition of Old National in July 1995 as described above and increased interest income on proceeds from 1995 sales of Common Stock. For further discussion of the sales of Common Stock, see Note 6, Shareholders' Equity, of Notes to the Consolidated Financial Statements.

INTEREST EXPENSE

     Interest expense was incurred on general corporate debt and the debt assumed in acquisitions. Interest expense was $43.9 million, $33.5 million and $20.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in 1996 over 1995 and 1995 over 1994 are primarily due to higher average outstanding borrowings used to fund the Company's growth and debt assumed in acquisitions. Interest expense related to revenue earning vehicle financing in the Company's automotive rental operations is included in vehicle rental operating expenses and interest expense related to the vehicle inventory financing in the Company's automotive retailing operations is included in cost of vehicle sales.

INCOME TAXES

     The provision for income taxes was $43.0 million, $31.3 million and $29.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. The effective income tax rate was 102%, 56% and 44% for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in the effective income tax rates for 1996 and 1995 are primarily due to the Company providing valuation allowances on certain deferred tax assets of acquired pooled entities, non-deductible acquisition related costs and varying historical effective income tax rates of acquired businesses accounted for under the pooling of interests method of accounting.

ENVIRONMENTAL AND LANDFILL MATTERS

     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Excluding existing accruals at December 31, 1996, approximately $53.7 million of such costs are to be expensed over the remaining lives of these facilities.

     Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated.

     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

FINANCIAL CONDITION

     At December 31, 1996, the Company had $299.5 million in cash and approximately $92.6 million of availability under its $250.0 million revolving credit facility which may be used for general corporate purposes. In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility"). The Company believes that its financial condition is strong and that it has sufficient operating cash flow and other financial resources necessary to meet its anticipated capital requirements and obligations as they come due.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds of this facility were used to acquire 15.0 million shares of ADT as described above. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

     In January 1997, the Company sold approximately 15.8 million shares of Common Stock to certain institutional investors in a private placement transaction resulting in net proceeds of approximately $552.7 million.

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     In connection with the Company's automotive rental operations, the Company, through separate special purpose entities, may issue up to $2.5 billion of commercial paper, the proceeds of which may be used solely to purchase or finance rental fleet vehicles that are subject to manufacturer repurchase programs or to refinance repurchase receivables due from vehicle manufacturers under repurchase programs. The Company has also issued $800.0 million of medium term notes, the proceeds of which were used to finance rental fleet vehicles.
The Company has various other credit facilities to finance its current vehicle rental operations in Europe and other foreign markets. In connection with the development of the AutoNation megastores, AutoNation is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately
$74.6 million at March 31, 1997.

  Working Capital

     Working capital at December 31, 1996 was $1.3 billion as compared to $202.9 million at December 31, 1995. The increase in working capital primarily results from the 1996 refinancing of a portion of the Company's revenue earning vehicle debt with $800.0 million of medium term notes due in 2001. The increase in working capital also results from sales of Common Stock in May and November of 1996 in private placement transactions resulting in net proceeds to the Company of approximately $550.6 million. Such proceeds were used to repay a portion of revenue earning vehicle debt and to make advances to AutoNation pursuant to a loan agreement. The Company believes working capital may decline in 1997 to lower levels as additional capital is used for the continued expansion of the Company's businesses including acquisitions and the development of the AutoNation business.

     Receivables, net at December 31, 1996 were $535.7 million as compared to $428.7 million at December 31, 1995. Receivables consist primarily of amounts due from retail and service customers, travel agents and tour operators and amounts due under vehicle repurchase and incentive programs. The increase is primarily attributed to various business acquisitions and expansion of the Company's existing businesses.

     Revenue earning vehicles, net consist of the Company's vehicle rental fleet, net of accumulated depreciation, and were $3.5 billion at December 31, 1996 as compared to $2.9 billion at December 31, 1995. The increase is primarily a result of increased vehicle purchases in 1996 over 1995 to support additional rental volume. Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months.

     Advances to affiliate of $247.5 million includes advances made to AutoNation and accrued interest thereon pursuant to a loan agreement whereby the Company agreed to provide a line of credit to AutoNation for the development of new and used vehicle megastores.

     Accounts payable and accrued liabilities at December 31, 1996 were $470.7 million as compared to $379.6 million at December 31, 1995. The increase is primarily attributed to various business acquisitions and expansion of the Company's existing businesses.

     Revenue earning vehicle debt consists of the Company's obligations to various financial institutions secured by the Company's vehicle rental fleet. Such debt was $2.7 billion at December 31, 1996 and $3.0 billion at December 31, 1995. The Company expects to continue to fund its purchases of revenue earning vehicles with secured vehicle financings.

  Property and Equipment

     Property and equipment increased $392.2 million during 1996 primarily as a result of various business acquisitions and increased capital expenditures resulting from expansion of the Company's existing businesses.

  Intangible Assets

     Intangible assets increased $120.4 million during 1996 primarily as a result of the acquisition of various businesses accounted for under the purchase method of accounting during the period. See Note 1, Summary of Significant Accounting Policies -- Intangible Assets, of Notes to Consolidated Financial Statements for further discussion of intangible assets.

  Investment in Subscriber Accounts

     Investment in subscriber accounts represents certain capitalized costs associated with the installation of new electronic security systems and the cost of acquired subscriber accounts. Investment in subscriber accounts increased $59.5 million during 1996 primarily as a result of growth in electronic security system installations and acquisitions of subscriber accounts.

  Notes Payable and Long-Term Debt Including Current Maturities

     Notes payable and long-term debt including current maturities increased to $532.1 million at December 31, 1996 from $491.4 million at December 31, 1995. The increase is primarily attributed to borrowings under the Company's $250.0 million revolving credit facility to fund the Company's investing activities.

  Shareholders' Equity

     Shareholders' equity increased $634.2 million during the year ended December 31, 1996 primarily due to the May and November 1996 sales of approximately 9.9 million and 12.1 million shares of Common Stock, respectively, which resulted in aggregate net proceeds of approximately $550.9 million. Also contributing to this increase were 1996 acquisitions of various businesses accounted for under the purchase method of accounting.

CASH FLOWS

     Cash and cash equivalents decreased by $46.1 million during the year ended December 31, 1996 and increased $300.3 million during the year ended December 31, 1995. The major components of these changes are discussed below.

  Cash Provided by Operating Activities

     The Company's net cash flows from operating activities increased by $291.0 million during the year ended December 31, 1996 primarily as a result of various business acquisitions and expansion of the Company's existing businesses.

  Cash Used in Investing Activities

     Capital additions were approximately $1.5 billion, $538.0 million and $793.5 million during the years ended December 31, 1996, 1995 and 1994, respectively, which included the purchases of revenue earning vehicles (net of sales) and property and equipment and the expansion of landfill sites. The decrease in 1995 is primarily a result of the Company's utilization of a greater percentage of leased vehicles in its rental fleet during the year. During 1996, the Company returned to a policy which resulted in a greater percentage of owned vehicles in its fleet. The Company also made capital expenditures of approximately $41.4 million, $16.0 million and $17.5 million during the years ended December 31, 1996, 1995 and 1994, respectively, related to the expansion of its electronic security services business through installations of new monitoring systems and acquisitions of subscriber accounts.

     During the year ended December 31, 1996, Republic advanced $243.4 million to AutoNation under the AutoNation loan agreement as previously discussed.

     During the year ended December 31, 1995, the Company paid approximately $1.3 billion in cash for business acquisitions, principally for National's acquisition of Old National as previously discussed.

     The Company expects capital expenditures to increase substantially during the remainder of 1997 and in the foreseeable future due to the development of the AutoNation business as well as continued internal growth of existing businesses and future acquisitions. The Company intends to finance capital expenditures through cash on hand, revolving credit facilities, lease facilities and other financings.

  Cash Provided by Financing Activities

     Cash flows from financing activities during the years ended December 31, 1996, 1995, and 1994 included revenue earning vehicle financing, commercial bank borrowings, repayments of debt and issuances of Common Stock. In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million. In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million. These financing activities combined with cash provided by operating activities were used to fund capital additions and the expansion of the Company's business during these years.

     In August 1995, the Company issued and sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of approximately $37.5 million. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk, for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million. In September 1995, the Company sold 10.0 million shares of Common Stock in an additional private placement transaction resulting in net proceeds of approximately $99.0 million. In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

SEASONALITY

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first quarter for the Company's automotive rental operations is generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

FORWARD-LOOKING STATEMENTS

     Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the Company's limited history of operations in automotive retailing; the dependence on vehicle manufacturers to approve dealership acquisitions; the possibility of unfavorable changes to the cost or financing of the Company's vehicle rental fleet; the Company's dependence on key personnel; and other factors referenced herein.